Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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:
In re:	:	Chapter 11
:
ENDEAVOUR OPERATING	:
CORPORATION, et al.,[1]	:	Case No. 14–12308 (KJC)
:
Debtors.	:	(Jointly Administered)
:
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PROPOSED DISCLOSURE STATEMENT FOR THE DEBTORS’ JOINT

PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT TO DATE.

WEIL, GOTSHAL & MANGES LLP	RICHARDS, LAYTON & FINGER, P.A.

767 Fifth Avenue	One Rodney Square
New York, New York 10153	920 North King Street
Telephone: (212) 310-8000	Wilmington, Delaware 19801
Facsimile: (212) 310-8007	Telephone: (302) 651-7700
Facsimile: (302) 651-7701

Attorneys for the Debtors

and Debtors in Possession

Dated: November 17, 2014

[1]	The Debtors in these Chapter 11 Cases and the last four digits of each Debtor’s taxpayer identification number are as follows: Endeavour Operating Corporation (6552); Endeavour International Corporation (8389); Endeavour Colorado Corporation (0067); END Management Company (7578); Endeavour Energy New Ventures Inc. (7563); and Endeavour Energy Luxembourg S.à.r.l. (2113). The Debtors’ principal offices are located at 811 Main Street, Suite 2100, Houston, Texas 77002.

TABLE OF CONTENTS

I. INTRODUCTION TO THE DISCLOSURE STATEMENT		1

A.	Purpose of the Disclosure Statement	1

B.	Commencement of the Chapter 11 Cases	2

C.	Restructuring Support Agreement	2

D.	Plan Summary	3

E.	Representations and Disclaimers	6

F.	Summary of Voting Procedures	7

G.	Confirmation Hearing	8

II. OVERVIEW OF THE DEBTORS’ OPERATIONS AND CAPITAL STRUCTURE		9

A.	Introduction	9

B.	Corporate Structure	10

C.	The Debtors’ Operations	11

D.	Prepetition Indebtedness and Capital Structure	14

III. KEY EVENTS LEADING TO THE COMMENCEMENT OF CHAPTER 11 CASES		19

A.	Oil and Gas Exploration and Production Requires Significant Capital	19

B.	Unforeseen Negative Events Impacted the Debtors’ Revenues and Liquidity	20

C.	The Company’s Prepetition Efforts to Delever	22

D.	The Restructuring Support Agreement	24

IV. THE CHAPTER 11 CASES		25

V. THE PLAN		30

A.	Introduction	30

B.	Classification and Treatment of Claims and Interests Under the Bankruptcy Code	30

C.	Treatment of Unclassified Claims	32

D.	Classification of Claims and Interests	33

E.	Treatment of Claims and Interests	35

F.	Summaries of New Securities	39

G.	Means of Implementation	45

H.	Distributions Under the Plan	52

I.	Procedures for Objecting to Disputed Claims and Interests	55

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J.	Executory Contracts and Unexpired Leases	56

K.	Conditions Precedent to the Effective Date	60

L.	Effect of Confirmation	61

M.	Jurisdiction and Governing Law	65

VI. PROJECTIONS AND VALUATION ANALYSIS		67

A.	Assumed Valuation of the Reorganized Debtors	67

B.	Consolidated Projected Financial Statements	68

C.	Liquidation Analysis	68

VII. SECURITIES LAW MATTERS		68

A.	New Notes, New Preferred Stock and New Common Stock	68

B.	Transfer and Securities Laws Restrictions	68

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED		70

A.	Certain Bankruptcy Law Considerations	70

B.	Risks in Connection with the Restructuring Support Agreement	72

C.	Risks Associated with the Debtors’ Business and Industry	72

D.	The Financial Projections are Based on Significant Assumptions	73

E.	Risks Related to an Investment in the New Notes	74

F.	Risks Related to Investment in the New Common Stock and the New Preferred Stock	80

G.	Unforeseen Events	82

IX. VOTING PROCEDURES AND REQUIREMENTS		82

X. CONFIRMATION OF THE PLAN		83

A.	Confirmation Hearing	83

B.	Objections to Confirmation	83

C.	Requirements for Confirmation of the Plan	85

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		88

A.	Alternative Plan	88

B.	Liquidation Under Chapter 7	88

XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		89

A.	Consequences to the Debtors	90

B.	Consequences to Holders of Certain Claims	93

XIII. CONCLUSION AND RECOMMENDATION		105

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EXHIBITS

Exhibit A	The Plan

Exhibit B	Restructuring Support Agreement

Exhibit C	Voting Instructions

Exhibit D	Corporate Structure Chart

Exhibit E	Financial Projections

Exhibit F	Liquidation Analysis

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THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT TO DATE.

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THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 8:00 P.M. EASTERN TIME ON [JANUARY 20], 2015 UNLESS EXTENDED BY ORDER OF THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE.

I. INTRODUCTION TO THE DISCLOSURE STATEMENT

A.	PURPOSE OF THE DISCLOSURE STATEMENT[2]

Endeavour Operating Corporation (“EOC”), its parent, Endeavour International Corporation (“EIC”), and their above-captioned debtor affiliates (collectively, the “Debtors”) submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) in connection with the solicitation (the “Solicitation”) of acceptances of the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”), attached hereto as Exhibit A, filed by the Debtors on November 17, 2014 (D.I. [    ]). This Solicitation is being conducted to obtain sufficient acceptances of the Plan.

On [DATE], 2014, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), pursuant to section 1125 of the Bankruptcy Code, approved this Disclosure Statement as containing adequate information to enable a hypothetical, reasonable investor – typical of the solicited classes of Claims and Interests – to make an informed judgment whether to vote to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION OF THE FAIRNESS OR THE MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

Accompanying this Disclosure Statement is a ballot (the “Ballot”) (and return envelope) for voting to accept or reject the Plan. Holders of claims entitled to vote (collectively, the “Voting Claims”) must return a Ballot to the Debtors’ Solicitation Agent (as hereinafter defined) prior to January 20, 2015 (the “Voting Deadline”) for their Ballot to be counted. See Section IX of this Disclosure Statement for a more detailed description of voting procedures and deadline.

This Disclosure Statement contains important information and holders of Voting Claims are advised and encouraged to read this Disclosure Statement and the attached Plan in their entirety before voting to accept or reject the Plan, including, without limitation, the risk factors set forth in Section VIII of this Disclosure Statement.

The exhibits to this Disclosure Statement are incorporated as if fully set forth herein and are a part of this Disclosure Statement.

[2]	Capitalized terms used in this Disclosure Statement but not defined herein shall have the meaning ascribed to them in the Plan unless otherwise noted.

Documents filed with the United States Securities and Exchange Commission (the “SEC”) may contain additional information regarding the Debtors. Copies of any document filed by EIC with the SEC may be obtained by visiting the SEC’s website at http://www.sec.gov. Each of the following filings by EIC is incorporated as if fully set forth herein and is a part of this Disclosure Statement:

•	Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 17, 2014 (including Form 10-K/A filed with the SEC on March 21, 2014);

•	Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on November 12, 2014;

•	Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 8, 2014;

•	Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 9, 2014; and

•	Forms 8-K filed with the SEC on September 2, 2014, October 1, 2014, October 3, 2014, October 14, 2014, October 21, 2014, October 28, 2014 and November 13, 2014.

Reports filed by EIC with the SEC on or after the date of this Disclosure Statement are also incorporated by reference herein.

In addition to being available on the SEC’s company search website, upon written request by any holder of a Voting Claim to Kurtzman Carson Consultants (“KCC” or the “Solicitation Agent”), the Debtors’ will provide copies of any of the above SEC filings.

B.	COMMENCEMENT OF THE CHAPTER 11 CASES

The Debtors filed voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code on October 10, 2014 (the “Petition Date”). The Debtors’ Chapter 11 Cases are currently pending before the Bankruptcy Court. The Debtors’ Chapter 11 Cases are being jointly administered for administrative purposes.

C.	RESTRUCTURING SUPPORT AGREEMENT

On October 10, 2014, prior to filing the voluntary petitions in these Chapter 11 Cases, the Debtors entered into an agreement (the “Restructuring Support Agreement”) with certain prepetition creditors, including certain of the March 2018 Noteholders, certain of the June 2018 Noteholders, certain of the 5.5% Convertible Noteholders, all of the 6.5% Convertible Noteholders and certain of the 7.5% Convertible Bondholders (all as hereinafter defined, and along with certain additional parties that thereafter signed joinders to the Restructuring Support Agreement, collectively, the “RSA Parties”) to recapitalize and restructure the Debtors, as set forth in the Plan. On November 10, 2014, the Bankruptcy Court approved an order authorizing the Debtors to assume the Restructuring Support Agreement pursuant to sections 105(a) and 365(a) of the Bankruptcy Code. The Restructuring Support Agreement is attached hereto as Exhibit B.

The Plan and Restructuring Support Agreement are supported by creditors throughout the Debtors’ capital structure and represent the culmination of extensive negotiations between the Debtors and the RSA Parties. The RSA Parties, who collectively hold approximately 75.41% of the March 2018 Notes Claims (Class 3), 69.88% of the June 2018 Notes Claims (Class 4), 99.75% of the 7.5% Convertible Bonds Claims (Class 5) and 69.08% of the Convertible Notes Claims (Class 6), have made substantial concessions to come to the Plan terms and have agreed to support and vote in favor of the Plan.

D.	PLAN SUMMARY

The Plan provides for the reduction of approximately $598 million3 of the Debtors’ existing debt, the reduction of approximately 43% of the Debtors annual interest burden, and freeing up of approximately $50 million in annual cash flow that can be used for reinvestment in the Debtors’ business. Among other things, the Plan further provides for (i) the cancellation of all of the Debtors’ existing debt and equity (other than any Claim against a Debtor held by another Debtor or an Affiliate of a Debtor (an “Intercompany Claim”) and any Interests in the Debtors other than EIC (the “Subsidiary Interests”)) and (ii) the issuance of $262.5 million in new notes bearing a 9.75% interest rate (the “New Notes”), new Series A convertible preferred stock (the “New Preferred Stock”) and new shares of common stock (the “New Common Stock”).

Pursuant to the Plan, the Voting Claims include all Allowed Claims that have been placed in Classes 3 through 7. The New Notes, New Preferred Stock and New Common Stock are being issued in full and final satisfaction of the Allowed Claims of the 2018 Noteholders (Classes 3 and 4), the 7.5% Convertible Bondholders (Class 5) and the Convertible Noteholders (Class 6) on the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan (the “Effective Date”). The Plan provides that holders of Allowed General Unsecured Claims of a value greater than $10,000 (Class 7 - General Unsecured Claims) will receive a distribution of Cash equal to [15.0%] of the value of their Allowed Claim, in full and final satisfaction of such Claims on the Effective Date. Pursuant to section 1122(b) of the Bankruptcy Code, holders of Allowed General Unsecured Claims in the amount of $10,000 or less (Class 8 – Convenience Class Claims) will receive a distribution of Cash equal to 100% of the value of their Allowed Claim, in full and final satisfaction of such Claims on the Effective Date.

None of the indebtedness or other obligations of the Debtors’ non-debtor affiliates (collectively, the “Non-Debtor Affiliates”)—other than certain permitted reductions of, and other changes to, the intercompany note owed by Endeavour Energy UK Limited, an English/Welsh corporation (“EEUK”) to EOC—will be affected by the restructuring, including the $440 million in principal, plus interest and any other amounts outstanding, under the Restated EEUK Term Loan (as defined herein) entered into by EIC, certain of the Debtors’ Non-Debtor Affiliates, the

[3]	Assumes debt balances through 10/10/14, and includes accrued interest through an assumed transaction date of 3/31/15 for the March 2018 Notes and through the Petition Date for all other debt balances.

lenders party thereto (collectively, the “EEUK Term Loan Lenders”) and Credit Suisse AG, Cayman Island Branch (“Credit Suisse”) as administrative and collateral agent, dated September 30, 2014.

The following table summarizes the treatment and estimated recovery for creditors and interest holders under the Plan. The classification of claims and interests described below will apply separately to each of the Debtors. For additional information, please refer to the discussion in Section V of this Disclosure Statement and the Plan itself:

Class	Description	Entitled to Vote	Estimated Recovery	Pro Rata Form of Distribution

1	Priority Non-Tax Claims	No– Deemed to Accept	100%	•	Cash

2	Other Secured Claims	No– Deemed to Accept	100%	• • •	Cash Reinstatement or Such other recovery necessary to satisfy the Bankruptcy Code

3	March 2018 Notes Claims	Yes	See § VI.A [4]	•	$262.5 million of New Notes due 2020 and
				•	82.57% of New Preferred Stock ($196.1 million liquidation preference), convertible into 66.30% of New Common Stock

4	June 2018 Notes Claims	Yes	See § VI.A [4]	•	17.43% of New Preferred Stock ($41.4 million liquidation preference), convertible into 14.00% of New Common Stock and
				•	2.74% of New Common Stock

5	7.5% Convertible Bonds Claims	Yes	See § VI.A [4]	•	8.72% of New Common Stock

6	Convertible Notes Claims	Yes	See § VI.A [4]	•	8.24% of New Common Stock

7	General Unsecured Claims	Yes	[15%]	•	Cash equal to 15% of amount of Allowed General Unsecured Claim

8	Convenience Class Claims	No – Deemed to Accept	100%	•	Cash

9	Series C Preferred Interests in EIC	No – Deemed to Reject	0%	•	No recovery

10	Series B Preferred Interests in EIC	No – Deemed to Reject	0%	•	No recovery

11	Interests in EIC	No – Deemed to Reject	0%	•	No recovery

[4]	As described in greater detail in Section V.E of this Disclosure Statement, the Plan contemplates distribution of fixed percentages of New Preferred Stock and/or New Common Stock on the Effective Date to each of the holders of Allowed Claims in Classes 3 through 6. Over the course of the negotiations that resulted in the Restructuring Support Agreement, the RSA Parties and the Debtors did not reach a consensus regarding a projected post-Effective Date total enterprise value of the Reorganized Debtors and their Non-Debtor Affiliates (the “Reorganized Company TEV”), and the Debtors understand that particular creditor groups determined to support the Restructuring Support Agreement based upon their own views of the Reorganized Company TEV. As discussed in Section V.G.3 of this Disclosure Statement, the Debtors submit that the allocation of distributions to creditors under the Plan (i) represents a good faith compromise of all Claims and controversies relating to the Reorganized Company TEV, the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made on account of such Allowed Claim and (ii) satisfies the requirements of section 1129 of the Bankruptcy Code.

E.	REPRESENTATIONS AND DISCLAIMERS

THIS SOLICITATION IS MADE ONLY TO HOLDERS OF CLAIMS AND INTERESTS FOR THE LIMITED PURPOSE OF SEEKING APPROVAL OF THE PLAN OF REORGANIZATION DESCRIBED HEREIN. THIS DISCLOSURE STATEMENT WAS PREPARED SOLELY IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN BY THE HOLDERS OF THE VOTING CLAIMS. THE INFORMATION CONTAINED HEREIN IS NOT INTENDED TO BE USED OR RELIED ON BY ANY OTHER PERSON OR USED FOR ANY PURPOSE OTHER THAN THE CONSIDERATION OF THE PLAN BY HOLDERS OF VOTING CLAIMS.

HOLDERS OF VOTING CLAIMS SHOULD NOT CONSTRUE THE CONTENTS OF THE DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE AND SHOULD CONSULT WITH THEIR OWN ADVISORS BEFORE CASTING A VOTE WITH RESPECT TO THE PLAN.

THE NEW NOTES, NEW COMMON STOCK AND NEW PREFERRED STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SIMILAR STATE SECURITIES OR “BLUE SKY” LAWS. THE ISSUANCE OF SUCH SECURITIES UNDER THE PLAN IS BEING EFFECTED PURSUANT TO THE EXEMPTION UNDER SECTION 1145 OF THE BANKRUPTCY CODE.

THE NEW NOTES, NEW COMMON STOCK AND NEW PREFERRED STOCK TO BE ISSUED ON THE EFFECTIVE DATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER THE SEC NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS, ARE BASED ON ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

FURTHER, READERS ARE CAUTIONED THAT ANY FORWARD-LOOKING STATEMENTS HEREIN ARE BASED ON ASSUMPTIONS THAT ARE BELIEVED TO BE REASONABLE, BUT ARE SUBJECT TO A WIDE RANGE OF RISKS INCLUDING, BUT NOT LIMITED TO, RISKS ASSOCIATED WITH (I) FUTURE FINANCIAL RESULTS AND LIQUIDITY, INCLUDING THE ABILITY TO FINANCE OPERATIONS IN THE NORMAL COURSE, (II) VARIOUS FACTORS THAT MAY AFFECT THE VALUE OF THE NEW

NOTES, NEW COMMON STOCK AND NEW PREFERRED STOCK TO BE ISSUED UNDER THE PLAN, (III) UNANTICIPATED EVENTS THAT MAY AFFECT THE DEBTORS’ BUSINESSES, (IV) ADDITIONAL FINANCING REQUIREMENTS POST-RESTRUCTURING, (V) FUTURE DISPOSITIONS AND ACQUISITIONS, (VI) THE EFFECT OF COMPETITIVE PRODUCTS, SERVICES OR PRICING BY COMPETITORS, (VII) THE PROPOSED RESTRUCTURING AND COSTS ASSOCIATED THEREWITH, (VIII) THE CONFIRMATION AND CONSUMMATION OF THE PLAN, AND (IX) EACH OF THE OTHER RISKS IDENTIFIED IN THIS DISCLOSURE STATEMENT. DUE TO THESE UNCERTAINTIES, READERS CANNOT BE ASSURED THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. THE DEBTORS ARE UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIM ANY OBLIGATION TO) UPDATE OR ALTER ANY FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, UNLESS INSTRUCTED TO DO SO BY THE BANKRUPTCY COURT.

NO INDEPENDENT AUDITOR OR ACCOUNTANT HAS REVIEWED OR APPROVED THE FINANCIAL PROJECTIONS OR THE LIQUIDATION ANALYSIS HEREIN.

THE DEBTORS HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, IN CONNECTION WITH THE PLAN AND THIS DISCLOSURE STATEMENT.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES PROVIDED IN THIS DISCLOSURE STATEMENT.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY TO HOLDERS OF VOTING CLAIMS FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PARTY FOR ANY OTHER PURPOSE.

ALL EXHIBITS TO THE DISCLOSURE STATEMENT ARE INCORPORATED INTO AND ARE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

F.	SUMMARY OF VOTING PROCEDURES

As set forth in more detail herein, classes 3 through 7 are “Impaired,” (as such term is defined in section 1124 of the Bankruptcy Code and the Plan) and holders of allowed Claims in such classes are entitled to receive distributions under the Plan. As such, holders of these “Voting Claims” are entitled to vote to accept or reject the Plan.

Pursuant to section 1126 of the Bankruptcy Code, only holders of allowed Voting Claims are entitled to vote to accept or reject the proposed Plan. Holders of claims in unimpaired classes under a chapter 11 plan are deemed to accept such a plan and are not entitled to vote. Additionally, holders of claims in impaired classes that do not receive a distribution under a chapter 11 plan are deemed to reject such a plan and are not entitled to vote. As no prepetition Interests will receive a distribution under the Plan, holders of Interests are not entitled to vote on the Plan. For a detailed description of the treatment of claims and interests under the Plan, see Sections V.C and V.E of this Disclosure Statement.

The Debtors will seek confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code over the deemed rejection of the Plan by Classes 9, 10, and 11, and any other class or classes of Claims that vote to reject the Plan. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or equity interests. Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section X.C.2 of this Disclosure Statement.

Your Claims may be classified in multiple classes, in which case you will receive a separate Ballot for each class of Claim that is entitled to vote on the Plan. Please complete the information requested on each Ballot you receive; sign, date and indicate your vote on the Ballot; and return the completed Ballot in the enclosed pre-addressed postage-paid envelope so that it is actually received by the Solicitation Agent before the Voting Deadline. For detailed voting instructions, please refer to the voting instructions described in Section IX of this Disclosure Statement and attached hereto as Exhibit C.

The deadline to submit Ballots is January 20, 2015 at 8:00 p.m. (Prevailing Eastern Time). For a Ballot to be counted, the Debtors’ Solicitation Agent, KCC, must receive the Ballot by the Voting Deadline. The following do not constitute a vote to accept or reject the Plan: (i) the failure to submit a Ballot, (ii) the submission of a Ballot voting both for and against the Plan, and (iii) the submission of a Ballot voting neither for or against the Plan.

If you are a holder of a Voting Claim and you did not receive a Ballot, received a damaged Ballot, lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please contact KCC at (866) 967-0263 in the United States, or +1 (310) 751-2663 for International callers.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO THE HOLDERS OF VOTING CLAIMS. THE DEBTORS THEREFORE BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF EACH AND EVERY CLASS OF CREDITORS AND URGE ALL HOLDERS OF VOTING CLAIMS TO VOTE TO ACCEPT THE PLAN.

G.	CONFIRMATION HEARING

Pursuant to sections 1128 and 1129 of the Bankruptcy Code, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”). The Confirmation Hearing has been scheduled to be heard on [January 30], 2015 at [TIME]

(Prevailing Eastern Time) in Courtroom 5 of the United States Bankruptcy Court for the District of Delaware, located at 824 N. Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time-to-time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

In addition, the Bankruptcy Court has set the deadline to object to the confirmation of the Plan as [January 20], 2015 at 4:00 p.m. (Prevailing Eastern Time) (the “Objection Deadline”). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Objections and responses to the Plan, if any, must be served and filed as to be received on or before the Objection Deadline in the manner described in Section X.B of this Disclosure Statement. For the avoidance of doubt, an objection to the Plan filed with the Bankruptcy Court will not be considered a vote to reject the Plan.

II. OVERVIEW OF THE DEBTORS’

OPERATIONS AND CAPITAL STRUCTURE

A.	INTRODUCTION

EIC and its Debtor and Non-Debtor Affiliates (collectively, the “Company”) engage in the acquisition, exploration and development of oil and gas reserves and resources at properties on-shore in the United States and off-shore in the region of the North Sea under the control of the United Kingdom (each, an “Oil and Gas Property”). Through the acquisition of oil and gas leases in the United States and oil and gas licenses in the United Kingdom, the Company obtains “working interests” that entitle it to a pro rata share of the revenues generated from the sale of oil or gas produced at a particular Oil and Gas Property.

To manage its global businesses, the Company employs approximately 77 full-time employees and independent consultants across three offices. From its Houston headquarters, the Company conducts its domestic and overseas businesses with a staff of approximately 22 employees and independent contractors, including accountants, human resources managers, and legal and investor relations professionals. Many of these employees and independent contractors have extensive backgrounds in and experience with the oil and gas industry and international business.

In addition to its Houston-based employees and independent contractors, the Company employs geologists, geophysicists, engineers, information technologists and energy financial analysts who provide key technical support for its operations and work primarily out of the Company’s Denver, Colorado and Aberdeen, Scotland offices. The Company’s employees use their highly-specialized skills to help it identify potential new fields for acquisition and development and coordinate with regulatory authorities in the United States and United Kingdom to satisfy the Company’s licensing, permitting, tax and financial reporting obligations.

B.	CORPORATE STRUCTURE[5]

EIC: EIC is a Nevada corporation and the ultimate parent of the Endeavour family of companies. Until it was de-listed on October 13, 2014, EIC was a publicly traded company on the New York Stock Exchange under the ticker symbol “END.” EIC’s common stock was also traded on the London Stock Exchange under the ticker symbol “ENDV” until its suspension on September 22, 2014. EIC has no operations and owns no material assets other than its direct and indirect interests in the Debtors and the Non-Debtor Affiliates.

EOC: EOC is a Delaware corporation. It is the domestic, wholly-owned direct subsidiary of EIC and provides the majority of the operational support required by the Company’s domestic and overseas enterprises from its Houston, Texas headquarters. EOC employs all of the Debtors’ U.S.-based employees and independent contractors and holds all of the Debtors’ interests in the domestic Oil and Gas Properties outside of Colorado. As of September 30, 2014, the Oil and Gas Properties held by EOC comprised approximately 33,800 gross acres and 16,400 net acres of oil and gas acreage under development predominantly in the Louisiana Haynesville and Pennsylvania Marcellus shale areas.

END Colorado: Endeavour Colorado Corporation (“END Colorado”) is a Delaware corporation and is the domestic, wholly-owned direct subsidiary of EIC. END Colorado holds the Company’s Colorado-based Oil and Gas Properties. As of September 30, 2014, the Oil and Gas Properties held by END Colorado comprised approximately 31,500 gross acres and 19,800 net acres of oil and gas acreage under development in the Niobrara oil and gas play.

Other Debtors: END Management Company, a Delaware company (“END Management”), Endeavour Energy New Ventures Inc., a Delaware corporation (“EENV”), and indirect subsidiary Endeavour Energy Luxembourg, S.à r.l. (“END LuxCo”), are all non-operating companies with no significant assets other than END LuxCo’s ownership of an intercompany note, as further described in Section II.D.10.b of this Disclosure Statement.

Non-Debtor Affiliates: EIC is also the ultimate parent of certain domestic and foreign Non-Debtor Affiliates that are not debtors in these Chapter 11 Cases. These entities include Endeavour International Holding B.V. (“EIHBV”), a besloten vennootschap organized under the laws of the Netherlands, and a direct, wholly-owned subsidiary of EOC; Endeavour Energy Netherlands B.V., a besloten vennootschap organized under the laws of the Netherlands; Endeavour Energy North Sea LLC and End Finco LLC, both Delaware limited liability companies; Endeavour Energy North Sea, L.P., a Delaware limited partnership; EEUK; and Endeavour North Sea Limited, an English/Welsh company and the direct, wholly-owned subsidiary of EEUK. Among the Non-Debtor Affiliates, only EEUK is an operating company with significant assets.

[5]	The EIC corporate structure chart, attached to this Disclosure Statement as Exhibit D, provides an illustrative representation of the Company’s corporate structure discussed in this Section.

C.	THE DEBTORS’ OPERATIONS

1.	U.S. Onshore Operations

The Company’s primary U.S.-based assets are on-shore exploration leases and producing oil and gas properties located in Louisiana, Texas, New Mexico, Pennsylvania, Montana, and Colorado. Starting in 2009, the Company began acquiring domestic Oil and Gas Properties to complement its foreign Oil and Gas Properties in the North Sea. The Company’s U.S. acquisitions have focused on reserve and production growth in proven shale gas areas, including Louisiana’s Haynesville shale and Pennsylvania’s Marcellus shale areas. The Company has also targeted emerging oil-prone and liquids-rich areas, including Montana’s Heath oil and gas play and Colorado’s Niobrara oil and gas play.

As of year-end 2013, the Company had established working interests in approximately 442,600 gross acres and 109,000 net acres in the U.S. with exposure to both oil and gas. The Company’s U.S.-based revenues are primarily derived from its Oil and Gas Properties in Louisiana’s Haynesville shale and Pennsylvania’s Marcellus shale areas.

a.	U.S. Oil and Gas Properties

All of the Company’s domestic Oil and Gas Properties are assets of the Debtors. The Company’s assets located in Louisiana, Texas, New Mexico, Pennsylvania, and Montana are held by EOC, while the Colorado assets are held by END Colorado. However, the reserves of oil and gas in these domestic holdings comprise only 8% of the proven reserves owned by the Company’s entire enterprise. In total, as of December 31, 2013, the Debtors owned proved, developed reserves in the United States totaling 1.634 Million Barrels of Oil Equivalent (“MMBOE”).6 In addition, the Debtors owned 0.331 MMBOE of proven, undeveloped reserves, for total proven reserves of 1.965 MMBOE in the U.S. Oil and Gas Properties. Currently, these proven reserves are comprised entirely of natural gas.

The Debtors own an approximately 50% working interest in their producing Marcellus Oil and Gas Properties in Pennsylvania. Samson Exploration, LLC, which is unaffiliated with the Debtors, owns the remaining 50% of the working interest in these Oil and Gas Properties and is the party responsible for the day-to-day operation (the “Operator”) of the on-site wells. As of December 31, 2013, the Debtors held approximately 27,200 gross acres and 13,400 net acres in the Pennsylvania Marcellus area.

Similarly, the Debtors own various percentages of working interests, ranging from less than 1% to upwards of 43.75%, in their producing Haynesville Oil and Gas Properties, but do not act as Operator at any such properties. As of December 31, 2013, the Debtors held approximately 7,250 gross acres and 3,300 net acres, and had working interest in 19 Haynesville Oil and Gas Properties held by production, with an additional 80 or more gross locations that are currently undeveloped.

[6]	The term “barrels of oil equivalent” is an industry term of art used to convert quantities of hydrocarbons, including crude oil, natural gas and natural gas liquids, into a standard metric based on energetic output that provides a basis for comparing the production or reserves of different oil and gas companies with different types of reserves.

The Debtors’ operations are largely focused on strategic positioning for future growth and development of oil and gas opportunities in the U.S. With minimal spending, the Debtors have maintained their natural gas acreage in Pennsylvania, Louisiana, Montana, Texas and New Mexico and expanded their liquids-rich acreage positions in Colorado.

b.	U.S.-Based Revenue and Expenses

Physical production in the U.S. for the 2013 fiscal year was approximately 1,257 Barrels of Oil Equivalent (“BOE”) per day. The Company’s total U.S. revenue in 2013, which consisted of the entirety of the Company’s U.S. gas production, was $8.4 million, against expenses related to operations of $16.1 million, for a net loss from U.S. operations of $7.7 million. The Company’s U.S. revenue for the first nine months of 2014 was $5.1 million, against expenses related to operations of $4.6 million, for a net gain from U.S. operations of $489,000. As of September 30, 2014, the Debtors held cash and cash equivalents of approximately $41.5 million.

2.	North Sea Operations

The Company was originally founded in 2004 to find and develop oil and gas resources in the North Sea, one of the most prolific energy basins in the world. The Company’s focus was on offshore U.K and Norway fields in the North Sea, but it later reduced its focus to the U.K Central North Sea region, where it is one of only a select group of small independents to find, develop and produce new oil and gas reserves in the region.

Today, the Company’s primary operations are associated with the exploration, appraisal, development and production of oil and gas reserves in the North Sea region under the control of the United Kingdom. The Company’s wholly-owned Non-Debtor Affiliate EEUK holds working interests in a variety of Oil and Gas Properties in the North Sea. None of the Debtors directly hold any interest in the Oil and Gas Properties located in the North Sea.

a.	North Sea Producing Assets

At present, EEUK has interests in five producing Oil and Gas Properties in the North Sea—Alba, Bacchus, Bittern, Enoch, and Rochelle (the “U.K. Producing Fields”). The reserves at these U.K. Producing Fields account for approximately 92% of the Company’s proven reserves. EEUK’s working interests in each of these Oil and Gas Properties are derived from oil and gas licenses granted by the Department of Energy and Climate Change (the “DECC”), a department of the British government that oversees a bidding process whereby companies bid for the right to explore or produce oil and gas from specific fields in the North Sea.

EEUK is not the Operator at any of its U.K. Producing Fields. As such, EEUK’s revenue from the U.K. Producing Fields is generated pursuant to the terms of various joint operating agreements (each, a “JOA”) among itself and the other working interest holders for each particular U.K. Producing Field.

Alba. The Alba field, which first produced oil in 1994, is one of the most significant generators of revenue for EEUK. The field includes 35 total platform and subsea wells, which are operated by Chevron. Following the acquisition of an additional 23.43% interest in the Alba field in 2012, EEUK now owns a 25.68% working interest in the field, the largest percentage of any Alba working interest owner. Other working interest holders include third-parties Chevron (23.37%), Statoil (17%), Mitsui (13%), Centrica (12.65%) and Enquest (8%).

In 2013, the average daily production at Alba attributable to EEUK’s working interest was 4,163 BOE, representing 48.0% of the total daily physical production from all of EEUK’s North Sea Oil and Gas Properties. As of December 31, 2013, Alba had estimated proved reserves attributable to EEUK’s interest of approximately 9.200 MMBOE, of which approximately 97% is oil. Further, it is estimated that only 40% of the proved oil and gas in the Alba lease has been developed.

Bacchus. The Bacchus field, which first produced oil in April 2012, is another significant revenue-generating field for EEUK. Apache Corporation is the Operator and owns a 50% working interest in Bacchus, while EEUK owns a 30% working interest and First Oil owns the remaining 20%. In 2013, the average daily production at Bacchus attributable to EEUK’s working interest was 3,527 BOE, representing 40.7% of the total daily physical production from all of EEUK’s North Sea Oil and Gas Properties. As of December 31, 2013, Bacchus had estimated proved reserves attributable to EEUK’s interest of approximately 1.100 MMBOE, of which 94% is oil.

Rochelle. The Rochelle field, which came online in October 2013, is another significant source of revenue for EEUK. EEUK owns a 44% working interest in the field, while Nexen (the Operator) and Premier Oil own 41% and 15% working interests, respectively. As of December 31, 2013, Rochelle had estimated proved reserves attributable to EEUK’s interest of approximately 8900 MMBOE, of which 17% is oil. Based on the Debtors’ most recent reserve reports, it is estimated that only 38% of the proved oil and gas in the Rochelle lease has been developed.

Bittern and Enoch. EEUK holds smaller working interests of 2.42% and 8.0%, respectively, in the Bittern and Enoch fields. Shell is the operator at Bittern, and Talisman is the operator at Enoch. In 2013, the average daily production at the two fields attributable to EEUK’s working interests was 220 BOE. As of December 31, 2013, the two fields had estimated proved reserves attributable to EEUK’s interest of approximately 2.400 MMBOE, of which 57% is oil. It is estimated that only 23% of the proved oil and gas in the Bittern and Enoch leases have been developed.

b.	North Sea Development Projects and Exploratory Assets

Columbus. EEUK owns a 25% working interest in the Columbus field, which as of the Petition Date was finalizing a Field Development Plan (a “FDP”). Serica Energy is the operator of the field and has a 50% working interest. EOG owns the remaining 25%. The DECC has extended the Columbus license through December 2015.

Other North Sea Fields. In its exploration portfolio, EEUK holds working interests in twenty-eight (28) North Sea Oil and Gas Properties licensed by the DECC. Of these licenses, twelve (12) are operated by EEUK. EEUK has focused on acquiring high-quality acreage in close proximity to infrastructure necessary to bring oil and gas to market. Included in these numerous prospects are the Buffalo, Mabry, Mostyn, Rogers and Rossini prospects.

c.	U.K.-Based Revenue and Expenses

Physical production in the U.K. for the 2013 fiscal year was approximately 8,665 BOE per day, up significantly from 5,494 BOE per day in 2012. EEUK’s revenue in 2013 was $329.3 million against expenses related to operations of $245.6 million, for a net gain from U.K. operations of $83.7 million. EEUK’s revenue for the first nine months of 2014 was $220.4 million, against expenses related to operations of $195.6 million, excluding goodwill impairment, for a net gain from U.K. operations of $24.8 million before goodwill impairment of $259.2 million. Revenues in 2014 were down primarily because of unexpected downtime at certain of the U.K. Producing Fields, as discussed in Section III.B of this Disclosure Statement.

D.	PREPETITION INDEBTEDNESS AND CAPITAL STRUCTURE

As of the Petition Date, the Company had approximately $1.2 billion in debt outstanding. This amount excludes accrued interest, fees and other amounts through the Petition Date, as well as open but undrawn letters of credit and hedging obligations.

1.	The 2018 Notes

On February 23, 2012, EIC closed on the private placement of $350 million in aggregate principal amount of 12% notes due March 2018 (collectively, the “March 2018 Notes”). The March 2018 Notes are governed by an indenture (the “March 2018 Indenture”), under which EIC is the primary obligor, EOC, END Management and EENV are guarantors (collectively, the “2018 Notes Guarantors”), and Wells Fargo Bank, National Association (“Wells Fargo”) is the indenture trustee on behalf of the noteholders (the “March 2018 Noteholders”).

Concurrently, on February 23, 2012, EIC closed on the private placement of $150 million in aggregate principal amount of 12% notes due June 2018 (the “June 2018 Notes,” and, together with the March 2018 Notes, the “2018 Notes”). The June 2018 Notes are governed by an indenture (the “June 2018 Indenture” and together with the March 2018 Indenture, the “2018 Indentures”), under which EIC is the primary obligor, the 2018 Notes Guarantors are guarantors, and Wilmington Trust, National Association (“Wilmington Trust”), is trustee on behalf of the noteholders (the “June 2018 Noteholders” and together with the March 2018 Noteholders, the “2018 Noteholders”). The 2018 Notes are secured by a pledge of 65% of the stock of EIHBV and all indebtedness owed to EOC by any foreign subsidiary, including the EOC-EEUK Intercompany Note (the “2018 Notes Collateral”).

On May 31, 2012, the net proceeds obtained from the placement of the 2018 Notes were used to fund the acquisition of an additional working interest in the Alba field and repay all outstanding amounts under a senior term loan.

On October 15, 2012, EIC completed the private placement of an additional $54 million aggregate principal amount of March 2018 Notes. The March 2018 Notes issued in October 2012 and the March 2018 Notes issued in February 2012 are treated as a single class of debt securities under the March 2018 Indenture. Net proceeds from this additional placement were used to: (i) repay certain indebtedness of EIC, (ii) pay certain general and administrative expenses and other operating expenses of EIC and its U.S. subsidiaries, (iii) pay certain payroll expenses of EIC and its U.S. subsidiaries, and (iv) fund certain capital expenditures at EEUK.7

Interest on the 2018 Notes is payable semiannually, on March 1 and September 1. As of the Petition Date, $404.0 million in principal was outstanding under the March 2018 Notes, plus accrued interest of approximately $30 million (including interest related to the Missed Interest Payment, as defined below). Additionally, as of the Petition Date, approximately $150.0 million in principal was outstanding under the June 2018 Notes, plus accrued interest of approximately $11.1 million (including interest related to the Missed Interest Payment).

2.	The 5.5% Convertible Notes

Pursuant to that certain convertible notes indenture, dated as of July 22, 2011 (the “5.5% Convertible Notes Indenture”), EIC, as primary obligor, and EOC, END Management and EENV, as guarantors (collectively, the “5.5% Convertible Notes Guarantors”), issued $135 million aggregate principal amount of unsecured 5.5% Convertible Senior Notes due July 15, 2016 (as amended or otherwise modified from time to time, the “5.5% Convertible Notes”) with Wilmington Savings Fund Society, FSB, as successor trustee, on behalf of the noteholders (the “5.5% Convertible Noteholders”). The 5.5% Convertible Notes are convertible into shares of Common Stock (as defined below) at an initial conversion rate of 54.019 shares per $1,000 principal amount of the 5.5% Convertible Notes.

Interest on the unsecured 5.5% Convertible Notes is payable semiannually. As of the Petition Date, $135.0 million in principal was outstanding under the 5.5% Convertible Notes, plus accrued interest of approximately $1.8 million.

3.	The 6.5% Convertible Notes

Pursuant to that certain convertible notes indenture, dated as of March 3, 2014 (the “6.5% Convertible Notes Indenture”), EIC, as primary obligor, and EOC, END Management and EENV, as guarantors (collectively, the “6.5% Convertible Notes Guarantors”), issued $17.5 million aggregate principal amount of unsecured 6.5% Convertible Notes due December 1, 2017 (as amended or otherwise modified from time to time, the “6.5% Convertible Notes” and together with the 5.5% Convertible Notes, the “Convertible Notes”) with Wilmington Savings Fund Society, FSB, as trustee on behalf of the noteholders (the “6.5% Convertible Noteholders” and together with the 5.5% Convertible Noteholders, the “Convertible Noteholders”). The 6.5% Convertible Notes are convertible into shares of Common Stock (as defined below) at an initial conversion rate of 214.5002 shares per $1,000 principal amount of the 6.5% Convertible Notes.

Proceeds from the issuance of the 6.5% Convertible Notes were used to pay a portion of the March 2014 interest payment due with respect to the 2018 Notes. Interest on the unsecured 6.5% Convertible Notes is payable quarterly, beginning June 1, 2014. As of the Petition Date, $17.5 million in principal was outstanding under the 6.5% Convertible Notes, plus accrued interest of approximately $400,000.

[7]	The March 2018 Noteholders believe that the net proceeds from this additional placement may have been used in a different manner.

4.	The 7.5% Convertible Bonds

Pursuant to that certain Trust Deed, dated as of January 24, 2008 (the “7.5% Convertible Bonds Trust Deed”), END LuxCo, as primary obligor, issued $40.0 million aggregate principal amount of unsecured convertible bonds due March 31, 2014 (as amended or otherwise modified from time to time, the “7.5% Convertible Bonds”) with EIC as guarantor. Delaware Trust Company serves as successor trustee (in such capacity, the “7.5% Convertible Bonds Trustee,” and together with the indenture trustees for the 2018 Notes and the Convertible Notes, the “Indenture Trustees”) on behalf of the bondholders (the “7.5% Convertible Bondholders”). The 7.5% Convertible Bonds bore an interest rate of 11.5% per annum until an amendment to the 7.5% Convertible Bonds Trust Deed was entered into on March 11, 2011, pursuant to which the interest rate associated with the 7.5% Convertible Bonds was reduced to 7.5% and the maturity date was extended to January 24, 2016. As of the Petition Date, 99.75% of the 7.5% Convertible Notes were held by Smedvig Funds Plc, and the remaining 0.25% were held by John Hewett, CEO of Smedvig Capital. The 7.5% Convertible Bonds are convertible into shares of Common Stock (as defined below).

Interest on the unsecured 7.5% Convertible Bonds accrues quarterly, however, under the terms of the 7.5% Convertible Bonds Trust Deed, this accrued interest has been capitalized and added to the outstanding principal amount of the 7.5% Convertible Bonds. Therefore, as of the Petition Date, approximately $83.9 million in principal is outstanding under the 7.5% Convertible Bonds.

5.	Old EEUK Term Loan and LC Procurement Guarantees

Pursuant to (i) that certain credit agreement for the benefit of EEUK among EIHBV, END Finco LLC and certain lenders thereto, dated January 24, 2014 (as amended or otherwise modified from time to time, the “Old EEUK Term Loan”), (ii) that certain LC Procurement Agreement among EEUK, LC Finco S.à r.l. and Credit Suisse, dated January 24, 2014 (as amended or otherwise modified from time to time, the “LC Procurement Agreement”), and (iii) that certain U.S. Security Agreement dated January 24, 2014 among EIC, EOC, EIHBV and certain of its subsidiaries, and Credit Suisse as collateral agent on behalf of certain lenders under the Old EEUK Term Loan and LC Procurement Agreement (as amended or otherwise modified from time to time, the “Old EEUK Loan Security Agreement”), EIC and EOC guaranteed certain obligations of EIHBV and other foreign subsidiaries with a pledge of substantially all of the assets of EIC and EOC (other than the 2018 Notes Collateral), as well as the equity of EOC, END Management, EENV and END Colorado. The Old EEUK Term Loan and LC Procurement Agreement were also secured by the assets and equity holdings of several Non-Debtor Affiliates, including EEUK.

Prior to the closing of the Refinancing Transaction (as defined below), $124.5 million in principal was outstanding under the Old EEUK Term Loan, plus accrued interest, and approximately $89.5 million in principal was outstanding under the LC Procurement Agreement.

6.	The Refinancing Transaction and the Restated EEUK Term Loan

On September 30, 2014, EIC, EIHBV and End Finco LLC entered into that certain credit agreement amending and restating the Old EEUK Term Loan (the “Restated EEUK Term Loan”). The Restated EEUK Term Loan provides for a $440.0 million aggregate face value (the proceeds thereof, the “EEUK Term Loan Proceeds”) senior secured term loan facility, with Credit Suisse as Administrative Agent on behalf of the EEUK Term Loan Lenders. Under the terms of the Restated EEUK Term Loan, the EEUK Term Loan Lenders provided the EEUK Term Loan Proceeds (i) to repay in full the Old EEUK Term Loan, the MPPs (as defined below) and all reimbursement obligations outstanding relating to the LC Procurement Agreement, (ii) to provide cash collateral to support a new letter of credit issuance agreement and pay related fees and expenses, and (iii) for general corporate purposes (the “Refinancing Transaction”). The Restated EEUK Term Loan also allows certain non-debtor entities during the first twelve months following the effectiveness of the Restated EEUK Term Loan to make intercompany transfers in the amount of up to $55 million to the Debtors to finance cash needs during these Chapter 11 Cases.

The Restated EEUK Term Loan’s primary purpose was to aid the Company in its restructuring efforts and protect its U.K. assets through the replacement of the Old EEUK Term Loan and certain monetary production payments (the “MPPs”).8 Under the Old EEUK Term Loan, either the commencement of these Chapter 11 Cases or a payment default under the Debtors’ other primary debt obligations would have constituted an event of default, threatening the loss of the Company’s valuable portfolio of Oil and Gas Properties in the North Sea. Under the Restated EEUK Term Loan, the Debtors’ chapter 11 filings do not result in a default or cross-default of that agreement. The Restated EEUK Term Loan also provided approximately $36 million in additional liquidity to the Company and addressed significant near term maturities under the MPPs.

As of the Petition Date, approximately $440.0 million in principal is outstanding under the Restated EEUK Term Loan. EOC, EIC and certain Non-Debtor Affiliates granted secured guarantees of the EEUK Term Loan obligations, pledging substantially all of the assets of EIC and EOC (the “EEUK Term Loan Collateral”), other than certain excluded assets (the “Excluded Assets”). The Excluded Assets include, among other things, the 2018 Notes Collateral and the Debtors’ cash, cash equivalents and deposit accounts. The Restated EEUK Term Loan is also secured by the assets and equity holdings of certain Non-Debtor Affiliates, including the assets and equity holdings of EEUK.

7.	Series B Preferred Stock

In February 2004, in conjunction with its merger with publicly-traded Continental Southern Resources, Inc., EIC authorized and designated 500,000 shares of its 10,000,000 shares of preferred stock as Series B preferred stock (as amended or otherwise modified from time to time, the “Series B Preferred Stock”), with a par value of $0.001 per share. As of the Petition Date, there were 19,714 shares of Series B Preferred Stock outstanding.

[8]	The aggregate face value of the MPPs at the time the Company entered into the Restated EEUK Term Loan was approximately $161.6 million.

The Series B Preferred Stock is entitled to dividends of 8.0% of the original issuing price per share per annum. The holders of each share of Series B Preferred Stock are entitled to be paid out of available funds prior to any distributions to holders of Common Stock (as defined below) in the amount of $100.00 per outstanding share plus all accrued dividends. As of the Petition Date, approximately $1.9 million in accrued dividends was due and owing to holders of Series B Preferred Stock, and the outstanding Series B Preferred Stock had an aggregate liquidation preference of approximately $3.9 million, inclusive of accrued and unpaid dividends.

8.	Series C Convertible Preferred Stock

On October 30, 2006, EIC authorized and designated 125,000 shares of its 10,000,000 shares of preferred stock as Series C convertible preferred stock (as amended or otherwise modified from time to time, the “Series C Convertible Preferred Stock), with a par value of $0.001 per share. As of the Petition Date, there were 14,800 shares of Series C Convertible Preferred Stock outstanding with an aggregate liquidation preference of $14.8 million, inclusive of accrued and unpaid dividends.

The Series C Convertible Preferred Stock is entitled to dividends payable in cash or common stock, at 4.5% or 4.722%, respectively. Further, the shares of Series C Convertible Preferred Stock are convertible into Common Stock (as defined below) at any time at the option of the holders of the Series C Convertible Preferred Stock, at a conversion price of $8.75, plus accrued and unpaid dividends. As of the Petition Date, approximately $10,000 in accrued dividends was due and owing to holders of Series C Convertible Preferred Stock.

9.	Common Stock

EIC has authorized 125,000,000 shares of $0.001 par value common stock (the “Common Stock”). Until it was de-listed on October 13, 2014, EIC was a publicly traded company on the New York Stock Exchange under the ticker symbol “END.” EIC’s common stock was also traded on the London Stock Exchange under the ticker symbol “ENDV” until its suspension on September 22, 2014. As of the Petition Date, EIC has approximately 53.0 million shares of Common Stock outstanding.

10.	Intercompany Notes[9]

a.	The EOC-EEUK Intercompany Note

EOC is the beneficiary of an intercompany note issued pursuant to that certain Inter-Company Loan Agreement, dated May 31, 2012 between EOC and EEUK (the “EOC-EEUK Intercompany Note”). Pursuant to the EEOC-EEUK Intercompany Note, EOC provided a loan facility to Non-Debtor Affiliate EEUK, under which EEUK may borrow up to $550 million from EOC at an interest rate calculated as the weighted average cost of funds of EIC and its subsidiaries. As of the Petition Date, $500 million in principal was outstanding under the EOC-EEUK Intercompany Note. The EOC-EEUK Intercompany Note is pledged to the 2018

[9]	Each of the RSA Parties reserves its respective rights and remedies with respect to the foregoing statements in this Section II.D.10.

Noteholders to secure EOC’s guaranty of the 2018 Notes. As of August 31, 2014, EEUK held a separate intercompany claim against EOC for approximately $40.2 million as a result of ordinary course intercompany transactions.

b.	The END LuxCo-EIHBV Intercompany Note

END LuxCo is the beneficiary of an intercompany note issued pursuant to that certain Revolving Loan Facility agreement, dated January 23, 2008, between END LuxCo and EIHBV (the “END LuxCo-EIHBV Intercompany Note”). The END LuxCo-EIHBV Intercompany Note provides that EIHBV may borrow up to $100 million from END LuxCo at an interest rate calculated at 7.59%, which interest accrues quarterly and is capitalized and added to the outstanding principal from time to time. As of the Petition Date, approximately $83.6 million in principal was outstanding under the END LuxCo-EIHBV Intercompany Note.

III. KEY EVENTS LEADING TO THE

COMMENCEMENT OF CHAPTER 11 CASES

The Company has not always been so significantly leveraged. Over $500 million of its current debt obligations are the result of unexpected events that occurred in the last three years. Natural disasters, adverse and unforeseen operating issues, delays in new production coming online and operating difficulties particular to the North Sea all gave rise to unanticipated costs and delayed cash flows that directly contributed to the Debtors’ prepetition capital structure and the associated liquidity constraints and ultimately to the commencement of these Chapter 11 Cases.

From 2012-2014, when the Company was heavily investing in the development of its offshore Oil and Gas Properties in the North Sea, certain negative events – combined with less-than-expected operating performance at the Alba Field and economic and geopolitical issues in the North Sea oil and gas industry contributed to a rapid increase in the Company’s debt levels and the cost of capital. As further detailed in the Declaration of William L. Transier in Support of the Debtors’ Chapter 11 Petitions and Request for First Day Relief (D.I. 12) and described below, the nature of the Debtors’ businesses, coupled with these unexpected, negative events, conspired to force the Debtors to seek outside sources of capital to maintain the liquidity needed to continue operations. As its cost of capital increased and the leverage on the Company became unmanageable, the Company was forced to explore certain strategic alternatives before eventually determining to commence these Chapter 11 Cases.

A.	OIL AND GAS EXPLORATION AND PRODUCTION REQUIRES SIGNIFICANT CAPITAL

1.	The Company Operates in a Highly Volatile and Competitive Industry

The Company’s revenue, profitability and cash flow depend substantially upon the prices and demand for oil and liquid natural gas. The markets for these commodities are volatile, and even relatively modest drops in prices can significantly impact the Company’s financial results. For example, the U.S. natural gas market in particular has seen depressed natural gas prices following the dramatic increase in supply associated with fracking. This influx of supply has made engaging in production from U.S.-based Oil and Gas Properties unviable for the Company from an economic standpoint.

Additionally, the Debtors and their Non-Debtor Affiliates encounter intense competition from other oil and gas production companies in all areas of their operations, including the acquisition of producing properties and undeveloped acreage. The Company’s competitors include many large, well-established, multi-national companies with substantially more personnel, superior operating leverage and greater capital resources. In addition to this competition with other oil and gas producers, the Company must increasingly compete with suppliers of alternative energy sources (such as wind, solar and hydrothermal) to industrial, commercial and residential end-users.

2.	The Company Must Continue to Make Significant Capital Outlays for Exploration and Development of New Fields

Producing oil and gas fields are, by their very nature, depleting assets that must be replaced with new producing assets in order for an oil and gas exploration and production company to maintain its revenue stream. As such, exploration and development of new producing assets is almost as important to oil and gas companies as maintaining and monetizing their current producing assets. However, such exploration and development is costly, time consuming and risky, as there is no guarantee that any given exploration effort will result in the discovery of or efficient production of the difficult-to-reach resources.

Further, many of the Debtors’ Oil and Gas Properties, as well as all of EEUK’s North Sea Oil and Gas Properties, require the Company to demonstrate progress towards commercial production of oil and gas. Failure to conduct exploration and development operations on as-yet unproducing Oil and Gas Properties can result in the revocation of critical licenses by the mineral interest owners (which, in the case of the North Sea assets, is the British Government). In this regard, if the Debtors and their Non-Debtor Affiliates fail to continue their capital intensive efforts to explore and develop their leases, they can lose potentially valuable future revenue streams.

In 2014, the Company expected that total capital expenditures would be approximately $70 million, of which $45 million was to be spent in the U.K., primarily on drilling at Alba. The remainder of 2014 capital expenditures was to be spent in the U.S. to maintain acreage positions and fulfill minor drilling commitments. Failure to make those expenditures in the U.S. could have resulted in the loss of access to valuable U.S. Oil and Gas Properties.

B.	UNFORESEEN NEGATIVE EVENTS IMPACTED THE DEBTORS’ REVENUES AND LIQUIDITY

The Company is primarily dependent on its U.K. Producing Fields to produce the revenue required to fund its operations. However, as discussed in Section II.A of this Disclosure Statement, neither EEUK nor any of the other Affiliates of the Company are Operators of the U.K. Producing Fields, meaning that problems occurring with production at the U.K. Producing Fields are largely beyond the Debtors’ control. In addition, despite its rich hydrocarbon deposits, the North Sea is a particularly difficult environment in which to operate, as it features volatile weather conditions that can negatively impact production and make exploration and development of fields more costly.

1.	The Company’s Cost of Capital Increased Due to Unfavorable Changes in the Economic and Political Climate

Since the Company’s inception, certain economic events and government actions have contributed to the Company’s increased leverage and its cost of capital. New technical regulations, significantly higher oilfield services costs and the ripple effect on regulations around the world as a result of the 2010 Macondo well disaster in the Gulf of Mexico all resulted in a steep increase in the Company’s decommissioning costs. For example, the Company’s Ivanhoe, Rob Roy, Hamish, Renee and Ruby fields were originally estimated in 2006 to cost approximately $30 million to decommission. The most recent estimates place the actual decommissioning costs at approximately $150 million, which have been or will be, largely incurred during the period of 2012 to 2015.

Moreover, the U.K. government’s reduction in the tax deductions available to oil and gas companies for decommissioning liabilities also contributed to the Company’s increased cost of capital. After unsuccessfully attempting to disallow corporate tax deductions associated with decommissioning, the U.K. government eventually settled for an absolute deduction of 50%, down from 62%, thus reducing the deductibility of decommissioning costs by one-fifth. As a result, industry standards have evolved to require companies without an “A” credit rating, like the Company, to post a letter of credit for decommissioning security as calculated by formulas under decommissioning security agreements. Unfortunately, after the credit crisis of 2008-2009, letters of credit were not as readily available, and when available, the cost of capital to obtain a letter of credit increased dramatically. As a result, the Company was required to source capital and post letters of credit or lose its ownership interest in its assets.

2.	The Company’s Expenses Increased and Revenues Decreased Due to Unexpected and Costly Delays in Production

The offshore oil and gas business requires large, up-front commitments of capital and resources, usually many years before the costs of a development project can be fully quantified and many more years before revenue can be realized from the oil and gas field. In the U.K., oil and gas development projects are generally determined by a joint venture operating group (comprised of joint interest partners) to be commercially viable after many years of geological and geophysical technical analysis and, usually, some level of appraisal drilling. Upon this determination, the operator, on behalf of the joint interest partners, will submit a FDP to the DECC for approval. Once the FDP is approved, each of the joint interest partners will “sanction” the project, or, in other words, commit to pay their share of the estimated costs under the FDP.

As a project is developed, actual costs and timing can vary significantly from original projections. But this does not relieve each joint interest partner from paying its committed share of the development expenditures. In fact, nonpayment could result in the joint interest partner losing its ownership interest in the asset. This means that between the time capital is expended and cash flow is generated, many factors, including changes in commodity prices and the cost and timeline of the development project, can radically change the timing of cash flow from the oil and gas field. A delay in cash flow from the field could then negatively impact a joint interest owner’s financial condition.

The Company has experienced expensive unexpected delays and cost overruns for certain of the committed development projects in which it holds non-operating working interests. For example, at Bacchus, the Company committed to an FDP that estimated first production would occur in mid-2011. First production occurred eight months late due to mechanical issues and a crane incident on the rig drilling the development well. The delay in production cost the Company approximately $125 million in additional expenses and delayed oil and gas revenue. At Rochelle, the Company committed to an FDP that estimated first production would occur in 2010, which was later amended to the first quarter of 2013. As the first development well was nearing completion in January 2013, a severe storm damaged the well, forcing the well to be abandoned because of health and safety concerns. The abandonment and replacement of the well cost approximately $50 million. The interruption in production delayed the receipt of expected oil and gas revenues and caused the incurrence of additional cost in the amount of $125 million. At Alba, recurring water handling, water injection and emulsions issues caused lower overall production than estimated by the operator and increased operating costs, resulting in an aggregate loss to the Company of approximately $40 million. Lastly, at Alba, a damaged water injection pipeline has caused property damage and loss of revenues estimated in the range of $50 million to $80 million.

Furthermore, as a consequence of the unanticipated downtime and maintenance required by the Company’s U.K. Producing Fields, the Company failed to generate sufficient cash flow to support the entire enterprise, including its U.S. businesses. Thus, the Company was forced to intentionally slow or stop investing in its U.S.-based operations, resulting in a steep decline in U.S. production.

As the holder of non-operating working interests, the Company does not control the operation of the U.K. Producing Fields and, therefore, could not avoid the recurring issues in the North Sea. These events, however, illustrate the risks faced by a small, independent exploration and production company like the Company—including, natural disasters, operational challenges, poor reservoir performance, volatile commodity prices and an unfavorable regulatory or geopolitical climate, all of which are largely outside of the Company’s control.

In an effort to protect the Company’s entire business enterprise, management implemented strategies to address the unanticipated cost hurdles caused by each of these risks. Those strategies, however, required incurring additional obligations and committing cash flow that would otherwise have been used to maintain its businesses. For example, in 2013, the Company entered into two MPPs to provide approximately $175 million in incremental liquidity and, in early 2014, issued approximately $17.5 million in 6.5% Convertible Notes.

C.	THE COMPANY’S PREPETITION EFFORTS TO DELEVER

1.	The Strategic Review

In May of 2013, the Company conducted a strategic review to consider the potential sale of either its U.K. business or the entire Company in an attempt to reduce its exposure to uncontrollable events in the U.K. North Sea and to capture the value it had created in its business. The Company engaged financial and legal advisors to analyze a broad range of options relating to the Company’s capital structure and later retained financial and legal advisors to further assist in its exploration of possible restructuring alternatives.

In October 2013, upon the conclusion of the strategic review, the Company determined it would retain and exploit its existing asset base while implementing several cost-cutting initiatives and organizational restructuring efforts to help reduce overhead. The Company consolidated its U.K. offices and reduced headcount, successfully lowering its general and administrative expenses by approximately $15 million annually.

Notwithstanding these cost-cutting efforts, the Company’s cash position continued to rapidly deteriorate. Compounding problems, the Company continued to encounter unforeseen production delays and suffer cost overruns related to its Rochelle field, where each problem resulted in months of lost production and cash flow from one of the Company’s most significant revenue sources.

2.	Discussions with Creditors Regarding Deleveraging

In late June 2014, the Company and its advisors began discussions with the Company’s major creditors in an attempt to broker a restructuring transaction that would significantly delever the Company and reduce its untenable debt obligations. The Company and its advisors first engaged certain of the 2018 Noteholders (collectively, the “Ad Hoc Prepetition Noteholder Group”) and its legal and financial advisors. The discussions stalled when the parties failed to reach agreement on several key issues that would determine the foundation of a proposed restructuring transaction. Around that time, the Company contacted other creditor groups in an effort to canvass the full range of restructuring options available to it. The Company next initiated discussions with certain of the Convertible Noteholders (collectively, the “Ad Hoc Convertible Noteholder Group”) and the 7.5% Convertible Bondholders and their legal and financial advisors.

As the Company faced an interest payment of approximately $33.5 million on the 2018 Notes and the 6.5% Convertible Notes due on September 2, 2014, the Company’s restructuring efforts took on greater urgency. Failure to make the interest payment on September 2 would result in the Company entering a 30-day grace-period before an event of default would be triggered under the 2018 Notes and 6.5% Convertible Notes. If the Company failed to make the interest payment after the expiration of the 30-day grace period, the default under the 2018 Notes and 6.5% Convertible Notes would have triggered a cascade of cross-defaults on the Old EEUK Term Loan and its 7.5% Convertible Bonds. An event of default under the Old EEUK Term Loan would have permitted the lenders to that agreement to exercise remedies against the Company’s U.K. assets, which comprised the bulk of the Company’s value.

3.	The Refinancing Transaction and Insulation of the Company’s U.K.-Based Assets

Prior to the commencement of these Chapter 11 Cases, the Company prepared for the contingency that no consensual restructuring transaction would be reached before the 30-day grace period under the 2018 Notes and 6.5% Convertible Notes ended.

The Company determined that its primary strategy would be to first preserve the value of its interests at its core revenue-generating Oil and Gas Properties. This required protecting the U.K. assets from the effects of a payment default on its U.S. debt and a bankruptcy default resulting from a chapter 11 filing of its U.S. entities. Throughout late summer and early fall of 2014, the Company and its advisors aggressively pursued a waiver of the U.K. cross-defaults from its lenders under the Old EEUK Term Loan, while simultaneously exploring the possibility of refinancing the existing U.K. debt with new debt that would eliminate the specter of the U.K. cross-defaults. Concurrently, the Company prepared for the chapter 11 filing of its U.S. businesses to accomplish a comprehensive debt reduction.

On September 2, EIC’s board of directors determined not to pay the approximately $33.5 million interest payment due on its 2018 Notes and its 6.5% Convertible Notes (the “Missed Interest Payment”), and to conserve its cash and take advantage of the permitted 30-day grace period to continue earnest negotiations with its key creditors.

In connection with a possible refinancing transaction, the Company’s advisors contacted more than twenty-five (25) potential lenders. Over the course of a few short weeks, the Company’s management and advisors engaged in intensive discussions and negotiations with multiple parties concurrently. These discussions yielded the Refinancing Transaction, which closed on September 30, 2014. Under the Refinancing Transaction, the newly-issued Restated EEUK Term Loan proceeds were used to repay the outstanding Old EEUK Term Loan, thus diffusing the possibility that the Missed Interest Payment would lead to a cross-default on Endeavour’s U.K. debt and potentially cause it to lose its most valuable oil and gas licenses. The Restated EEUK Term Loan also provided approximately $36 million in additional incremental liquidity to help fund operations, restructuring costs and a known requirement to fund an additional letter of credit for the Alba field before the end of 2014.

D.	THE RESTRUCTURING SUPPORT AGREEMENT

1.	Overview

Having successfully addressed the potential defaults and cross-defaults under the Old EEUK Term Loan and thereby insulating its U.K. assets from the risks associated with a restructuring of its U.S. businesses, the Company resumed negotiations with the 2018 Noteholders. As before, the Company’s primary goal was to obtain a much-needed debt restructuring in a controlled and comprehensive manner through a chapter 11 proceeding.

On October 10, 2014, following intense negotiations that required a series of daily forbearances from both the 2018 Noteholders and the 6.5% Convertible Noteholders, the Company and its four principal creditor groups finally reached an agreement regarding the much-needed restructuring of the Debtors’ capital structure. The consensual agreement the Debtors and its major creditors reached was memorialized in the Restructuring Support Agreement attached hereto as Exhibit B. The Restructuring Support Agreement, which serves as the basis for the Plan, is supported by holders of over two-thirds in amount of the March 2018 Notes, the June 2018 Notes, the Convertible Notes and the 7.5% Convertible Bonds.

2.	Reduction of Debt Obligations

The consensual restructuring outlined in the Restructuring Support Agreement will reduce the Company’s debt obligations by approximately $598 million10 and its annual interest burden by approximately 43%, freeing approximately $50 million in annual cash flow for reinvestment into its businesses. Under the Plan, and as discussed in greater detail in Section V of this Disclosure Statement, the Company proposes to accomplish the debt restructuring by: (i) leaving its U.K. debt under the Restated EEUK Term Loan unaffected; (ii) cancelling all its prepetition U.S. debt and equity (other than the Intercompany Claims and Subsidiary Interests) and issuing $262.5 million of New Notes bearing an interest rate of 9.75% to the March 2018 Noteholders; (iii) issuing New Preferred Stock to the 2018 Noteholders with an aggregate liquidation preference of $237.5 million, which accrues cumulative dividends at the rate of 3.5% against the initial principal balance of $237.5 million; and (iv) issuing New Common Stock in satisfaction of the claims of, among others, the June 2018 Noteholders, the Convertible Noteholders, and the 7.5% Convertible Bondholders.

Further, the Restructuring Support Agreement provides the Company a clear path to emerge from the chapter 11 protections afforded by the Bankruptcy Code fewer than six months after the Petition Date. To that end, the Restructuring Support Agreement provides for certain milestones to consummation and implementation of the Plan (the “RSA Deadlines”) that remain outstanding as of the date of this Disclosure Statement, including:

•	Approval of this Disclosure Statement by the Bankruptcy Court no later than January 8, 2015;

•	Confirmation of the Plan by the Bankruptcy Court no later than March 29, 2015; and

•	Effectuation of the confirmed Plan no later than April 28, 2015.

The RSA Deadlines may be extended by the “Requisite Creditors” (as such term is defined in the Plan and Restructuring Support Agreement).

IV. THE CHAPTER 11 CASES

Shortly after entering into the Restructuring Support Agreement, the Debtors commenced their Chapter 11 Cases in the Bankruptcy Court on the Petition Date.11 Pursuant to an order of the Bankruptcy Court, the Debtors’ Chapter 11 Cases are being jointly administered. The Debtors continue to manage their properties and operate their businesses as debtors in possession pursuant to section 1107(a) and 1108 of the Bankruptcy Code.

[10]	Assumes debt balances through 10/10/14, and includes accrued interest through an assumed transaction date of 3/31/15 for the March 2018 Notes and through the Petition Date for all other debt balances.
[11]	Additional information regarding the Debtors’ Chapter 11 Cases and the associated pleadings filed with the Bankruptcy Court during the pendency of these Chapter 11 Cases can be found on the case website, maintained by the Solicitation Agent, at www.kccllc.net/Endeavour. The Debtors recommend that holders of Claims and Interests and other parties-in-interest visit the case website for up-to-date information related the Debtors’ Chapter 11 Cases.

1.	The Debtors’ First Day Motions and Maintenance of Ordinary Course Business Operations

Recognizing that the uninterrupted operation of their businesses was necessary to maximize the Debtors’ value as a going-forward entity, and, ultimately, maximize the recoveries for their creditors, the Debtors entered bankruptcy with a detailed plan to preserve their ordinary course operations. Thus, on the Petition Date, the Debtors filed various “first day” motions with the Bankruptcy Court requesting permission to continue operating their businesses in the ordinary course.

These motions helped the Debtors maintain relationships with key business partners, among others, such as the Operators, certain potential lien claimants who provide the Debtors with goods and services, and holders of royalty interests at their Oil and Gas Properties. Additionally, in certain limited cases, the Debtors requested authorization to pay prepetition obligations in the ordinary course where non-payment might materially disrupt business operations, subject the Debtors to statutory liens or potentially cause the Debtors to forfeit their working interests in their Oil and Gas Properties. After notice and a hearing on October 15, 2014, the Bankruptcy Court entered orders granting these “first day” motions, whereby the Debtors were granted authority to, among other things:

•	Honor their obligations to their employees;

•	Continue paying their tax obligations in the ordinary course;

•	Continue operating their existing cash management system in the ordinary course and make certain intercompany transfers between the Debtors and the Non-Debtor Affiliates in a manner consistent with the terms of the EEUK Term Loan;

•	Satisfy prepetition obligations owed under the Debtors’ JOAs and to certain lien claimants without whose services the Debtors could not operate their businesses;

•	Continue to make certain payments to holders of real property royalty interests in the Debtors’ Oil and Gas Properties that accrued prepetition;

•	Restrict certain transfers of equity interests and, depending on the Debtors’ proposed plan, certain transfers of claims in order to maintain valuable tax attributes; and

•	Establish procedures for providing adequate assurance of payment to utility providers.

In addition, the Bankruptcy Court entered a number of procedural orders following the October 15, 2014 hearing intended to streamline and simplify the administration of the Chapter 11 Cases. These orders: (i) authorized the joint administration of the Chapter 11 Cases and (ii) granted an extension of time to file the Debtors’ schedules of assets and liabilities and statements of financial affairs.

Since the Petition Date, the Debtors have maintained consistent communication with their key business partners to reiterate the Debtors’ continued desire to minimize the operational impact of the chapter 11 filing and provide comfort concerning the Debtors’ ability to timely reorganize without significantly impacting their ordinary-course operations in the United States or United Kingdom.

The Debtors are represented in the Chapter 11 Cases by Weil, Gotshal & Manges LLP (“Weil”) as legal counsel. The Debtors also have retained Richards, Layton and Finger, P.A. (“RLF”) as legal advisors, Opportune LLP as restructuring advisor (“Opportune”), David Baggett as Chief Restructuring Officer and Blackstone Advisory Partners L.P. (“Blackstone”) as financial advisors to assist them in their restructuring.

2.	Assumption of Restructuring Support Agreement

On October 22, 2014, pursuant to the terms of the Restructuring Support Agreement, the Debtors filed a motion to assume the Restructuring Support Agreement. On November 10, 2014, the Bankruptcy Court entered an order authorizing the Debtors to assume that agreement. Additional information regarding the Restructuring Support Agreement is discussed in Section III.D of this Disclosure Statement, and the Restructuring Support Agreement is attached hereto as Exhibit B.

The commitments of the Debtors pursuant to the Restructuring Support Agreement remain subject to the exercise of their fiduciary duties. Upon a reasonable determination made in good faith and based upon the advice of outside counsel, the Debtors may terminate the Restructuring Support Agreement pursuant to such fiduciary duties. Nothing in the Restructuring Support Agreement requires the Debtors or any director, manager, or officer of a Debtor, in their capacity as such, to take any action, or to refrain from taking any action that is inconsistent with such director’s, manager’s, or officer’s fiduciary obligations under applicable law.

3.	Grant of Adequate Protection to the 2018 Noteholders

On the Petition Date, the Debtors filed a motion with the Bankruptcy Court seeking approval of a stipulated order (the “Adequate Protection Order”) among the Debtors, Wells Fargo as indenture trustee to the March 2018 Notes and Wilmington Trust as indenture trustee to the June 2018 Notes, granting certain adequate protection to 2018 Noteholders for potential diminution in value of the 2018 Noteholders’ respective interests in certain collateral. The Bankruptcy Court entered the Adequate Protection Order on November 10, 2014.

As more specifically described in the Adequate Protection Order, the Debtors provided the 2018 Noteholders the following adequate protection, effective as of the Petition Date:

•	Valid and perfected replacement security interests in, and senior liens on, all right, title and interests of certain of the Debtors in the 2018 Notes Collateral.

•	Valid and perfected security interests in, and junior liens on, all right, title and interests of certain of the Debtors in the Restated EEUK Term Loan Collateral.

•	Valid and perfected security interests in, and pari passu liens on, all right, title and interests of certain of the Debtors in such Debtors’ unencumbered or under-encumbered property and assets that may become EEUK Term Loan Collateral pursuant to the terms of the Restated EEUK Term Loan. The grant of such valid and perfected security interests specifically excluded any right, title or interest in the cash, negotiable instruments, deposit accounts or other cash equivalents of the Debtors or the Non-Debtor Affiliates. The liens described in this paragraph are pari passu to the pari passu liens granted to the EEUK Term Loan Lenders in the same collateral, as further described in Section IV.4 of this Disclosure Statement.

•	Payment to Wells Fargo as indenture trustee to the March 2018 Notes, for itself and its professionals, ongoing payments in Cash on a current basis, no less than monthly, in an amount equal to its reasonable and documented fees, costs, and expenses (including, without limitation, Wells Fargo’s professionals’ fees and expenses) incurred in connection with the Chapter 11 Cases, subject to a cap of $200,000 for the first month following the Petition Date and $100,000 for each month thereafter.

•	Payment to Wilmington Trust as indenture trustee to the June 2018 Notes, for itself and its professionals, ongoing payments in Cash on a current basis, no less than monthly, in an amount equal to its reasonable and documented fees, costs, and expenses (including, without limitation, Wilmington Trust’s professionals’ fees and expenses) incurred in connection with the Chapter 11 Cases, subject to a cap of $150,000 for the first month following the Petition Date and $75,000 for each month thereafter.

•	To the extent the liens granted pursuant to the Adequate Protection Order fail to adequately protect the diminution in the value of the 2018 Noteholders’ interests in the 2018 Notes Collateral, the 2018 Noteholders will be granted an allowed super-priority administrative claim against certain of the Debtors’ Estates pursuant to section 507(b) of the Bankruptcy Code (excluding the estate of END LuxCo).

All liens granted pursuant to the Adequate Protection Order shall be automatically released upon the Effective Date (as defined herein) of the Plan.

4.	Lender Protection to the EEUK Term Loan Lenders

On the Petition Date, the Debtors filed a motion with the Bankruptcy Court seeking approval of a stipulated order (the “Lender Protection Order”) among the Debtors, Credit Suisse as administrative agent under the Restated EEUK Term Loan and certain of the EEUK Term Loan Lenders, granting certain lender protection to EEUK Term Loan Lenders pursuant to the terms of the Restated EEUK Term Loan. The Bankruptcy Court entered the Lender Protection Order on November 10, 2014.

As more specifically described in the Lender Protection Order, the Debtors provided the EEUK Term Loan Lenders, effective as of the Petition Date, valid and perfected security interests in, and pari passu liens on, all right, title and interests of certain of the Debtors in such Debtors’ unencumbered or under-encumbered property and assets that may become EEUK Term Loan Collateral pursuant to the terms of the Restated EEUK Term Loan. The grant of such valid and perfected security interests specifically excluded any right, title or interest in the cash, negotiable instruments, deposit accounts or other cash equivalents of the Debtors or the Non-Debtor Affiliates. The liens described in this paragraph are pari passu to the pari passu liens granted to the 2018 Noteholders in the same collateral, as further described in Section IV.3 of this Disclosure Statement. All liens granted pursuant to the Lender Protection Order shall be automatically released upon the Effective Date.

5.	Protection of Tax Benefits/EIC Trading Order

a.	Entry of EIC Trading Order

The Debtors’ net operating loss (“NOL”) carryforwards and certain other tax attributes are valuable assets of the Debtors’ Estates. The Debtors estimate that, as of the Petition Date, EIC and its domestic corporate subsidiaries (the “EIC Group”) had incurred, for U.S. federal income tax purposes, at least $300 million of consolidated NOLs in addition to certain other tax attributes. These tax attributes are valuable because, for U.S. federal income tax purposes, a corporation generally can carry forward its losses to offset future income or tax, thereby reducing its tax liability in future periods. The Debtors believe that, even after taking account of any cancellation of debt impact of the Plan on the Debtors, the Debtors’ NOL carryforwards and other tax attributes may result in significant future tax savings. These savings could enhance the Debtors’ cash position and significantly contribute to the successful reorganization of the Debtors.

The ability of the Debtors to use their NOL carryforwards and other tax attributes is subject to certain statutory limitations. In particular, section 382 of the U.S. Internal Revenue Code (the “Tax Code”) limits a corporation’s ability to use its NOLs and certain other tax attributes after the corporation undergoes a proscribed change of ownership. Although an ownership change of the Debtors is (and was) expected to occur upon implementation of the Plan, the limitations imposed by section 382 of the Tax Code upon a change of ownership pursuant to a confirmed plan are significantly more relaxed than those otherwise applicable, particularly, under section 382(l)(5) of the Tax Code, if the plan involves the retention or receipt of at least half of the stock of the reorganized debtor by its shareholders and/or qualified creditors.

Accordingly, on the Petition Date, in order to protect the value of their NOL carryforwards and other tax attributes, the Debtors sought relief from the Bankruptcy Court to (i) restrict the accumulation of Interests above a specified threshold and (ii) monitor and potentially restrict the accumulation of certain Claims and, under certain circumstances, upon a further order of the Bankruptcy Court, require certain large holders of Claims to sell all or a portion of any such Claims acquired during the Chapter 11 Cases. The Final Order Pursuant to Sections 105(a) and 362 of the Bankruptcy Code Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Claims Against and Interests in the Debtors, (D.I. 150) (the “EIC Trading Order”) granting the requested relief was entered by the Bankruptcy Court on November 6, 2014 and is effective as of the Petition Date. As further described in Section V.L.4 of this Disclosure Statement, the EIC Trading Order shall remain enforceable beyond the Effective Date with respect to those Persons having “Beneficial Ownership” of “Endeavour Stock” (as such terms are defined in the EIC Trading Order). Accordingly, the EIC Trading Order has no applicability or effect with respect to the trading of New Preferred Stock or New Common Stock on or after the Effective Date.

b.	Application of Claims Trading Procedures

The Claims Trading Procedures establish a process pursuant to which holders of certain Claims in excess of a threshold amount (to be determined based on an expected 4.5% ownership of Reorganized EIC) may be required to file a Notice of Substantial Claim Ownership, and, under certain circumstances, to sell all or a portion of any Claims acquired during the Chapter 11 Cases. The notification requirements of these procedures apply in the event the Debtors (or any other plan proponent) propose a 382(l)(5) Plan. The Debtors do not anticipate utilizing section 382(l)(5) of the Tax Code. Accordingly, no holder of Claims is required pursuant hereto to file a Notice of Substantial Claim Ownership.

For a discussion of the material U.S. federal income tax consequences of the Plan to the Debtors and the potential impact on the Debtors’ tax attributes, see Section XII.A of this Disclosure Statement.

V. THE PLAN

A.	INTRODUCTION

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for its benefit, as well as the benefit of its creditors and equity holders. In addition to permitting rehabilitation of the debtor, chapter 11 promotes equality of treatment of creditors and equity holders who hold substantially similar claims against or interests in the debtor and its assets.

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any Person (as such term is defined in the Bankruptcy Code) or entity acquiring property under the plan, and any creditor of or equity holder in the debtor, whether or not such creditor or equity holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions or other than as provided for in a plan or a confirmation order, a confirmation order (x) discharges the debtor from any debt that arose prior to the date of confirmation of the plan and (y) substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of equity holders.

B.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE BANKRUPTCY CODE

Section 1123 of the Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, a debtor into separate classes based upon their legal nature. All claims or interests classified together in a class must be of a substantially similar legal nature. Because an entity may hold multiple claims or interests that give rise to different legal rights, the “claims” and “interests” themselves, rather than their holders, are classified. Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” (meaning the legal rights are altered by the plan) or “unimpaired” (meaning the legal rights are left unaltered by the plan). If a class of claims is “impaired” the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to receive thereunder no less value than the holder would receive if the debtor were liquidated in a case filed under chapter 7 of the Bankruptcy Code. Further, if a class of claims is impaired but will still receive or retain some property under the plan on account of such claims, the Bankruptcy Code affords holders of such claims the right to vote to accept or reject a plan of reorganization. A chapter 11 plan cannot be confirmed if there has been improper classification of claims and interests.

Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable and contractual rights. Typically, this means that the holder of an “unimpaired” claim will receive on the later of the Effective Date or the date on which amounts owing are actually due and payable, payment in full, in Cash, with postpetition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms. Thus, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced. Pursuant to section 1126(f) of the Bankruptcy Code, an unimpaired class of claims or interests is conclusively deemed to accept a plan, and is not entitled to vote on account of its claim or interest.

Under certain circumstances, a class of claims or equity interests may be deemed to reject a plan of reorganization. For example, a class is deemed to reject a plan of reorganization under section 1126(g) of the Bankruptcy Code if the holders of claims or interests in such class do not receive or retain any property under the plan of reorganization on account of their claims or equity interests. Under this provision of the Bankruptcy Code, certain classes are deemed to reject the Plan because they receive no distribution under the Plan as such plan discharges the Debtors from obligations to these holders. Because certain classes are deemed to reject the Plan, the Debtors are required to demonstrate that the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such classes. Among these are the requirements that the plan be “fair and equitable” and not “discriminate unfairly” against the holders of claims or equity interests in such class. For a more detailed description of the requirements for confirmation, see Section X.C below.

The Debtors believe that the Plan classifies all Claims and Interests in compliance with the applicable provisions of the Bankruptcy Code. However, after commencement of the chapter 11 proceeding, a claim holder or interest holder could challenge the Debtors’ classification scheme and the Bankruptcy Court could determine that a different classification scheme is required for the Plan to be confirmed. Under such circumstances, the Debtors may seek to modify the Plan to provide for such classification scheme as may be required by the Bankruptcy Court and to use the sufficient acceptances received, to the extent permitted by the Bankruptcy Court, to demonstrate the acceptance of the class or classes that are affected. Any such reclassification could affect a class’s designation as an accepting or rejecting class by changing the composition of such class. Additionally, such a reclassification could potentially require a solicitation of votes on the Plan.

THE REMAINDER OF THIS SECTION V PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE DEFINITIONS THEREIN), WHICH IS ATTACHED HERETO AS EXHIBIT A.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN. IF CONFIRMED, UPON OCCURRENCE OF THE EFFECTIVE DATE, THE PLAN WILL BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, THEIR ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE TERMS OF THE PLAN WILL CONTROL.

C.	TREATMENT OF UNCLASSIFIED CLAIMS

1.	Administrative Expense Claims

As further described in Section 2.1 of the Plan, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, which agreement is subject to the reasonable consent of the Requisite Creditors, each Allowed Administrative Expense Claim, including any Allowed Claim asserted under section 503(b)(9) of the Bankruptcy Code, shall be paid by the Debtors in full, in Cash, in an amount equal to the unpaid portion of such Allowed Administrative Expense Claim within thirty (30) days following the later to occur of the Effective Date or the date on which such Administrative Expense Claim shall become an Allowed Claim; provided, however, that Allowed Administrative Expense Claims (other than a Claim covered by Sections V.C.2 and V.C.3 hereof) against any of the Debtors representing liabilities incurred in the ordinary course of business by any of the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by any of the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by (i) the Debtors, as reorganized on the Effective Date in accordance with the Plan (collectively, the “Reorganized Debtors”) or (ii) the Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.

2.	Fee Claims

All entities seeking an award of Fee Claims (as such term is defined in the Plan) by the Bankruptcy Court (a) shall file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is thirty (30) days after the Effective Date and (b) shall be paid in full from the Debtors’ or Reorganized Debtors’ Cash in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (A) the Effective Date and (B) the date upon which the order relating to any such Allowed Fee Claim is entered or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or, on and after the Effective Date, the Reorganized Debtors. The Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date and through the Effective Date in the ordinary course and without the need for Bankruptcy Court approval. This Section shall not apply to the payment of fees, costs, expenses and claims of the Indenture Trustees (as such term is defined in the Plan, the “Indenture Trustee Claims”) required pursuant to Paragraph 25 of the Restructuring Support Agreement or as otherwise provided in the Plan.

3.	Indenture Trustee Claims

Subject to the terms and conditions set forth in Section 12.3 of the Plan, on the Effective Date, the Reorganized Debtors shall pay in full in Cash (to the extent not previously paid under the Adequate Protection Order), without application to or approval of the Bankruptcy Court and without a reduction to the recoveries of the Indenture Trustees, any and all unpaid fees and expenses pursuant to Paragraph 25 of the Restructuring Support Agreement and unpaid Indenture Trustee Claims.

4.	Priority/Secured Tax Claims

Except to the extent that a holder of an Allowed Priority/Secured Tax Claim agrees to a different treatment (which agreement is subject to the reasonable consent of the Requisite Creditors), each holder of an Allowed Priority/Secured Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority/Secured Tax Claim be paid by the Reorganized Debtors (a) in full in Cash on the latest to occur of (i) the Effective Date, to the extent such Claim is an Allowed Priority/Secured Tax Claim on the Effective Date and (ii) the date such Claim becomes an Allowed Priority/Secured Tax Claim, or (b) in Cash, in equal quarterly installments commencing on the Effective Date (or if later, the end of the first calendar quarter after such Claim becomes an Allowed Priority/Secured Tax Claim) and continuing over a period not exceeding five (5) years from and after the Petition Date, together with interest accrued thereon at the applicable non-bankruptcy rate as of the Confirmation Date, subject to the sole option of the Reorganized Debtors to prepay the entire amount of the Allowed Priority/Secured Tax Claim.

D.	CLASSIFICATION OF CLAIMS AND INTERESTS

The Plan provides for the classification and treatment of holders of Claims and Interests allowed under section 502 of the Bankruptcy Code. Only the holder of an Allowed Claim or an Allowed Interest is entitled to receive a distribution under the Plan.

1.	Summary of Classification

The following table designates the classes of Claims against and Interests in each of the Debtors and specifies which of those classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Fee Claims, Indenture Trustee Claims and Priority/Secured Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in this Section V.D. The classification of Claims and Interests set forth in the Plan shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth in the Plan. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section V.D.3 of this Disclosure Statement.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)
2	Other Secured Claims	Unimpaired	No (deemed to accept)
3	March 2018 Notes Claims	Impaired	Yes
4	June 2018 Notes Claims	Impaired	Yes
5	7.5% Convertible Bonds Claims	Impaired	Yes
6	Convertible Notes Claims	Impaired	Yes
7	General Unsecured Claims	Impaired	Yes
8	Convenience Class Claims	Unimpaired	No (deemed to accept)
9	Series C Preferred Interests in EIC	Impaired	No (deemed to reject)
10	Series B Preferred Interests in EIC	Impaired	No (deemed to reject)
11	Interests in EIC	Impaired	No (deemed to reject)

2.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.	Elimination of Vacant Classes.

Any class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

E.	TREATMENT OF CLAIMS AND INTERESTS

The Plan is a joint chapter 11 plan for each of the Debtors, with the Plan for each Debtor being non-severable and mutually dependent on the Plan for each other Debtor. Under the Plan, the Debtors intend to reduce their debt obligations by approximately $598 million12 and their annual interest burden by approximately 43%, freeing approximately $50 million in cash flow for reinvestment into its businesses. The Debtors will implement the Plan by cancelling all of their prepetition debt and equity and issuing: (i) $262.5 million in New Notes bearing an interest rate of 9.75%; (ii) the New Preferred Stock with an aggregate liquidation preference of $237.5 million, which accrues cumulative dividends at the rate of 3.5%; and (iii) New Common Stock in satisfaction of Claims and Interests. Additional information regarding the New Notes, New Preferred Stock and New Common Stock is provided in Section V.F of this Disclosure Statement.

1.	Priority Non-Tax Claims (Class 1)

Classification: Class 1 consists of Priority Non-Tax Claims against the Debtors.

Treatment: Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to less favorable treatment of such Claim (which agreement is subject to the reasonable consent of the Requisite Creditors), each such holder shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter.

Voting: Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

2.	Other Secured Claims (Class 2)

Classification: Class 2 consists of Other Secured Claims against the Debtors. To the extent that the Other Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2.

Treatment: Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to less favorable treatment of such Claim (which agreement is subject to the reasonable consent of the Requisite Creditors), each holder of an Allowed Other Secured Claim shall receive, at the option of the Debtors or the Reorganized Debtors, (i) payment in full in Cash in full and final satisfaction of such claim, payable on the later of the Effective Date and the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, or, in each case, as soon as reasonably practicable thereafter, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code or (iii) such other recovery necessary to satisfy

[12]	Assumes debt balances through 10/10/14, and includes accrued interest through an assumed transaction date of 3/31/15 for the March 2018 Notes and through the Petition Date for all other debt balances.

section 1129 of the Bankruptcy Code. The aggregate amount of Allowed Other Secured Claims shall not exceed $3.0 million or such higher amount that may be reasonably agreed upon between the Debtors and the Requisite Creditors at a later date.

Voting: Class 2 is Unimpaired, and the holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.	March 2018 Notes Claims (Class 3)

Classification: Class 3 consists of March 2018 Notes Claims against the Debtors.

Allowance: The March 2018 Notes Claims are Allowed in the amount of $460,855,836 on account of unpaid principal, plus interest, fees and other expenses, arising under or in connection with the March 2018 Notes and the March 2018 Indenture.

Treatment: On the Effective Date, and in accordance with the terms of the Plan, all of the March 2018 Notes shall be cancelled, and each holder of an Allowed Class 3 March 2018 Notes Claim shall receive, in full and final satisfaction of its March 2018 Notes Claim, its pro rata share of (i) the New Notes and (ii) 82.57% of the New Preferred Stock, which shall be initially convertible into 66.30% of the New Common Stock, having an aggregate liquidation preference of $196.1 million.

Voting: Class 3 is Impaired, and holders of March 2018 Notes Claims are entitled to vote to accept or reject the Plan.

4.	June 2018 Notes Claims (Class 4)

Classification: Class 4 consists of June 2018 Notes Claims against the Debtors.

Allowance: The June 2018 Notes Claims are Allowed in the amount of $161,130,000 on account of unpaid principal, plus interest, fees and other expenses, arising under or in connection with the June 2018 Notes.

Treatment: On the Effective Date, and in accordance with the terms of the Plan, all of the June 2018 Notes shall be cancelled, and each holder of an Allowed Class 4 June 2018 Notes Claim shall receive, in full and final satisfaction of its June 2018 Notes Claim, its pro rata share of (i) 17.43% of the New Preferred Stock, which shall be initially convertible into 14.00% of the New Common Stock, having an aggregate liquidation preference of $41.4 million, and (ii) 2.74% of the New Common Stock on a fully-diluted basis (assuming full conversion of the New Preferred Stock).

Voting: Class 4 is Impaired, and holders of June 2018 Notes Claims are entitled to vote to accept or reject the Plan.

5.	7.5% Convertible Bonds Claims (Class 5)

Classification: Class 5 consists of 7.5% Convertible Bonds Claims against the Debtors.

Allowance: The 7.5% Convertible Bonds Claims are Allowed in the amount of $83,920,471 on account of unpaid principal, plus interest, fees and other expenses, arising under or in connection with the 7.5% Convertible Bonds and the 7.5% Convertible Trust Deed.

Treatment: On the Effective Date, and in accordance with the terms of the Plan, all of the 7.5% Convertible Bonds shall be cancelled, and each holder of an Allowed Class 5 7.5% Convertible Bonds Claim shall receive, in full and final satisfaction of its 7.5% Convertible Bonds Claim, its pro rata share of 8.72% of the New Common Stock on a fully-diluted basis (assuming full conversion of the New Preferred Stock).

Voting: Class 5 is Impaired, and holders of 7.5% Convertible Bonds Claims are entitled to vote to accept or reject the Plan.

6.	Convertible Notes Claims (Class 6)

Classification: Class 6 consists of Convertible Notes Claims against the Debtors.

Allowance: The Convertible Notes Claims are Allowed in the amount of $154,663,889 million on account of unpaid principal, plus interest, fees and other expenses, arising under or in connection with the Convertible Notes and the Convertible Indentures.

Treatment: On the Effective Date, in accordance with the terms of the Plan, the Convertible Notes shall be cancelled and each holder of an Allowed Class 6 Convertible Notes Claim shall receive, in full and final satisfaction of its Convertible Notes Claim, its pro rata share of 8.24% of the New Common Stock on a fully-diluted basis (assuming full conversion of the New Preferred Stock).

Voting: Class 6 is Impaired, and holders of Convertible Notes Claims are entitled to vote to accept or reject the Plan.

7.	General Unsecured Claims (Class 7)

Classification: Class 7 consists of General Unsecured Claims against the Debtors not otherwise classified under this Plan.

Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, each holder of an Allowed Class 7 General Unsecured Claim shall receive, in full and final satisfaction of its General Unsecured Claim, payment in an amount of Cash equal to [15]% of such Claim on the later of (i) the Effective Date and (ii) the date on which such Claim becomes Allowed, or, in each case, as soon as reasonably practicable thereafter. The aggregate amount of Allowed General Unsecured Claims shall not exceed $12,000,000.

Voting: Class 7 is Impaired, and holders of General Unsecured Claims are entitled to vote to accept or reject the Plan.

8.	Convenience Claims (Class 8)

Classification: Class 8 consists of holders of any Claim against the Debtors that would otherwise be a General Unsecured Claim that is Allowed in the amount of $10,000 or less (a “Convenience Claim”).

Treatment: Except to the extent that a holder of an Allowed Convenience Claim agrees to less favorable treatment of such Allowed Convenience Claim, each holder of an Allowed Class 8 Convenience Claim shall receive, in full and final satisfaction of its Allowed Convenience Claim, payment in full in Cash on the later of (i) the Effective Date and (ii) the date on which such Convenience Claim becomes Allowed, or, in each case, as soon as reasonably practicable thereafter. Allowed Convenience Claims shall not include interest from and after the Petition Date or include any penalty on such Claim.

Voting: Class 8 is Unimpaired, and the holders of Convenience Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Convenience Claims are not entitled to vote to accept or reject the Plan.

9.	Series C Preferred Interests in EIC (Class 9)

Classification: Class 9 consists of Series C Preferred Interests in EIC.

Treatment: On the Effective Date, and in accordance with the Restructuring Transactions described in Section V.G.18 of this Disclosure Statement, all Series C Preferred Interests in EIC shall be extinguished. Holders of Series C Preferred Interests in EIC shall not receive or retain any property under the Plan on account of such Interests.

Voting: Class 9 is Impaired by the Plan, and holders of Series C Preferred Interests in EIC are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Series C Preferred Interests in EIC are not entitled to vote to accept or reject the Plan.

10.	Series B Preferred Interests in EIC (Class 10)

Classification: Class 10 consists of Series B Preferred Interests in EIC.

Treatment: On the Effective Date, and in accordance with the Restructuring Transactions described in Section V.G.18 of this Disclosure Statement, all Series B Preferred Interests in EIC shall be extinguished. Holders of Series B Preferred Interests in EIC shall not receive or retain any property under the Plan on account of such Interests.

Voting: Class 10 is Impaired by the Plan, and holders of Series B Preferred Interests in EIC are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Series B Preferred Interests in EIC are not entitled to vote to accept or reject the Plan.

11.	Interests in EIC (Class 11)

Classification: Class 11 consists of Interests in EIC.

Treatment: On the Effective Date, and in accordance with the Restructuring Transactions described in Section V.G.18 of this Disclosure Statement, all Interests in EIC shall be extinguished. Holders of Interests in EIC shall not receive or retain any property under the Plan on account of such interests.

Voting: Class 11 is Impaired by the Plan, and the holders of Interests in EIC are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Interests in EIC are not entitled to vote to accept or reject the Plan.

12.	Guaranty Claims of the EEUK Term Loan Lenders

The Plan leaves unaltered the legal, equitable and contractual rights belonging to the EEUK Term Loan Lenders with respect to the guarantees of the Restated EEUK Term Loan made by certain Debtors; including all Liens on the EEUK Term Loan Collateral securing such guarantees granted by Debtors EIC, EOC, EENV and END Management in favor of the EEUK Term Loan Lenders pursuant to the terms of the Restated EEUK Term Loan.

F.	SUMMARIES OF NEW SECURITIES

The summaries below describe the anticipated principal terms of the New Notes, the New Preferred Stock and the New Common Stock, provided, however, that these summaries do not purport to represent a complete description of the terms and conditions of the new securities. Certain terms and conditions of these new securities have not yet been determined, but will be finalized in connection with the negotiation of the “Definitive Documents” (as such term is defined in the Plan and Restructuring Support Agreement).

1.	Summary of the New Notes

In connection with the Plan, EIC will be issuing $262.5 million in aggregate principal amount of New Notes due March 31, 2020.

Reorganized Endeavour International Corporation (“Reorganized EIC”) will issue the New Notes under an indenture (the “New Notes Indenture”) among itself, the Subsidiary Guarantors (as defined below) and Wilmington Trust, in its capacity as trustee and collateral agent to the New Notes (the “New Notes Trustee”). The form of the New Notes Indenture is filed as an exhibit to the Form T-3 filed by Reorganized EIC on the date of this Disclosure Statement with the SEC.

The summary below describes the anticipated principal terms of the New Notes. It does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.

Issuer:	Reorganized EIC, a Delaware corporation

Securities:	$262.5 million in aggregate principal amount of New Notes

Maturity:	March 31, 2020

Interest:	Reorganized EIC will pay interest on the New Notes semiannually in arrears at a rate of 9.75%. Reorganized EIC may, at its option, with respect to any interest period during which the Restated EEUK Term Loan is outstanding, elect to pay interest in cash (“Cash Interest”) or by increasing the principal amount of the New Notes or by issuing PIK Notes (“PIK Interest”). After the Restated EEUK Term Loan is no longer outstanding, such interest shall be payable entirely in cash. No scheduled principal payments are required prior to maturity.

Guarantees:	Each of the New Notes will be guaranteed by EOC, END Management and EENV and certain of Reorganized EIC’s future subsidiaries (the “Subsidiary Guarantors”).

Security:	The obligations with respect to the New Notes and related guarantees, as applicable, will be secured by first-priority liens on (1) 65% of the capital stock of all current and future first-tier foreign subsidiaries owned by Reorganized EIC and certain of its domestic subsidiaries, (2) the EOC-EEUK Intercompany Note and all future intercompany indebtedness owing by any of Reorganized EIC’s foreign subsidiaries to Reorganized EIC or any of the Subsidiary Guarantors and (3) all proceeds of the foregoing (collectively, the “Collateral”); provided, that, the Company may (i) reduce the principal amount of the EOC-EEUK Intercompany Note to match the principal amount of the New Notes, (ii) change the interest rate of the EOC-EEUK Intercompany Note to not less than the interest rate of the New Notes and/or (iii) change the maturity date of the EOC-EEUK Intercompany Note to not later than the maturity date of the New Notes.

Ranking:	The New Notes and related guarantees will be senior secured obligations of Reorganized EIC and the Subsidiary Guarantors. The New Notes and related guarantees will:

• will rank equally in right of payment with all of Reorganized EIC’s existing and future senior indebtedness;

	•	will rank effectively junior in right of payment to all of Reorganized EIC’s other existing and future indebtedness secured by property other than the Collateral to the extent of the value of the property securing such indebtedness;

	•	will rank senior in right of payment to all of Reorganized EIC’s future subordinated indebtedness;

	•	will rank effectively senior to Reorganized EIC’s unsecured indebtedness to the extent of the value of the Collateral;

	•	will be fully and unconditionally guaranteed, jointly and severally, by Reorganized EOC on a senior first-priority secured basis (to the extent of the value of the Collateral owned by Reorganized EOC) and, on a senior unsecured basis by the other Subsidiary Guarantors (to the extent such other Subsidiary Guarantors do not own Collateral); and

	•	will be structurally junior to all existing and future indebtedness and other liabilities, including trade payables, of Reorganized EIC’s non-guarantor subsidiaries (other than indebtedness and other liabilities owed to Reorganized EIC or the Subsidiary Guarantors, if any).

Optional Redemption:	Reorganized EIC shall have the option to redeem the New Notes, in whole or in part at any time and from time to time, at the redemption price of 100% of the aggregate principal amount thereof, plus accrued and unpaid interest on the New Notes redeemed to the applicable redemption date.

Change of Control:	Upon the occurrence of certain specified types of changes in control, Reorganized EIC must offer to repurchase the New Notes at 100% of the aggregate principal amount of New Notes repurchased, plus accrued and unpaid interest thereon to the date of purchase.

Certain Covenants:	The New Notes Indenture will limit Reorganized EIC’s ability and the ability of Reorganized EIC’s restricted subsidiaries, among other things, to:

	•	incur additional indebtedness;

	•	sell production payments;

	•	enter into forward sales of hydrocarbons if the aggregate amount of outstanding forward sales exceeds $25 million;

	•	pay dividends or distributions on capital stock or repurchase capital stock or make payments on junior debt;

	•	make certain investments;

	•	create liens;

	•	merge or consolidate with another company;

	•	enter into certain transactions with affiliates; and

	•	transfer and sell assets.

These covenants contain important exceptions, limitations and qualifications.

Transfer and Listing:

It is expected that the New Notes will be issued pursuant to Section 1145 of the Bankruptcy Code and will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4 (a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code.

Reorganized EIC does not intend to list the New Notes on any securities exchange.

2.	Summary of the New Preferred Stock

Pursuant to the Plan, on the Effective Date, Reorganized EIC will issue $237.5 million (in the aggregate) of New Preferred Stock, on which cumulative dividends shall accrue at a rate of 3.5% per annum, payable quarterly in arrears in cash or, at the Reorganized EIC’s option, by increasing the liquidation preference. The New Preferred Stock will be issued pursuant to a Certificate of Designation of the Series A convertible preferred stock of Reorganized EIC (the “New Preferred Stock Certificate”).

On the Effective Date, the New Preferred Stock will be distributed to the 2018 Noteholders in accordance with the terms of the Plan. The holders of the New Preferred Stock will be subject to a stockholders agreement applicable to the New Preferred Stock and the New Common Stock (the “New Stockholders Agreement”). The anticipated terms of the New Preferred Stock are as follows:

Descriptive Information:

Issuer:	Reorganized EIC

Issue:	Series A Convertible Preferred Stock, described herein as the “New Preferred Stock”

Liquidation Preference:	$237.5 million (in the aggregate), plus the amount of all dividends not actually paid in cash, to be paid to the holders of the New Preferred Stock upon liquidation of Reorganized EIC prior to any payment on the New Common Stock. In the event of a liquidating distribution, sale of all or substantially all of the assets of Reorganized EIC or a merger or certain other transactions involving a change in control of Reorganized EIC, the amount payable to holders of the new preferred stock shall be the greater of (i) the amount described in the preceding sentence and (ii) the amount that would be received on an as-if converted basis into New Common Stock.

Dividends:	Cumulative dividends shall accrue at a rate of 3.5% per annum, payable quarterly in arrears in cash or, at Reorganized EIC’s option, by increasing the liquidation preference. The dividend rate shall increase to 5.5% per annum from and after the fifth anniversary of the issuance date if and so long as the New Preferred Stock has not been redeemed by Reorganized EIC and is otherwise outstanding.

Governance Provisions:

Voting Rights:	Holders of the New Preferred Stock will have the right to (i) vote on an as-converted basis together with the holders of the New Common Stock and (ii) elect one additional director to the board of directors of Reorganized EIC (the “New Board”) if and so long as Reorganized EIC fails to redeem the New Preferred Stock on or after the fifth anniversary of the issuance date. The affirmative vote of holders of a majority of the New Preferred Stock is necessary for the issuance of securities senior to or on a parity with the New Preferred Stock, the authorization or issuance of securities convertible into such senior or parity securities, or the amendment of the terms of the New Preferred Stock.

Certain Amendments and Waivers:	The affirmative vote of holders of two-thirds of the New Preferred Stock is necessary for amendments of the New Preferred Stock which (a) change the stated redemption date of the New Preferred Stock; (b) reduce the liquidation preference of, or dividend rate on, the New Preferred Stock; (c) adversely affects the right to convert the New Preferred Stock; or (d) reduce the percentage of outstanding New Preferred Stock necessary to amend the terms thereof or to grant waivers.

Redemption Provisions:

Redemption:	The New Preferred Stock shall be redeemable by and at the option of Reorganized EIC five years after the Effective Date at a cash redemption price equal to the liquidation preference, plus any accrued and unpaid dividends. If Reorganized EIC does not redeem the New Preferred Stock on the fifth anniversary of the Effective Date, the sole result shall be the 2.0% increase in the dividend rate and the right to elect an additional director, in each case as provided above.

Conversion Terms:

Holder’s Option to Convert:	At the holder’s option, at any time prior to redemption, the New Preferred Stock will initially be convertible into an aggregate of 80.3% of New Common Stock (i.e., 66.30% attributable to the March 2018 Notes Claims and 14.00% attributable to the June 2018 Notes Claims) outstanding as of the Effective Date on a fully diluted basis assuming conversion of all of the shares of New Preferred Stock into New Common Stock but not taking into account any management incentive or similar plan).

Anti-Dilution Provisions:	Conversion rights will be adjusted to provide standard anti-dilution protection, including adjustments for extraordinary dividends, recapitalization, or subdivisions, combinations or reclassifications of New Common Stock, but without anti-dilution protection for issuances of shares at prices below the conversion price or then market price.

3.	Summary of New EIC Common Stock

Pursuant to the Plan, on the Effective Date, the Debtors will issue the New Common Stock to the June 2018 Noteholders, the Convertible Noteholders, and the 7.5% Convertible Bondholders, in accordance with the terms of the Plan. The New Common Stock will be governed by Reorganized EIC’s certificate of incorporation and the holders thereof will be subject to the New Stockholders Agreement.

As detailed in Section V.E, on the Effective Date, Reorganized EIC will issue an aggregate of 3,964,625 primary shares of New Common Stock in accordance with the Plan to holders of Allowed Claims in Classes 4, 5 and 6. Also on the Effective Date, Reorganized EIC will issue New Preferred Stock in accordance with the Plan to holders of Allowed Claims in Classes 3 and 4. Such New Preferred Stock shall be convertible into 16,160,375 shares of New Common Stock. Thus, as of the Effective Date, the holders of Allowed Class 4, Class 5 and Class 6 Claims shall proportionately own all of the issued and outstanding New Common Stock of the Reorganized Debtors, subject to the conversion rights of the holders of the New Preferred Stock and the management incentive plan, if any.

G.	MEANS OF IMPLEMENTATION

1.	Substantive Consolidation for Plan Purposes Only

The Plan contemplates and is predicated upon the deemed substantive consolidation of the Debtors for the purpose of all actions under the Plan. Entry of the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code (the “Confirmation Order”) shall constitute approval pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Chapter 11 Cases of the Debtors solely for purposes of voting, confirmation and distribution.

Solely for voting, confirmation and distribution purposes hereunder, and subject to Section 5.1(c) of the Plan, (i) all assets and all liabilities of the Debtors shall be treated as though they were merged, (ii) all guarantees by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated and cancelled so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors, (iii) all joint obligations of two or more of the Debtors and all multiple Claims against such entities on account of such joint obligations, shall be considered a single Claim against the Debtors, and (iv) each and every Claim filed or to be filed in the Chapter 11 Cases of the Debtors shall be deemed filed against the deemed consolidated Debtors and shall be deemed a single Claim filed and obligation of the deemed consolidated Debtors.

The substantive consolidation effected pursuant to this Section shall not affect (other than for purposes related to funding distributions under the Plan and as set forth herein) (i) the legal and organizational structure of the Debtors, (ii) the making of distributions in accordance with, and the implementation of, the Restructuring Transactions (as defined below and including, without limitation, distributions to holders of Allowed 7.5% Convertible Bonds Claims in respect of the holders’ guarantee claims against EIC), (iii) defenses to any causes of action or requirements for any third party to establish mutuality to assert a right of setoff, (iv) distributions out of any insurance policies or proceeds of such policies and (v) the indebtedness or other obligations of the Debtors under the EEUK Term Loan.

A creditor’s vote to accept the Plan shall be deemed such creditor’s agreement to accept, as consideration for any and all Allowed Claims against any and all Debtors, the treatment specified in the Plan, including, without limitation, the substantive consolidation described herein and, in the event the Bankruptcy Court does not approve the substantive consolidation of all or certain of the Debtors that is requested herein, the treatment of such creditor’s Claim pursuant to the Plan on a non-substantive consolidation basis.

Notwithstanding the deemed substantive consolidation proposed herein, each and every Debtor shall remain responsible for the payment of quarterly fees to the Office of the U.S. Trustee in accordance with Section 12.2 of the Plan.

2.	Transaction Implemented on Effective Date

On the Effective Date, subject to the satisfaction or waiver of the conditions to closing set forth in the Restructuring Support Agreement and the Plan, the Plan will be implemented.

3.	Compromise and Settlement of Claims and Controversies

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made on account of such Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims and controversies, including without limitation, approval of the Restructuring Support Agreement, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates and holders of Claims and is fair, equitable, and reasonable.

4.	Cancellation of Existing Securities and Agreements.

Except for executory contracts and unexpired leases that have been assumed by the Debtors, on the Effective Date and in accordance with the terms of the Plan, all of the agreements and other documents evidencing (a) the Claims or rights of any holder of a Claim against the Debtors, including all notes, indentures, instruments or certificates evidencing such Claims, (b) the Interests in EIC (c) any options or warrants to purchase Interests in EIC; or obligating such Debtors to issue, transfer or sell Interests or any other capital stock of EIC shall be amended, restated, substituted for or cancelled, as the case may be, other than for purposes of evidencing the rights held by a counterparty to an unassumed executory contract or unexpired lease to distributions under the Plan or as otherwise provided hereunder, provided, however, that the foregoing shall not apply to the Restated EEUK Term Loan.

As between each other, the cancellation of the Indentures pursuant to the preceding paragraph, shall not alter or otherwise affect the obligations or rights of the Indenture Trustees or the actual or beneficial holders of the applicable Notes under their applicable Indentures; provided, however, that only the following rights and obligations of the Indenture Trustees shall remain in effect as of the Effective Date: (i) rights, as trustee and collateral agent, to any payment of fees, expenses and indemnification obligations and liens securing such rights to payment, including, but not limited to, the Indenture Trustee Charging Liens, (ii) rights and obligations relating to distributions to be made under the Plan on account of Allowed Notes Claims and Indenture Trustee Claims, (iii) rights and obligations relating to representation of the interests of the holders of Allowed Notes Claims by such Indenture Trustees in these Chapter 11 Cases to the extent not released or discharged by the Plan or any order of the Bankruptcy Court and (iv) rights and obligations relating to Indenture Trustee Claims and participation by such Indenture Trustees in any proceedings and appeals related to the Plan. Notwithstanding the foregoing, none of the Indenture Trustees shall have any obligation to object to Claims against the Debtors. After the performance by the Indenture Trustee and their respective representatives and professionals of any duties that are required under the Plan, the Confirmation Order or the applicable Indenture Documents, the Indenture Trustees and their representatives and professionals shall be relieved of and released from all obligations arising thereunder.

5.	Issuance of New Securities and Debt Instruments

The Reorganized Debtors are authorized to issue all plan-related securities and documents as to which they are the issuer or a guarantor, including, without limitation, the New Notes, the New Indenture, and all security documents relating to the New Notes (collectively, the “New Notes Documents”), the New Preferred Stock and the New Common Stock and any options or entitlements to purchase such Plan-related securities, without the need for any further corporate action. On the Effective Date, all of the Liens and security interests to be granted in accordance with the New Notes Documents (a) shall be legal, binding, and enforceable Liens on, and security interests in, the Collateral granted thereunder in accordance with the terms of the New Notes Documents and (b) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. Any recipient of New Preferred Stock or New Common Stock under the Plan shall be a party to the New Stockholders Agreement. Certain holders of New Preferred Stock and New Common Stock shall be entitled to registration rights pursuant to a registration rights agreement (the “Registration Rights Agreement”).

6.	New Stockholders Agreement

On the Effective Date, Reorganized EIC shall enter into and deliver the New Stockholders Agreement to each holder of New Preferred Stock and New Common Stock, who shall be parties thereto, and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized EIC. The form of such New Stockholders Agreement will be included in the supplemental appendix to the Plan (the “Plan Supplement”) to be filed with the Bankruptcy Court no later than ten (10) days before the Voting Deadline. The New Stockholders Agreement is expected to include the following terms:

Board of Directors:	The New Board will consist of the CEO of Reorganized EIC, one (1) director selected by the 7.5% Convertible Bondholders, at least one (1) independent director, and additional directors selected by certain holders of the New Preferred Stock (in such manner as provided for in the New Stockholders Agreement).

Actions Requiring Consent of the Stockholders:	A sale of Reorganized EIC, amendments to the constitutional documents of Reorganized EIC and certain affiliate transactions will require the approval of the holders of a specified percentage of the outstanding voting securities.

Preemptive Rights:	Holders of New Preferred Stock and New Common Stock of Reorganized EIC will have customary preemptive rights and anti-dilution protections, subject to customary carve-outs.

Transfer:	Shares of New Preferred Stock and New Common Stock of Reorganized EIC will be generally transferrable, other than transfers that would cause Reorganized EIC or any of its subsidiaries to be deemed a public or reporting company, and subject to applicable securities laws. Holders will have certain tag-along and drag-along rights.

The New Stockholder’s Agreement is also expected to include provisions regarding the rights of the holders of the New Common Stock to receive periodic financial and other information. The above terms are meant to be illustrative and not an exhaustive or legally binding list of terms which may be included in the New Stockholders Agreement. As of the date of this draft of the Disclosure Statement, the RSA Parties are still engaged in negotiations as to the customary minority protections to be afforded to the Consenting 7.5% Bondholder and Convertible Noteholders pursuant to the Restructuring Support Agreement. Notwithstanding the above, each of the RSA Parties reserves all of its rights under the Restructuring Support Agreement in respect of the terms of the New Stockholders Agreement, Registration Rights Agreement and other Definitive Documents.

7.	Registration Rights Agreement

On the Effective Date, Reorganized EIC shall enter into and deliver the Registration Rights Agreement to each entity that is intended to be a party thereto and such agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each party thereto shall be bound thereby, in each case without the need for execution by any party thereto other than Reorganized EIC. The form of such Registration Rights Agreement will be included in the Plan Supplement.

8.	Directors and Executive Officers

On the Effective Date, the term of each member of the current board of directors of EIC and the other Debtors shall automatically expire. The New Board and such other directors shall be appointed as provided in the New Stockholders Agreement and may be named in the Plan Supplement but shall be named no later than prior to the commencement of the Confirmation

Hearing. At the discretion of the New Board, the Persons serving as executive officers of the Debtors immediately before the Effective Date shall maintain their current positions with the Reorganized Debtors after the Effective Date.

9.	Section 1145 Exemption

The offer, issuance, and distribution of the New Notes and all shares of New Preferred Stock and New Common Stock hereunder to holders of Allowed Claims against the Debtors, and the issuance of all shares of New Common Stock pursuant to the conversion of the New Preferred Stock, shall be exempt, to the fullest extent permitted by section 1145 of the Bankruptcy Code, from registration under (a) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (b) any state or local law requiring registration for the offer, issuance, or distribution of securities.

10.	Listing of New Securities

Following the Effective Date, neither the New Notes, New Preferred Stock, nor New Common Stock will be listed on any nationally recognized market or exchange.

11.	Subsidiary Interests

On the Effective Date, each respective Subsidiary Interest (as such term is defined in the Plan) in a direct or indirect subsidiary shall be unaffected by the Plan, and the Reorganized Debtor holding such Subsidiary Interest shall continue to hold such Subsidiary Interest, subject to the terms of the Plan.

12.	Intercompany Claims

No separate distributions shall be made hereunder on account of prepetition Intercompany Claims, and such Claims may be reinstated, extinguished or compromised (by distribution, contribution, or otherwise) in the discretion of the Reorganized Debtors, consistent with their business plan, on or after the Effective Date. The EOC-EEUK Intercompany Note shall be amended consistent with the Restructuring Support Agreement.

13.	Cancellation of Liens

On the Effective Date, except as otherwise specifically provided herein with respect to class 2, any Lien securing any Secured Claim (and any agent or representative on such holder’s behalf) shall be deemed released. The holder of such Secured Claim shall be authorized and directed to release any collateral or other property of the Debtors (including any Cash collateral) held by such holder and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Reorganized Debtors; provided, however, that the foregoing shall not apply to the Liens granted to the EEUK Term Loan Lenders and Credit Suisse pursuant to the Restated EEUK Term Loan.

For the avoidance of doubt, and as specifically described in the Adequate Protection Order and Lender Protection Order, all liens granted to the 2018 Noteholders and the EEUK Term Loan Lenders pursuant to the Adequate Protection Order or Lender Protection Order shall be automatically released upon the Effective Date of the Plan.

14.	Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Debtors shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under this Plan shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and sell such withheld property to generate Cash necessary to pay over the withholding tax. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan.

Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. The Debtors have the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to any issuing or disbursing party for payment of any such tax obligations.

The Debtors may require, as a condition to receipt of a distribution, that the holder of an Allowed Claim complete and return a Form W-8 or W-9, as applicable to each such holder. If the Debtors make such a request and the holder fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

15.	Exemption from Certain Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, (a) any issuance, transfer or exchange of notes or equity securities under the Plan, (b) the creation of any mortgage, deed of trust or other security interest, or (c) the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan) pursuant to sections 1146(a), 505(a), 106 and 1141 of the Bankruptcy Code.

16.	Management Incentive Plan

Solely within the discretion of the New Board, Reorganized EIC may implement after the Effective Date a management incentive plan that provides Cash, options or another form of equity-based compensation, or some combination thereof, to the management of Reorganized EIC and its subsidiaries. Any equity-based compensation offered under the management incentive plan shall not exceed [—]% of the New Common Stock (on an as converted basis), and shall proportionately dilute all of the New Preferred Stock (on an as converted basis) and the New Common Stock otherwise contemplated to be issued under the Plan.

17.	Sources of Consideration

Except as otherwise provided in the Plan or the Confirmation Order, all consideration necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from the existing Cash balances of the Debtors and the operations of the Debtors or the Reorganized Debtors. The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through the Reorganized Debtors’ consolidated cash management systems.

18.	Restructuring Transactions; Effectuating Documents

On or before the Effective Date, the following transactions (the “Restructuring Transactions”) shall be effectuated in the following order:

(i) On or before the Effective Date, a new Delaware corporation shall be formed (but no shares of capital stock shall be issued prior to the issuances set forth below);

(ii) On the Effective Date, EIC shall merge with and into the new Delaware corporation formed above, and pursuant to the Merger Agreement and in accordance with Section 4 of Plan, the New Common Stock, New Preferred Stock and New Notes of the Delaware corporation shall be issued directly to the holders of the Allowed March 2018 Notes Claims, the Allowed June 2018 Notes Claims, the Allowed Convertible Notes Claims and the Allowed 7.5% Convertible Bonds Claims, as applicable, in satisfaction and discharge of their Allowed Claims; and

(iii) On the Effective Date, in accordance with Section 4 of the Plan, and pursuant to the Merger Agreement, the Series C Preferred Interests in EIC, the Series B Preferred Interests in EIC, and the Interests in EIC shall be extinguished for no consideration.

In addition, on the Effective Date or as soon as practicable thereafter and without need for any further action, the Reorganized Debtors may (i) cause any or all of the Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii)

cause the transfer of assets between or among the Reorganized Debtors or (iii) engage in any other transaction in furtherance of the Plan; provided, however, that such transactions are not inconsistent with the above Restructuring Transactions or the other terms of the Plan.

(b) On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan and not inconsistent with the Restructuring Transactions, including: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution and the Amended Organizational Documents pursuant to applicable state law; (iv) the amendment of the EOC-EEUK Intercompany Note as contemplated by the Restructuring Support Agreement; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents.

On and after the Effective Date, the Reorganized Debtors and the officers, managers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

H.	DISTRIBUTIONS UNDER THE PLAN

1.	Distribution Record Date.

As of the close of business on December 17, 2014 (the “Distribution Record Date”), the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer of the Claims or Interests occurring on or after the Distribution Record Date.

2.	Date of Distributions

Except as otherwise provided in the Plan, any and all distributions and deliveries to be made under the Plan will be made on the Effective Date, as soon as is practicable thereafter or as otherwise determined in accordance the Plan. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

3.	Disbursing Agent

All distributions made under the Plan shall be made by Reorganized EIC (or such other entity designated by Reorganized EIC), as Disbursing Agent, on or after the Effective Date or as otherwise provided under the Plan. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

4.	Powers of Disbursing Agent

A Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated by the Plan and (c) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions thereof.

5.	Expenses of the Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.	Delivery of Distributions

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims. In the event that any distribution to any holder is returned as undeliverable, the Disbursing Agent shall use reasonable efforts to determine the current address of such holder, but no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code one (1) year after the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

Except as provided below, solely for purposes of the distributions to be made hereunder, each of the Indenture Trustees shall be deemed to be the holder of the applicable Notes Claims and all distributions on account of such Notes Claims shall be made to the applicable Indenture Trustee, as Disbursing Agent. The Indenture Trustees shall hold or direct such distributions for the benefit of the applicable beneficial holders of such Notes Claims. As soon as practicable following receipt of such distributions by the Indenture Trustees, the Indenture Trustees shall arrange to deliver such distributions to or on behalf of the holders of Allowed Notes Claims in accordance with the provisions of the applicable Indenture governing such Claims.

Notwithstanding the foregoing paragraph, all distributions on account of the Allowed March 2018 Notes Claims, including but not limited to the New Notes and the New Preferred Stock, shall be made by the Debtors, as Disbursing Agent at the direction and with the consent of the March 2018 Notes Indenture Trustee. The March 2018 Notes Indenture Trustee shall direct the Disbursing Agent to hold or deliver such distributions to the March 2018 Noteholders in accordance with the provisions of the Plan and the terms of the March 2018 Notes Indenture. Any distributions held by the Disbursing Agent shall remain subject to the right of the March 2018 Notes Indenture Trustee to assert its Indenture Trustee Charging Lien against such distributions.

7.	Manner of Payment Under Plan

All distributions of New Notes, New Preferred Stock, New Common Stock or Cash under the Plan shall be made by the applicable Disbursing Agent on behalf of the applicable Debtor.

At the option of the Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

8.	Fractional Units

No fractional shares of New Preferred Stock and New Common Stock shall be issued or distributed under the Plan and no Cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Preferred Stock or New Common Stock that is not a whole number, the actual distribution of shares of New Preferred Stock or New Common Stock shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Preferred Stock and New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding. The New Notes shall be issued in denominations of $2,000 or multiples of $1,000 in excess thereof, and any other amounts shall be rounded down.

9.	Setoffs

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made), any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, that neither the failure to exercise setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim, provided, further, that the foregoing shall not apply to the Claims of the EEUK Term Loan Lenders and Credit Suisse arising under the Restated EEUK Term Loan.

10.	Distributions After the Effective Date

Distributions made after the Effective Date pursuant to Section 7.4 of the Plan to holders of Claims that are not disputed, contingent or unliquidated as of the Effective Date, but thereafter become Allowed Claims, shall be deemed to have been made on the Effective Date.

11.	Allocation of Distributions Between Principal and Interest

For distributions in respect of Allowed June 2018 Notes Claims, Allowed Convertible Notes Claims, Allowed 7.5% Convertible Bonds Claims, Allowed General Unsecured Claims and Allowed Convenience Claims, to the extent that any such Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated to the principal amount (as determined for federal income tax purposes) of the Claim first, and then to accrued but unpaid interest.

12.	Minimum Distributions

No payment of Cash in an amount less than $100 shall be made to any holder of an Allowed Claim, unless a request therefore is made in writing to the appropriate Disbursement Agent.

I.	PROCEDURES FOR OBJECTING TO DISPUTED CLAIMS AND INTERESTS

1.	Proofs of Claim/Disputed Claims/Process

Except insofar as a Claim is Allowed under the Plan, the Debtors, the Reorganized Debtors or any other party in interest shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before (a) the one-hundred and twentieth (120th) day following the later of (i) the Effective Date and (ii) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (b) such later date as may be fixed by the Bankruptcy Court.

2.	Estimation of Claims

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code (so long as the Bankruptcy Court has not already overruled an objection to such Disputed Claim filed by the Debtors), and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

3.	No Distributions Pending Allowance

If an objection to a Claim is filed as set forth in Section 7.1, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

4.	Distribution After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

5.	Preservation of Claims and Rights to Settle Claims

Except as otherwise provided herein, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all Claims, Disputed Claims, rights, Causes of Action (as such term is defined in the Plan), suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, without the approval of the Bankruptcy Court, subject to the terms of Section 7.1 hereof, the Confirmation Order, and any contract, instrument, release, indenture, or other agreement entered into in connection herewith. The Reorganized Debtors or their successor(s) may pursue such retained Claims, rights, Causes of Action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

J.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.	General Treatment

Effective as of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties are hereby assumed, except for an executory contract or unexpired lease that (a) has previously been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is specifically designated as a contract or lease to be rejected on a schedule of contracts and leases filed and served prior to commencement of the Confirmation Hearing, (c) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date, or (d) is the subject of a pending objection regarding assumption, cure, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) or other issues related to assumption of the contract or lease (a “Cure Dispute”).

2.	Determination of Cure Disputes and Deemed Consent

Following the Petition Date, the Debtors shall have served a notice on parties to executory contracts or unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or lease in connection with this Plan and, where applicable, setting forth the proposed cure amount (if any). The proposed cure amount for any executory contract or unexpired lease not listed on the schedule shall be $0. Any such schedule of executory contracts to be assumed and the proposed cure amounts contained therein shall be reasonably acceptable to the Debtors and the Requisite Creditors.

To the extent that an objection to assumption, cure, “adequate assurance of future performance” or other issues related to assumption of the contract or lease was filed within fifteen (15) days of service of notice of intent to assume or reject, and properly served on the Debtors with respect to the assumption of any contract or lease, then any Cure Dispute that was not scheduled for a hearing by the Bankruptcy Court on or before the date of the Confirmation Hearing shall be scheduled for a later date as may be determined by the Bankruptcy Court. Following resolution of a Cure Dispute by Final Order of the Bankruptcy Court, the contract or lease shall be deemed assumed effective as of the Effective Date, provided, however, that the Debtors reserve the right to reject any such contract or lease following entry of a Final Order of the Bankruptcy Court resolving any such Cure Dispute, by filing a notice indicating such rejection within three (3) Business Days (as such term of the entry of such Final Order.

3.	Payment of Cure and Effect of Assumption of Contracts and Leases

Subject to resolution of any Cure Dispute, any monetary amounts by which any executory contract and unexpired lease to be assumed hereunder is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof.

To the extent that an objection was not timely filed and properly served on the Debtors with respect to the assumption of a contract or lease, then the counterparty to such contract or lease shall be deemed to have assented to (a) the Cure amount proposed by the Debtors and (b) the assumption of the applicable executory contract or unexpired lease, notwithstanding any provision of such contract that (i) prohibits, restricts or conditions the transfer or assignment of such contract or (ii) terminates or permits the termination of a contract as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or a change in the ownership or control of EIC contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminated or modifying such contract on account of transactions contemplated by the Plan.

Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of assumption. Any proofs of claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed Disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court or any other entity.

4.	Rejection Claims

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a timely filed proof of claim, shall be forever barred and shall not be enforceable against the Debtors or the Reorganized Debtors, or their respective properties or interests in property as agents, successors or assigns, unless a proof of claim is filed with the Bankruptcy Court and served upon counsel for the Debtors and the Reorganized Debtors no later than thirty (30) days after (a) the date of entry of an order by the Bankruptcy Court approving such rejection, or (b) the date of the filing of a notice by the Debtors after the Effective Date indicating such rejection in accordance with Section 8.2 of the Plan. The Confirmation Order shall constitute the Bankruptcy Court’s approval of the rejection of all the leases and contracts identified in the Schedule of Rejected Contracts.

5.	Survival of the Debtors’ Indemnification Obligations

Any obligations of the Debtors pursuant to their corporate charters, bylaws, or other organizational documents to indemnify current and former officers, directors, agents and/or employees with respect to all present and future actions or omissions, suits and proceedings against the Debtors or such directors, officers, agents and/or employees, based upon any act or omission occurring at or prior to the Effective Date for or on behalf of the Debtors shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtors shall indemnify directors of the Debtors for any Claims or Causes of Action to the fullest extent provided by law pursuant to their respective Amended Organizational Documents (as such term is defined in the Plan). All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect as of Petition Date, and all directors and officers of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date.

6.	Survival of Other Employment Arrangements

Subject to the reasonable consent of the Requisite Creditors, and except and to the extent previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Effective Date or included as part of a schedule of contracts and leases to be rejected, all employee compensation and benefit plans entered into before or after the Petition Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. The Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate section 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Effective Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.

Notwithstanding anything in this Section or Section 8.6 of the Plan to the contrary, any equity incentive plans of any of the Debtors, and any stock option, restricted stock or other equity agreements and any stock appreciation rights or similar equity incentives or equity based incentives or other obligations or liabilities the value of which depend on the price of, or distributions paid with respect to, equity securities, shall be cancelled as of the Effective Date and the Debtors shall have no liability or responsibility in respect of such equity interests.

7.	Insurance Policies

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All other insurance policies shall revest in the Reorganized Debtors.

8.	Workers’ Compensation Programs

Except as otherwise expressly provided in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds and any other policies, programs and plans regarding or relating to workers’ compensation and workers’ compensation insurance. All such contracts and agreements are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, with a cure amount of zero.

9.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that the Debtors or the Reorganized Debtors or their respective Non-Debtor Affiliates have any liability thereunder.

Nothing in the Plan will waive, excuse, limit, diminish or otherwise alter any of the defenses, Claims, Causes of Action or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

Nothing in the Plan will increase, augment or add to any of the duties, obligations, responsibilities or liabilities of the Debtors or the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

K.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

1.	Conditions Precedent to the Effective Date

The occurrence of the Effective Date and the substantial consummation of the Plan are subject to satisfaction of the following conditions precedent:

(a)	the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtors and the Requisite Creditors and such Confirmation Order shall not be subject to a stay of execution;

(b)	the Restructuring Support Agreement shall not have been terminated in accordance with the terms thereof, and such Restructuring Support Agreement shall be in full force and effect;

(c)	the Definitive Documents, including all documentation related thereto, shall be in form and substance reasonably satisfactory to the Debtors and the Requisite Creditors, consistent with the Restructuring Support Agreement and shall be executed by all necessary parties thereto;

(d)	all actions, documents and agreements necessary to implement the Plan shall have been effected or executed and, to the extent required, filed with the applicable governmental units in accordance with applicable laws;

(e)	the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are reasonably determined by the Debtors or the Requisite Creditors to be necessary to implement the Plan and that are required by law, regulation or order;

(f)	the amended and restated certificate of incorporation for Reorganized EIC shall have been filed with the Secretary of State of the State of Delaware;

(g)	the New Indenture shall have been qualified under section 307 of the Trust Indenture Act of 1939, as amended, as of the issuance date of the New Notes;

(h)	the New Notes Trustee shall have received from each party to the New Indenture and each other New Notes Document a counterpart of the New Indenture and such New Notes Document executed on behalf of such party and each New Notes Document shall be in full force and effect in accordance with its terms;

(i)	counsel to the Consenting March 2018 Noteholders shall have received evidence reasonably satisfactory to it that the New Indenture and each other New Notes Document shall have been duly executed and delivered and, subject only to the occurrence of the Effective Date, are in full force and effect in accordance with their terms;

(j)	counsel to the Consenting March 2018 Noteholders shall have been provided with copies of any officers’ certificates, trustee’s certificates and legal opinions that are provided to, or received from, the New Notes Trustee; and

(k)	the New Notes Trustee shall have authenticated the New Notes and acknowledged the New Notes authentication order in accordance with the terms of the New Indenture.

2.	Waiver of Conditions Precedent

Each of the conditions precedent in Section V.K.1 may be waived in writing by the Debtors (with the prior written consent of the Requisite Creditors in accordance with their consent rights set forth in the Restructuring Support Agreement), without notice or order of the Bankruptcy Court.

3.	Effect of Non-Occurrence of Effective Date

If the conditions listed in Section V.K.1 are not satisfied or waived in accordance with this Section V.K, the Plan shall be null and void in all respects and nothing contained in the Plan or this Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors; (b) prejudice in any matter the rights of any party or (c) constitute an admission, acknowledgement, offer or undertaking by the Debtors, the RSA Parties or any other party.

L.	EFFECT OF CONFIRMATION

1.	Vesting of Assets

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided pursuant to this Plan and the Confirmation Order. Except as otherwise provided in the Plan, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. The Reorganized Debtors may operate their businesses and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

2.	Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the

Plan shall bind any holder of a Claim against, or Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has accepted the Plan.

3.	Discharge of Claims and Termination of Interests

Except as otherwise provided in the Plan, effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns and their assets and properties any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

4.	Term of Injunctions or Stays

Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay. For the avoidance of doubt, the EIC Trading Order shall remain enforceable beyond the Effective Date with respect to those Persons having “Beneficial Ownership” of “Endeavour Stock” (as such terms are defined in the EIC Trading Order). Accordingly, the EIC Trading Order has no applicability or effect with respect to the trading of New Preferred Stock or New Common Stock on or after the Effective Date.

5.	Injunction Against Interference with Plan

From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

6.	Releases by the Debtors

As of the Effective Date, except for the right to enforce the Plan and the Definitive Documents that remain in effect after the Effective Date, for good and valuable consideration, including the Released Parties’ contributions to facilitating the reorganization of the Debtors and implementing the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, their Estates and the Reorganized Debtors from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, their Estates or the Reorganized Debtors would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Restructuring Support Agreement or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date.

7.	Releases By Holders of Claims and Interests

As of the Effective Date, except for the right to enforce the Plan and the Definitive Documents that remain in effect after the Effective Date and the indemnification obligations that survive the Effective Date, (a) each RSA Party and (b) each holder of a Claim or an Interest who has affirmatively voted to accept or is deemed to accept the Plan shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Restructuring Support Agreement or related agreements, instruments or other documents, the solicitation of votes with respect to the Plan, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date.

8.	Exculpation

Each of the Debtors and the RSA Parties and each of their and their Affiliates’ current and former equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and their current and former officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, crisis managers, partners, attorneys, accountants, investment bankers, consultants, representatives and other professionals (each solely in its capacity as such) (each, an

“Exculpated Party”) shall have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, cause of action or liability for any claim in connection with or arising out of, the administration of the Chapter 11 Cases, the entry into the Restructuring Support Agreement and related documents and the consummation of the transactions contemplated therein, the negotiation and pursuit of the Plan, or the solicitation of votes for, or confirmation of, the Plan, the funding of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, and the issuance of securities under or in connection with the Plan or the transactions contemplated by the foregoing, except for willful misconduct or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors, the Reorganized Debtors (and each of their respective agents, directors, officers, employees, advisors and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.

9.	Retention of Causes of Action/Reservation of Rights

Except as otherwise provided in the Plan, including Sections 10.5, 10.6, 10.7 and 10.8 of the Plan, pursuant to section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) all claims, rights, causes of action, suits and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person without the approval of the Bankruptcy Court, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim and/or Claim for setoff which seeks affirmative relief against the Debtors, the Reorganized Debtors, their officers, directors or representatives; and (ii) the turnover of any property of the Debtors’ Estates; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, or causes of action, suits or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

Except as otherwise provided in the Plan, including Sections 10.5, 10.6, 10.7 and 10.8, of the Plan, nothing contained herein or in the Confirmation Order shall be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff or other legal or equitable defense which the Debtors had immediately before the Petition Date, against or with respect to any Claim left Unimpaired by the Plan; provided, however that the Reorganized Debtors shall not retain any Claims or Causes of Action against the Released Parties. The Reorganized Debtors shall have, retain, reserve and be entitled to assert all such Claims, Causes of Action, rights of setoff and other legal or equitable defenses which they had immediately before the Petition Date with respect to any Claim left Unimpaired by the Plan as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.

10.	Solicitation of the Plan

As of the Effective Date, the Debtors (a) shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (b) and each of their respective directors, officers, employees, Affiliates, agents, financial advisors, investment bankers, professionals, accountants and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

11.	Plan Supplement

The Plan Supplement will be filed with the Clerk of the Bankruptcy and may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Documents included in the Plan Supplement will be posted at the website of the Debtors’ notice, claims and solicitation agent at www.kccllc.net/endeavour.

M.	JURISDICTION AND GOVERNING LAW

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, or related to the Chapter 11 Cases for, among other things, the following purposes:

•	to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases and the allowance, classification, priority, compromise, estimation or payment of Claims resulting therefrom;

•	to determine any motion, adversary proceeding, application, contested matter and other litigated matter pending on or commenced after the Confirmation Date;

•	to ensure that distributions to holders of Allowed Claims are accomplished as provided in the Plan;

•	to consider Claims or the allowance, classification, priority, compromise, estimation or payment of any Claim;

•	to enter, implement or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified or vacated;

•	to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

•	prior to substantial consummation of the Plan, to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

•	to hear and determine all applications under sections 330, 331 and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred before the Confirmation Date;

•	to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, the Plan Supplement, the Confirmation Order, any transactions or payments contemplated by the Plan, or any agreement, instrument or other document governing or relating to any of the foregoing;

•	to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following consummation;

•	to hear any disputes arising out of, and to enforce, the order approving alternative dispute resolution procedures to resolve personal injury, employment litigation and similar claims pursuant to section 105(a) of the Bankruptcy Code;

•	to determine such other matters and for such other purposes as may be provided in the Plan or in the Confirmation Order;

•	to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

•	to adjudicate, decide or resolve any Causes of Actions;

•	to adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

•	to resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid;

•	to adjudicate any and all disputes arising from or relating to distributions under the Plan;

•	to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

•	to enter a final decree closing the Chapter 11 Cases;

•	to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located; and

•	to hear and determine any rights, Claims or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory.

VI. PROJECTIONS AND VALUATION ANALYSIS

A.	ASSUMED VALUATION OF THE REORGANIZED DEBTORS

As discussed in Section V.F of this Disclosure Statement, Reorganized EIC will issue New Preferred Stock with an aggregate liquidation preference of $237.5 million convertible into 16,160,375 shares of New Common Stock (equal to 80.3% of Reorganized EIC’s fully-diluted common stock). Reorganized EIC will also issue 3,964,625 primary shares of New Common Stock (representing 19.7% of Reorganized EIC’s fully-diluted stock). The value of recoveries for holders of Voting Claims will depend on the actual value of the New Preferred Stock and New Common Stock.

Over the course of the negotiations that resulted in the Restructuring Support Agreement, the RSA Parties and the Debtors did not reach a consensus regarding a projected Reorganized Company TEV, however, the calculation of a precise Reorganized Company TEV was unnecessary for the Debtors and the RSA Parties to reach agreement on the terms of the Restructuring Support Agreement. Throughout negotiations over the course of several months, the Debtors and the RSA Parties considered Reorganized Company TEVs of between $875 million and $1.1 billion. In conducting its own analysis of the Reorganized Company TEV, the Debtors’ financial advisor, Blackstone, considered, among other things, the Debtors’ net asset value based upon its internally-prepared reserve report as of June 30, 2014, selected publicly-traded comparable companies, selected recent sales of comparable companies or assets, and a discounted cash flow analysis of the Debtors’ financial projections. Blackstone estimated the Reorganized Company TEV to be within the range noted above. The underlying information Blackstone reviewed in preparing its analysis was either publicly available or was provided to the professionals of the RSA Parties for purposes of assisting with their calculations. The Debtors understand that the RSA Parties calculated their projected recoveries based on discussion and negotiations with the Debtors and their own and their financial advisors’ views of Reorganized Company TEV.

It is projected that the Debtors and the Debtors’ Non-Debtor Affiliates will emerge with $335.0 million of net debt ($440.0 million EEUK Term Loan less $105.0 million of restricted cash held to collateralize LC obligations) at its U.K.-based affiliates and $262.5 million of debt issued by Reorganized EIC for a total of $597.5 million of total net debt at emergence. Accordingly, based on the range of the Reorganized Company TEV considered among the

Debtor and the RSA Parties (as noted above), the net equity value of the Reorganized Debtors and their Non-Debtor Affiliates immediately post-Effective Date would range between approximately $277.5 million and $502.5 million.

B.	CONSOLIDATED PROJECTED FINANCIAL STATEMENTS

As more fully described in Section X.C.1 of this Disclosure Statement, the Bankruptcy Code permits a debtor’s chapter 11 plan to be confirmed only if it is not likely to be followed by the debtor’s liquidation or the need for further financial reorganization, other than as provided for in such plan. This requirement of section 1129(a)(11) of the Bankruptcy Code is known as “feasibility.”

For purposes of determining whether the Plan meets this requirement, the Debtors and Opportune have analyzed the Debtors’ ability to meet their obligations under the Plan on a going-forward basis post-Effective Date. As more fully described in the Debtors’ consolidated business projections attached hereto as Exhibit E, the analysis performed by the Debtors with the assistance of Opportune shows the Debtors’ Plan is not likely to be followed by a liquidation or need for further financial reorganization.

C.	LIQUIDATION ANALYSIS

Confirmation of a plan requires that each holder of a claim or interest against the debtor either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. In order to demonstrate that the Debtors’ Plan meets this requirement, a liquidation analysis was performed by Blackstone in coordination with the Debtors and the Debtors’ other professionals and is attached hereto as Exhibit F. Based on this analysis, the Debtors submit that each impaired class will receive under the Plan a recovery equal to or greater than the value such class would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.13

VII. SECURITIES LAW MATTERS

A.	NEW NOTES, NEW PREFERRED STOCK AND NEW COMMON STOCK

Detailed summaries of the New Notes, New Preferred Stock and New Common Stock are provided in Section V.F of this Disclosure Statement.

B.	TRANSFER AND SECURITIES LAWS RESTRICTIONS

1.	Issuance and Resale of the New Notes, New Preferred Stock, and New Common Stock Under the Plan

Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act the offer or sale, under a chapter 11 plan of reorganization, of a security of a debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to a debtor

[13]	Each of the RSA Parties reserves its respective rights with respect to the statements in this Section VI.C and the liquidation analysis in Exhibit F.

under a plan, if such securities are offered or sold in exchange for claim against, or interest in, such debtor or affiliate. In reliance upon this exemption, the New Notes, New Preferred Stock (and the New Common Stock issuable upon conversion thereof) and New Common Stock issued to holders of claims against the Debtors generally will be exempt from the registration requirements of the Securities Act, and state and local securities laws. Accordingly, such securities may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b) of the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of new securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exception from registration under state law in any given instance and as to any applicable requirements or conditions to such availability.

Section 1145(b) of the Bankruptcy Code defines “underwriter” for the purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is a control Person of the issuer of the securities.

Notwithstanding the foregoing, control Person underwriters as referred to in clause (d) above may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permit the resale of securities received by such underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, the availability of certain current public information regarding the issuer and certain other conditions. Parties who believe they may be underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own legal advisors as to the availability of the exemption provided by Rule 144 or other applicable exemptions.

2.	Listing; SEC Filings

Upon consummation of the Plan, neither the New Common Stock nor the New Preferred Stock will be publicly traded or listed on any nationally recognized market or exchange. After the Effective Date, Reorganized EIC will terminate its obligation to file periodic reports (such as Form 10-Ks, 10-Qs, and 8-Ks) with the SEC. Reorganized EIC, however, will be required by the terms of the New Notes to make certain financial and other information available on a website.

3.	Legends

Certificates evidencing shares of New Notes, New Preferred Stock and New Common Stock received by holders of at least 10% of the outstanding voting stock of EIC will bear a legend substantially in the form below (except no legend shall be required on certificates issued in “street name” or in the name of, or by a nominee of the Depository Trust Company):

[THIS NOTE] [THE SHARES OF [PREFERRED] [COMMON] STOCK REPRESENTED BY THIS CERTIFICATE] MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR UNLESS ENDEAVOUR INTERNATIONAL CORPORATION RECIEVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

VIII. CERTAIN RISK FACTORS TO BE CONSIDERED

Documents filed with the SEC may contain important risk factors that differ from those discussed below. Copies of any document filed by EIC with the SEC may be obtained by visiting the SEC website at http://www.sec.gov.

A.	CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.	Objection to Claims

Although holders of Claims are not required to file proofs of claim in the Chapter 11 Cases, the Debtors may object to a proof of claim filed by or on behalf of a holder of a Claim, except where otherwise indicated in the Plan, Restructuring Support Agreement, Adequate Protection Order or Lender Protection Order. The distribution estimates set forth in this Disclosure Statement cannot be relied on by any holder of any Claims or Interest whose Claim or Interest is or may be subject to an objection. Any such holder may not receive its specified share of the estimated distributions described in this Disclosure Statement. The Debtors, however, will not object to the Claims of the RSA Parties in the amounts set forth in the Plan.

2.	Conversion to Chapter 7 Case

If no plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interest of creditors and/or the Debtors, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. As further described in Exhibit F hereto, the Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to the Debtors’ creditors than those provided for in the Plan. Further, conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code would entitle the RSA Parties to terminate the Restructuring Support Agreement.

3.	Non-Confirmation of Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court in accordance with the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications will not necessitate the re-solicitation of votes. Finally, there can be no assurances that the Debtors’ Plan will receive sufficient votes for confirmation.

The Bankruptcy Code requires that a plan of reorganization comply with certain requirements (including but not limited to the requirements of section 1129 of the Bankruptcy Code) in order for a plan of reorganization to be confirmed. The Bankruptcy Court may determine that one or more of those requirements is not satisfied with respect to the Debtors’ Plan. If the Bankruptcy Court were to make such a determination, the Debtors could be required to restart the Solicitation process. In such a situation, the Debtors could be required to (i) seek approval of a new disclosure statement, (ii) solicit or re-solicit votes from holders of Claims or Interests, and/or (iii) seek confirmation of the newly-proposed plan of reorganization.

Further, denial of confirmation of the Plan by the Bankruptcy Court could give rise to a right of the RSA Parties to terminate the Restructuring Support Agreement. If such a termination were to occur, the Debtors’ efforts to reorganize would be delayed and possibly jeopardized. Additionally, should the Plan fail to be approved, confirmed or consummated, non-Debtor parties-in-interest may be in a position to file an alternative plans of reorganization pursuant to section 1121 of the Bankruptcy Code. As such, non-confirmation of the Plan would likely entail significantly greater risk of delay, expense and uncertainty, which would likely have a material adverse effect upon the Debtors’ financial condition.

4.	Non-Occurrence or Delayed Occurrence of the Effective Date

Although the Debtors believe that the Effective Date will occur within [—] days after the Confirmation Date following satisfaction of any applicable conditions precedent, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date described in Section V.K.1 of this Disclosure Statement have not occurred or otherwise been waived in accordance with Section V.K.2 of this Disclosure Statement by the date that is [—] days after the Confirmation Date, then the Confirmation Order will be vacated. Under such circumstances, no distributions would be made under the Plan, the Debtors and all holders of Claims and Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Claims and Interests would remain unchanged.

5.	Amendment, Waiver, Modification or Withdrawal of Plan

Under certain circumstances, the Debtors may, prior to confirmation or substantial consummation of the Plan and subject to the provisions of section 1127 of the Bankruptcy Code, rule 3019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Restructuring Support Agreement and the Plan, amend the terms of the Plan or waive any conditions thereto, if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan. The potential impact of any such amendment or waiver on the holders of Claims cannot presently be foreseen, but may include a change in the economic impact of the Plan on some or all of the Classes or a change in the relative rights of such Classes.

B.	RISKS IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT

1.	Termination of the Restructuring Support Agreement

The Restructuring Support Agreement may be terminated upon the occurrence of a number of termination events (each, an “RSA Termination Event”) as more specifically set forth in the Restructuring Support Agreement attached hereto as Exhibit B. Should an RSA Termination Event occur, all obligations of the parties to the agreement shall terminate, except that any RSA Party’s termination solely with respect to itself shall not result in the termination of the Restructuring Support Agreement with respect to any other party.

Furthermore, upon termination of the Restructuring Support Agreement, any party to the Restructuring Support Agreement shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take had it not entered into the Restructuring Support Agreement, and none of its rights or remedies shall be deemed waived pursuant to a claim of laches or estoppel. Without the commitment provided by the RSA Parties to vote in favor of the Plan, the Debtors may not be able to secure sufficient votes in favor of the Plan for confirmation.

C.	RISKS ASSOCIATED WITH THE DEBTORS’ BUSINESS AND INDUSTRY

The risks associated with Debtors’ business and industry are more fully described in the Debtors’ SEC filings, including:

•	Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 17, 2014 (including Form 10-K/A filed with the SEC on March 21, 2014);

•	Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on November 12, 2014; and

•	Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on August 8, 2014;

•	Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on May 9, 2014; and

•	Forms 8-K filed with the SEC on September 2, 2014, October 1, 2014, October 3, 2014, October 14, 2014, October 21, 2014, October 28, 2014 and November 13, 2014.

The risks associated with the Debtors’ business and industry described in the Debtors’ SEC filings, include, but are not limited to:

•	discovery, estimation, development and replacement of oil and gas reserves;

•	decreases in proved reserves due to technical or economic factors;

•	drilling of wells and other planned exploitation activities;

•	our high level of indebtedness and debt service costs;

•	adverse weather conditions;

•	uncertainties related to drilling and production operations, including the recent issues with the Debtors’ Rochelle asset;

•	timing and amount of future production of oil and gas;

•	the Debtors’ ability to flow their production through aging infrastructure that is owned by others;

•	the volatility of oil and gas prices;

•	operating costs such as lease operating expenses,

•	administrative costs and other expenses;

•	the Debtors’ future operating or financial results;

•	amount, nature and timing of capital expenditures, including future development costs;

•	cash flow and anticipated liquidity;

•	availability of drilling and production equipment;

•	cost and access to natural gas gathering, treatment and pipeline facilities

•	environmental hazards, such as natural gas leaks, oil spills and discharges of toxic gases;

•	business strategy and the availability of acquisition opportunities; and

•	other factors not known to the Debtors at this time.

D.	THE FINANCIAL PROJECTIONS ARE BASED ON SIGNIFICANT ASSUMPTIONS

The Financial Projections (attached hereto in Exhibit E) were not compiled, audited, or examined by independent accountants, and none of the Debtors nor Non-Debtor Affiliates make any representations or warranties regarding the accuracy of the projections or the ability to achieve forecasted results. Many of the assumptions underlying the projections are subject to significant uncertainties and are beyond the control of the Debtors, including, but not limited to, sales, costs, inflation, the volatile nature of the market for hydrocarbons and other unanticipated market, competitive and economic conditions. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate financial results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections may be inaccurate in a material respect. Therefore, the actual results achieved may vary significantly from the forecasts, and the variations may be material.

E.	RISKS RELATED TO AN INVESTMENT IN THE NEW NOTES

1.	Insufficient Cash Flow to Meet Debt Obligations

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year due to the cyclical nature of the oil and gas industry. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments, including the New Notes. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business and industry factors will affect the Reorganized Debtors’ future financial performance, and, as a result, their ability to generate cash flow from operations and to pay their debt, including the New Notes. Many of these factors, such as oil and natural gas prices, economic and financial conditions in the oil and gas industry and the global economy or competitive initiatives of competitors, are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as:

•	refinancing or restructuring debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, it cannot be assured that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations, including obligations under the New Notes, or to obtain alternative financing, could materially and adversely affect the Reorganized Debtors’ ability to make payments on the New Notes and their business, financial condition, results of operations and prospects.

2.	Inability to Repurchase the New Notes

Under the terms of the indenture governing the New Notes, the Reorganized Debtors may be required to repurchase all or a portion of the New Notes if the proceeds from certain dispositions are not applied in a specific manner or in the event of a change in control as defined in the New Indenture. The Reorganized Debtors may not have enough funds to pay the repurchase price on a purchase date. Other debt agreements to which the Reorganized Debtors become a party may provide that their obligation to purchase the New Notes would be an event of default under such agreement. As a result, the Reorganized Debtors may be restricted or prohibited from repurchasing the New Notes. If the Reorganized Debtors are prohibited from repurchasing the New Notes, they could seek the consent of their then-existing lenders to repurchase the New Notes, or they could attempt to refinance the borrowings that contain such prohibition. There can be no assurance that the Reorganized Debtors would be able to refinance their indebtedness or, if a refinancing were to occur, that the refinancing would be on favorable terms. If the Reorganized Debtors are unable to obtain a consent or refinance the debt, they could not repurchase the New Notes. The Reorganized Debtors’ failure to repurchase tendered New Notes would constitute a default under the indenture governing the New Notes and would likely also constitute a default under the terms of other indebtedness that the Reorganized Debtors may incur.

The term “change in control” is limited to certain specified transactions and may not include other events that might adversely affect the Reorganized Debtors’ financial condition. The Reorganized Debtors’ obligation to repurchase the New Notes upon a change in control would not necessarily afford holders of New Notes protection in the event of a highly-leveraged transaction, reorganization, merger or similar transaction.

3.	Incurrence of Substantially More Indebtedness

The Reorganized Debtors and their subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the New Notes does not completely prohibit the Reorganized Debtors or their subsidiaries from doing so. Accordingly, the Reorganized Debtors or their subsidiaries could incur significant additional indebtedness in the future, some of which may be incurred by non-guarantor subsidiaries and some of which could constitute secured indebtedness with respect to assets that do not secure the New Notes, and which would have priority in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceeding to the extent derived from the collateral securing such debt. If the Reorganized Debtors incur any additional indebtedness that ranks equally with the New Notes and the guarantees, the holders of that indebtedness will be entitled to share ratably with the holders of the New Notes and the related guarantees in any proceeds from sales of assets not pledged as security for the New Notes that is distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Reorganized Debtors. This may have the effect of reducing the amount of proceeds paid to holders of the New Notes. If new indebtedness is added to current debt levels, the related risks that the Reorganized Debtors and their subsidiaries now face could intensify.

4.	Subordination to Other Secured Lenders

The Reorganized Debtors’ obligations under the New Notes and the guarantors’ obligations under their guarantees of the New Notes are secured by only a portion of the Reorganized Debtors’ assets, and future secured debt, if any, may be secured by the Reorganized Debtors’ other assets, which could include substantially all of the Reorganized Debtors’ oil and natural gas properties and the ownership interests of substantially all of the Reorganized Debtors’ subsidiaries (other than the stock of Reorganized EIC’s subsidiaries pledged as collateral for the New Notes). If the Reorganized Debtors are declared bankrupt or insolvent, or if they default under such indebtedness, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If the Reorganized Debtors were unable to repay such indebtedness, the lenders under such indebtedness could foreclose on the assets pledged as security for such indebtedness to the exclusion of holders of the New Notes, even if an event of default exists under the indenture governing the New Notes at such time. Furthermore, if the equity interests of any guarantor are sold or otherwise disposed of to a party other than the Reorganized Debtors or their restricted subsidiaries in a transaction permitted under the terms of the indenture governing the New Notes, and the guarantor no longer qualifies as a subsidiary under the New Indenture as a result of such disposition then such guarantor will be released from its guarantee of the New Notes automatically. In any such event, because the New Notes are not secured by all of such assets or by the equity interests in all of the Reorganized Debtors’ subsidiaries, it is possible that there would be no assets from which claims of holders of the New Notes could be satisfied other than those securing the New Notes and the guarantees, or that existing assets might be insufficient to satisfy claims of the holders of the New Notes in full.

5.	Subordination to Claims of Creditors of Non-Guarantor Subsidiaries

None of the Reorganized Debtors’ existing foreign subsidiaries guarantee the New Notes. Subject to certain limitations, the indenture governing the New Notes permits the Reorganized Debtors to form or acquire certain subsidiaries that are also not guarantors of the New Notes and permits the Reorganized Debtors’ non-guarantor subsidiaries to acquire assets and incur indebtedness. Holders of the New Notes will not have any claim as creditors against any of the Reorganized Debtors’ non-guarantor subsidiaries to the assets and earnings of those subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, to assets not securing the New Notes and the guarantees would have priority over any of the Reorganized Debtors’ claims or those of their other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to the Reorganized Debtors or to any of the guarantors as equity, and thus may not be available to satisfy the Reorganized Debtors’ obligations under the New Notes and other claims against the Reorganized Debtors or the guarantors.

6.	Ability to Repay Debt Is Affected by Cash Flow Generated by Subsidiaries

Non-Debtor Affiliates own all of the U.K. Producing Fields, which account for 92% of the Company’s proven reserves of oil and gas. Accordingly, repayment of the Reorganized Debtors’ indebtedness, including the New Notes, is dependent on the generation of cash flow by the Non-Debtor Affiliates and those Non-Debtor Affiliates’ abilities to make such cash available to the Reorganized Debtors by dividend, debt repayment or otherwise. None of the Reorganized Debtors’ existing foreign subsidiaries guarantee their obligations under the New Notes. Unless they guarantee the New Notes none of the Reorganized Debtors’ future subsidiaries will have any obligation to pay amounts due on the New Notes or to make funds available for that purpose. The Reorganized Debtors’ subsidiaries may not be able to, or may not be permitted to, make distributions to enable the Reorganized Debtors to make payments in respect of the Reorganized Debtors’ indebtedness, including the New Notes. The Restated EEUK Term Loan contains restrictions on the Reorganized Debtors’ foreign subsidiaries from making distributions to EIC and the Reorganized Debtors’ domestic subsidiaries. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit the Reorganized

Debtors’ ability to obtain cash from their subsidiaries. While the indenture governing the New Notes limits the ability of the Reorganized Debtors’ restricted subsidiaries to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments to the Reorganized Debtors, these limitations are subject to certain qualifications and exceptions. In the event that the Reorganized Debtors do not receive sufficient distributions from their subsidiaries, the Reorganized Debtors may be unable to make required principal, premium, if any, and interest payments on their indebtedness, including the New Notes.

7.	New Notes Are Secured Only to the Extent of the Value of the Assets that are Granted as Security for EOC’s Guarantee of the Notes

The collateral securing the New Notes and the guarantees is limited to 65% of the capital stock of EIHBV (which is owned by EOC) and the subordinated EOC-EEUK Intercompany Note payable by EEUK to EOC. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale, and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay the Reorganized Debtors’ obligations under the New Notes. In addition, the subordinated EOC-EEUK Intercompany Note comprising a portion of the collateral will be subordinated to existing and future secured indebtedness of EEUK (including the Restated EEUK Term Loan) on whatever terms the secured creditors of EEUK may require, and releases of collateral from the liens securing the guarantees are permitted under some circumstances. To the extent that the Reorganized Debtors or their subsidiaries incur secured debt, the value of such note may be reduced. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the New Notes, the holders of the New Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against the Reorganized Debtors’ remaining assets.

8.	Limitation on Ability of Collateral Agent to Foreclose on Collateral

The right of the collateral agent for the New Notes, as a secured party under the New Notes Documents for the benefit of itself and the holders of the New Notes, to foreclose upon and sell the collateral upon the occurrence of a payment default is likely to be significantly impaired by U.S. or foreign bankruptcy laws, including the automatic stay provision contained in Section 362 of the Bankruptcy Code.

Under federal bankruptcy laws, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, federal bankruptcy laws generally permit a debtor to continue to retain and use collateral even though that debtor is in default under the debt instruments so long as the secured creditor is afforded “adequate protection” of its interest in the collateral. Although the precise meaning of the term “adequate protection” may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor’s interest in its collateral. Accordingly, the bankruptcy court may find that a secured creditor is “adequately protected” if, for example, the debtor makes certain cash payments or grants the creditor liens on additional or replacement collateral as security for any diminution in the value of the collateral occurring for any reason during the pendency of the bankruptcy case.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it cannot be predicted whether or when the collateral agent could foreclose upon or sell the collateral or whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral following the commencement, and during the pendency, of a bankruptcy case. Furthermore, if a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Notes, holders of the New Notes would hold “under-secured claims.” Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “under-secured claims” during a debtor’s bankruptcy case. In addition, the collateral agent’s ability to foreclose on the collateral on behalf of the holders of the New Notes may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the collateral agent’s security interest in the collateral.

9.	The Collateral May Be Diluted Under Certain Circumstances

The collateral that secures EOC’s guarantee of the New Notes and, if the Reorganized Debtors or any other subsidiary guarantors become pledgors in the future, the Reorganized Debtors’ obligations under the New Notes and the obligations of the other subsidiary guarantors under their guarantees of the New Notes, may secure additional notes and related guarantees that the Reorganized Debtors incur in the future, subject to restrictions on the Reorganized Debtors’ or the subsidiary guarantors’ ability to incur debt and liens under a potential future credit agreement and the indenture. Further, the Reorganized Debtors may incur future indebtedness that will be secured by substantial assets of the Reorganized Debtors that do not secure obligations respecting the New Notes. The New Notes Indenture does not require that the Reorganized Debtors maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Any additional notes issued pursuant to the New Notes Indenture and any related guarantees by the subsidiary guarantors will rank pari passu with the New Notes or the related guarantees, as applicable, and be entitled to the same rights and priority with respect to the collateral as the New Notes. Thus, the issuance of additional notes pursuant to the New Notes Indenture may have the effect of significantly diluting the ability of holders of the New Notes to recover payment in full from the then existing pool of collateral. Subject to the limitations provided in the New Notes Indenture, the Reorganized Debtors and their subsidiaries may sell assets, including the collateral. In addition, the value of the EOC-EEUK Intercompany Note constituting a portion of the collateral may be diminished by the amounts of any repayments of the same.

To the extent that holders of other secured debt or third parties have liens (including statutory liens) on the collateral, whether or not permitted by the New Notes Indenture, such holders or third parties may have rights and remedies with respect to the collateral securing the New Notes and the guarantees that, if exercised, could reduce the proceeds available to satisfy the obligations under, the New Notes and the guarantees. As a result, if there is a default, the value of the collateral may not be sufficient to repay the holders of the New Notes. Any claim for the difference between the Reorganized Debtors’ obligations under the New Notes and the amount realized by holders of the New Notes from the sale of the collateral will rank equally in right of payment with all of the Reorganized Debtors’ other unsecured unsubordinated indebtedness, including trade payables.

10.	Failure to Perfect Security Interests in Future Collateral

The Reorganized Debtors may acquire assets or investments in the future that would be required to be pledged as collateral securing the New Notes or the guarantees of the New Notes pursuant to the terms of the New Notes Indenture. There can be no assurance that the trustee or the collateral agent will monitor, or that the Reorganized Debtors will inform the trustee or the collateral agent of, the future acquisition of assets that would be required to be pledged as collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional assets that are required to be pledged as collateral or the perfection of any security interest in such collateral. Such failure to perfect the security interest may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the New Notes against third parties with respect to such collateral.

11.	Future Pledge of Collateral Subject to Avoidance in Bankruptcy

Any future pledge of collateral in favor of the holders of the New Notes, including pursuant to security documents delivered after the date of the indenture, might be voidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive a greater recovery than what the holders of the New Notes would receive in a liquidation under Chapter 7 of the Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

12.	Suspension of Covenants in the New Notes Indenture Under Certain Circumstances

Many of the covenants in the New Notes Indenture will be suspended if the New Notes issued thereunder are rated investment grade by both Standard & Poor’s and Moody’s, provided at such time no default has occurred and is continuing under the indenture. The covenants restrict, among other things, the Reorganized Debtors’ ability to pay distributions on capital stock, incur debt and to enter into certain other transactions. However, suspension of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the New Notes are subsequently downgraded below investment grade.

13.	Unrestricted Subsidiaries Will Generally Not Be Subject to Covenants in the New Notes Indenture

Once formed in accordance with the provisions of the New Notes Indenture, unrestricted subsidiaries will not be subject to the covenants thereunder, and their assets will not be available as security for the New Notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the New Notes. Accordingly, the Reorganized Debtors may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of their indebtedness, including the New Notes.

14.	Original Issue Discount on the New Notes.

None of the interest payments on the New Notes will be qualified stated interest for U.S. federal income tax purposes, even if Reorganized EIC never exercises the option to pay PIK Interest, because the New Notes provide Reorganized EIC with the option to pay cash interest or PIK Interest for any interest payment period while the Restated EEUK Term Loan is outstanding. Consequently, the New Notes will be treated as issued with original issue discount, or OID, for U.S. federal income tax purposes, and U.S. holders will be required to include the OID in gross income on a constant yield to maturity basis, regardless of whether interest is paid currently in cash. See Section XII.B.2 for a more detailed discussion of the U.S. federal income tax consequences of owning New Notes.

F.	RISKS RELATED TO INVESTMENT IN THE NEW COMMON STOCK AND THE NEW PREFERRED STOCK

1.	Significant Holders

After the Effective Date, certain holders of Allowed Claims will receive up to [—]% of the New Common Stock and [—]% of the New Preferred Stock under the Plan. If such holders were to act as a group, such holders would be in a position to control the outcome of all actions requiring stockholder approval, including the election of directors, without the approval of other stockholders. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Reorganized Debtors and, consequently, have an impact upon the value of the New Common Stock and the New Preferred Stock.

2.	Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any liquidation, dissolution or winding up of the Reorganized Debtors, the New Common Stock and New Preferred Stock would rank below all debt claims against the Reorganized Debtors, including the New Notes. As a result, neither holders of the New Common Stock nor holders of the New Preferred Stock will be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ obligations to their debt holders had been satisfied, including payments to holders of the New Notes.

Similarly, in any liquidation, dissolution or winding up of the Reorganized Debtors, the New Common Stock would rank below any outstanding New Preferred Stock. The New Common Stock would not be entitled to any payment or other distribution of assets until the Reorganized Debtors’ obligations to the holders of any then-outstanding New Preferred Stock on account of the liquidation preference had been satisfied.

3.	Dilution from Future Stock Issuance

Solely within the discretion of the New Board, Reorganized EIC may implement after the Effective Date a management incentive plan that could provide options or another form of equity-based compensation to the management of Reorganized EIC and its subsidiaries. Any equity-based compensation offered under the management incentive plan shall dilute all of the New Preferred Stock (on an as converted basis) and the New Common Stock otherwise contemplated to be issued under the Plan. The amount and dilutive effect of such issuances could be material.

4.	Lack of Established Market for New Common Stock

A liquid trading market for the New Common Stock and New Preferred Stock issued under the Plan does not exist. The future liquidity of the trading markets for New Common Stock and New Preferred Stock will depend, among other things, upon the number of holders of such securities and whether such securities become listed for trading on an exchange or trading system at some future time. The Reorganized Debtors are under no obligation to list the New Common Stock or the New Preferred Stock on any securities exchange and has no current intention to do so. Consequently, holders of the New Common Stock and holders of the New Preferred Stock may bear certain risks associated with holding securities for an indefinite period of time, including, but not limited to, the risk that the New Common Stock will lose some or all of its value.

5.	Implied Valuation of New Common Stock and New Preferred Stock Not Intended to Represent the Trading Value of the New Common Stock

The valuation of the Reorganized Debtors is not intended to represent the trading values of New Common Stock or the New Preferred Stock in public or private markets and is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things: (1) prevailing interest rates; (2) conditions in the financial markets; (3) the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and (4) other factors that generally influence the prices of securities. Actual market prices of the New Common Stock and the New Preferred Stock also may be affected by other factors not possible to predict. Accordingly, the implied value stated herein and the Plan of the securities to be issued does not necessarily reflect, and should not be construed as reflecting, values that will be attained for the New Common Stock or the New Preferred Stock in the public or private markets.

6.	Tax Consequences: Potential Deemed Dividend Distributions

Under section 305 of the Tax Code, a holder of New Preferred Stock may be treated as receiving taxable deemed dividend distributions with respect to such stock even in the absence of actual cash dividend distributions on such stock, particularly with respect to any increase in the conversion ratio due to an accrual of undeclared dividends and potentially depending on the final terms of the New Preferred Stock (which terms will be included in the Plan Supplement). In that case, a holder of New Preferred Stock would be required to pay tax on any such distribution notwithstanding that it does not receive any Cash from the Reorganized Debtors, which will require the holder to find another source of liquidity to pay any such tax. In addition, Reorganized EIC may be required to pay withholding taxes at a rate of up to 30% with respect to any such deemed taxable distribution allocable to a holder of New Preferred Stock that is not a U.S. person (as defined under the tax law). Any such payments by Reorganized EIC would reduce the Reorganized Debtors’ cash position, which could negatively impact the Reorganized Debtors. See Section XII.B.3 of this Disclosure Statement for a more detailed discussion of the U.S. federal income tax consequences of owning New Preferred Stock.

G.	UNFORESEEN EVENTS

Future performance of the Reorganized Debtors is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond their control. While no assurance can be provided, based upon the current level of operations and anticipated revenue and cash flows described in the Financial Projections, the Debtors believe that cash flow from operations and available cash will be adequate to fund the Plan and meet their future liquidity needs.

IX. VOTING PROCEDURES AND REQUIREMENTS

Ballots have been provided for holders of Voting Claims as of [December 17, 2014] (the “Voting Record Date”) to vote to accept or reject the Plan. Because all other Classes are either (a) unimpaired and deemed to accept or (b) impaired and deemed to reject, only Classes 2-7 Claims are entitled to vote.

Each Ballot contains detailed voting instructions and sets forth in detail, among other things, the deadlines, procedures, and instructions for voting to accept or reject the Plan, the Voting Record Date for voting purposes, and the applicable standards for tabulating Ballots.

The Debtors have engaged KCC as their Solicitation Agent to assist in the transmission of voting materials and in the tabulation of votes. It is important that holders of Voting Claims timely exercise their right to vote to accept or reject the Plan.

Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. Ballots must be returned by the Voting Deadline with an original signed copy to:

By First Class Mail, Overnight Courier or Personal Delivery:

Endeavour Ballot Processing

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN [January 20], 2015 AT 8:00 PM (PREVAILING EASTERN TIME).

ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN WILL BE COUNTED AS AN ACCEPTANCE. THE FAILURE TO VOTE DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN. AN OBJECTION TO THE CONFIRMATION OF THE PLAN, EVEN IF TIMELY SERVED, DOES NOT CONSTITUTE A VOTE TO ACCEPT OR REJECT THE PLAN.

X. CONFIRMATION OF THE PLAN

A.	CONFIRMATION HEARING

The Debtors will serve a separate notice of the date, time, and place of the Confirmation Hearing. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any subsequent adjournment of that hearing.

B.	OBJECTIONS TO CONFIRMATION

Any objection to the confirmation of the Plan must (i) be written in English, (ii) conform to the Bankruptcy Rules and the local rules for the Bankruptcy Court for the District of Delaware (the “Local Rules”), (iii) set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the particular Debtor or Debtors, the basis for the objection and the specific grounds therefor, and (iv) be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon and received no later than the date and time set by the Bankruptcy Court by:

Counsel to the Debtors:

Weil, Gotshal & Manges LLP 767 Fifth, Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007
Attn:	Gary T. Holtzer, Esq.
Stephen A. Youngman, Esq.
Email:	gary.holtzer@weil.com
Email:	stephen.youngman@weil.com

Richards, Layton & Finger, P.A. One Rodney Square 920 North King Street Wilmington, Delaware 19801 Telephone: (302) 651-7700 Facsimile: (302) 651-7701
Attn:	Mark D. Collins
Zachary I. Shapiro
Email:	collins@rlf.com
Email:	shapiro@rlf.com

Counsel to the Ad Hoc Prepetition Noteholder Group:

Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, New York 10005 Telephone: (212) 530-5000 Facsimile: (212) 530-5219
Attn:	Dennis F. Dunne, Esq.
Matthew S. Barr, Esq.
Email:	ddunne@milbank.com
Email:	mbarr@milbank.com

Counsel to the Ad Hoc Convertible Noteholder Group:

Brown Rudnick LLP 7 Times Square New York, New York 10036 Telephone: (212) 209-4800 Facsimile: (212) 209-4801
Attn:	Robert J. Stark, Esq.
Attn:	John F. Storz, Esq.

Email:	rstark@brownrudnick.com
Email:	jstorz@brownrudnick.com

Brown Rudnick LLP One Financial Center Boston, MA 02111 Telephone: (617) 856-8587 Facsimile: (617) 856-8201
Attn:	Steven B. Levine, Esq.
Email:	slevine@brownrudnick.com

Counsel to the 7.5% Convertible Bondholders:

Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Telephone: (212) 596-9000 Facsimile: (212) 596-9090
Attn:	Keith H. Wofford
Email:	keith.wofford@ropesgray.com

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Objections to confirmation of a plan are governed by Bankruptcy Rule 9014 and Local Rule 9006-1. UNLESS AN OBJECTION TO CONFIRMATION OF THE PLAN IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.	REQUIREMENTS FOR CONFIRMATION OF THE PLAN

The Plan will not constitute a valid, binding contract between the Debtors and their Creditors and Interest holders until the Bankruptcy Court has entered a Final Order confirming the Plan. Pursuant to section 1128 of the Bankruptcy Code, the Bankruptcy Court must hold the Confirmation Hearing before deciding whether to confirm the Plan.

1.	Section 1129(a) of the Bankruptcy Code

a.	Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the requirements specified in section 1129 of the Bankruptcy Code, which set forth the requirements for confirmation of a plan. If the Bankruptcy Court determines that those requirements are satisfied, it will enter an order confirming the Plan.

The Debtors believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of the Bankruptcy Code, and that the Plan is proposed in good faith.

b.	Acceptance

Pursuant to section 1126(f) of the Bankruptcy Code, holders of unimpaired claims or interests are conclusively deemed to have accepted a plan. Accordingly, their votes are not solicited. Classes 1, 2, and 8 of the Plan are Unimpaired. As a result, holders of Claims in those classes are conclusively deemed to have accepted the Plan and are not entitled to vote.

Holders of impaired claims and interests that receive or retain any property under a plan on account of such claims or interests are entitled to vote on a plan, and therefore, must accept a plan as a class in order for it to be confirmed without the application of the “unfair discrimination” and “fair and equitable” tests to such classes. A class of claims is deemed to have accepted a plan if the plan is accepted by holders of at least two-thirds ( 2⁄3) in amount of each such class (other than any claims designated under section 1126(e) of the Bankruptcy Code) and a majority in number of holders that has voted to accept or reject the plan. The Voting Claims are impaired and entitled to vote to accept or reject the Plan.

A class of claims or interests is deemed to reject a plan pursuant to section 1126(g) of the Bankruptcy Code if such class of claims or interests does not receive or retain any property on account of such claims or interests. Classes 9, 10 and 11 under the Plan are not receiving or retaining any property under the Plan on account of their claims or interests, and thus, are deemed to have rejected the Plan.

c.	Best Interests Test

Pursuant to section 1129(a)(7) of the Bankruptcy Code, with respect to each impaired class of claims and interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. This requirement is referred to as the “best interests test.” This analysis requires the Bankruptcy Court to determine what the holders of allowed claims and allowed interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under chapter 7 of the Bankruptcy Code. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to such claims) is then compared with the value offered to such classes of claims and interests under the plan.

In a chapter 7 liquidation, the cash available for distribution to creditors would consist of the proceeds resulting from the disposition of the unencumbered assets of the debtor, augmented by the unencumbered cash held by the debtor at the time of the commencement of the liquidation case. Such cash amount would be reduced by the costs and expenses of the liquidation, including, but not limited, to the appointment of a trustee and the trustee’s employment of attorneys and other professionals, and by such additional administrative and priority claims that may result from the termination of the debtor’s business and the use of chapter 7 for the purpose of liquidation.

The liquidation analysis performed by Blackstone in coordination with the Debtors and the Debtors’ other professionals and is attached hereto as Exhibit F.

Based on the analysis performed by the Debtors with the assistance of Blackstone and Opportune, the Debtors submit that each impaired class will receive under the Plan a recovery equal to or greater than the value such class would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

d.	Feasibility

The Bankruptcy Code permits a debtor’s chapter 11 plan to be confirmed only if it is not likely to be followed by the debtor’s liquidation or the need for further financial reorganization, other than as provided for in such plan. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. The Plan provides for the Debtors to exchange a considerable portion of their debt obligations for (i) the New Notes, (ii) the New Preferred Stock and (iii) New Common Stock, greatly reducing the leverage on the Reorganized Debtors.

As demonstrated by the Financial Projections set forth in Exhibit E to this Disclosure Statement, the Debtors believe that the value of the New Notes, the New Preferred Stock and New Common Stock will allow for the Debtors to address their debt obligations under the Plan and continue to operate their businesses. Following the cancellation of the 2018 Notes, the Convertible Notes and the 7.5% Convertible Bonds in exchange for the New Notes, the New Preferred Stock and/or New Common Stock, the Debtors will have significantly delevered and reorganized their capital structure to be in a much stronger financial position going forward. Consequently, following confirmation of the Plan the Debtors are not likely to require further financial reorganization.

2.	Section 1129(b) - Unfair Discrimination and Fair and Equitable Tests

Under certain circumstances the Bankruptcy Court may confirm a plan of reorganization over a rejecting class of claims or equity interests in a process referred to as “cramdown.” To obtain such confirmation, the Debtors must demonstrate that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to all such rejecting impaired classes. A plan does not “discriminate unfairly” if the legal rights of a dissenting class are treated no worse than any claims of equal priority and no class junior to such dissenting class receives a distribution of greater value. The Debtors believe that the Plan satisfies this requirement.

The Bankruptcy Code establishes different “fair and equitable” tests for secured claims, unsecured claims and equity interests.

•	Secured Claims: To be “fair and equitable,” a plan must provide: (i) that the holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and each holder of a claim receives deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder’s interest in the estate’s interest in such property; (ii) for the sale of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale; or (iii) for the realization by such holders of the “indubitable equivalent” of such claims.

•	Unsecured Claims: To be “fair and equitable,” either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class may not receive any property under the plan.

•	Equity Interests. To be “fair and equitable,” either (i) each equity interest holder will receive or retain under the plan property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such stock or (y) the value of the stock, or (ii) the holders of interests that are junior to the stock will not receive any property under the plan.

The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan of reorganization over a rejecting class of claims or equity interests as long as the standards in section 1129(b) are met. This power to confirm and “cramdown” a plan over dissenting classes is an important part of the reorganization process. It assures that no single group of claims or interests can block a restructuring that is otherwise acceptable to the Debtors’ creditors and meets the stringent confirmation requirements of the Bankruptcy Code.

The Debtors will seek confirmation of the Plan, notwithstanding the deemed rejection of the Plan by the holders of Interests in Classes 9, 10 and 11 or any of Class of holders that votes to reject the Plan.

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.	ALTERNATIVE PLAN

If the Plan is not confirmed, the Debtors, or any other party in interest (if the Debtors’ exclusive period, provided under sections 1121(b) and (c) of the Bankruptcy Code, in which to file a plan has expired) could attempt to formulate a different plan. Such an alternative plan might involve either a reorganization of the Debtors’ business or an orderly liquidation of the Debtors’ assets under chapter 11.

The Debtors have concluded that the Plan enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors would still incur the expenses associated with discontinuing their businesses. A chapter 11 liquidation would likely take a significant period of time and, as demonstrated in the Debtors’ Liquidation Analysis, the Debtors believe that a liquidation would likely lead to a lesser return to holders of Claims and Interests than such holders are entitled to receive under the Plan. Although preferable to a chapter 7 liquidation, the Debtors believe that liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return provided by the Plan.

B.	LIQUIDATION UNDER CHAPTER 7

If the Plan is not confirmed and no chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. In Chapter 7, a trustee would be appointed to liquidate the assets of the Debtors. Any cash realized from such a liquidation, after accounting for the fees and expenses of the trustee and other professionals, would be distributed strictly in accordance with the priorities established by the Bankruptcy Code and applicable nonbankruptcy law. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims and Interests is set forth in the Liquidation Analysis attached hereto as Exhibit F.

The Debtors believe that liquidation under chapter 7 would result in a distribution to holders of Claims that is less than those provided for in the Plan or even a liquidation under Chapter 11, because of (a) the likelihood that other assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (b) additional administrative expenses attendant to the appointment of a trustee and the trustee’s employment of attorneys and other professionals, (c) additional expenses and Claims, some of which would be entitled to priority, would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations, and (d) the inability to capture any of the value of the Debtors as a going concern.

XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims. This discussion does not address the U.S. federal income tax consequences to holders of Claims who are unimpaired or deemed to reject the Plan.

The discussion of U.S. federal income tax consequences below is based on the Tax Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and subject to significant uncertainties. The Debtors have not requested an opinion of counsel or a ruling from the IRS with respect to any of the tax aspects of the contemplated transactions.

This summary does not address foreign, state, or local tax consequences of the contemplated transactions, nor does it purport to address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, holders that are, or hold Claims through, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, persons subject to the alternative minimum tax (“AMT”) or the “Medicare” tax on unearned income, and persons holding Claims that are part of a straddle, hedging, constructive sale, or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the New Notes, New Preferred Stock or New Common Stock in the secondary market.

This discussion assumes that the Claims, the New Notes, the New Preferred Stock, and the New Common Stock are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code and that the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon your individual circumstances. You are urged to consult your own tax advisor for the U.S. federal, state, local and other tax consequences applicable under the Plan.

A.	CONSEQUENCES TO THE DEBTORS

For U.S. federal income tax purposes, the Debtors, other than END LuxCo, are members of an affiliated group of corporations of which EIC is the common parent, which files a single consolidated U.S. federal income tax return (the “EIC Group”). END LuxCo is treated, for U.S. federal income tax purposes, as a disregarded entity owned by a controlled foreign corporation, and so is not itself subject to U.S. federal income tax. The EIC Group has estimated NOL carryforwards of approximately $300,000,000 for U.S. federal income tax purposes and other tax attributes as of the Petition Date, and expects to incur additional NOLs for the period through the Effective Date (assuming a March 31, 2015 Effective Date). Certain of these tax attributes are subject to existing limitations. The amount of any such NOL carryforwards and other tax attributes, and the extent to which any limitations apply, remain subject to audit and adjustment by the IRS.

As discussed below, in connection with the Plan, the amount of the EIC Group’s NOL carryforwards may be significantly reduced. In addition, the subsequent utilization of any loss and other tax attributes remaining following the Effective Date may be severely restricted.

1.	Cancellation of Debt

In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes – such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan. The amount of COD income incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. If advantageous, the debtor can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Where the debtor joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced. Any reduction in tax attributes in respect of COD income generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the COD is incurred.

The Debtors expect to incur significant COD as a result of the implementation of the Plan (for discussion purposes, based on an assumed Reorganized Company TEV of $1.0 billion, hereinafter the “Illustrative Value”), with the result that a corresponding reduction in its consolidated NOLs is expected. Based on the Illustrative Value and taking into account the implementation of the Plan, the Debtors expect to have a remaining NOL of approximately $216 million as of a March 31, 2015 assumed Effective Date, subject to (and prior to applying) the limitations under section 382 of the Tax Code, discussed below. The amount of COD actually incurred will depend primarily on issue price of the New Notes and the fair market value of the New Preferred Stock and New Common Stock distributed to holders of Claims.

2.	Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the Effective Date, any remaining NOL carryforwards and other tax attributes allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) will be subject to limitation under section 382 of the Tax Code. Any such limitation applies in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from the COD arising in connection with the Plan. The Debtors believe that there will be tax attributes remaining after the Effective Date to which section 382 of the Tax Code would apply because it is expected that the tax attributes available for reduction will exceed the amount of COD.

Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income or tax liability is subject to an annual limitation. The issuance of the New Preferred Stock and New Common Stock pursuant to the Plan will constitute an “ownership change” of the EIC Group for these purposes.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (1) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (2) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (e.g., 2.94% for ownership changes occurring in November 2014). As discussed below, this annual limitation potentially may be impacted in the event the corporation (or consolidated group) has an overall “built-in” gain or loss in its assets at the time of the ownership change. For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation (or the parent of the consolidated group) is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. Based on the Illustrative Value, the Debtors estimate that the resulting annual limitation would be approximately $12 million per year.

Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for at least two (2) years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses, absent any increases due to recognized built-in gains discussed below.

Accordingly, the impact of an ownership change of the EIC Group pursuant to the Plan depends upon, among other things, the amount of Pre-Change Losses remaining after the reduction of attributes due to the COD, the value of both the stock and assets of the EIC Group at such time, the continuation of its respective business, and the amount and timing of future taxable income.

a.	Built-in Gains and Losses

Section 382 of the Tax Code can operate to limit the deduction of certain “built-in” losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five (5) years (up to the amount of the original net unrealized built-in loss) generally will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five (5) years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation’s (or consolidated group’s) net unrealized built-in gain or loss will be deemed to be zero unless the actual amount of such gain or loss is greater than the lesser of (1) $10,000,000.00 or (2) fifteen percent (15%) of the fair market value of its assets (with certain adjustments) before the ownership change. It is expected that the EIC Group will be in a net unrealized built-in loss position as of the Effective Date.

b.	Section 382(l)(5) Bankruptcy Exception

Under section 382(l)(5) of the Tax Code, an exception to the foregoing annual limitation rules generally applies where “qualified creditors” and existing shareholders of a debtor receive, in respect of their claims or equity interests, at least fifty percent (50%) of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. The IRS has in private letter rulings applied section 382(l)(5) of the Tax Code on a consolidated basis where the parent corporation is in bankruptcy. Generally, qualified creditors are creditors who (1) held their claims continuously for at least eighteen (18) months at the time the bankruptcy petition is filed and thereafter or (2) hold claims incurred in the ordinary course of the debtor’s business and held those claims continuously since they were incurred. Under this exception, a debtor’s Pre-Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three (3) taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the reorganization. (In the present case, this interest charge-back would result in a significant reduction in the amount of the Debtors’ otherwise remaining NOL carryforwards.) Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan would preclude the debtor’s utilization of any Pre-Change Losses at the time of the subsequent ownership change against future income. A debtor that qualifies for this exception may, if it so desires, elect not to have the exception apply and instead remain subject to the annual limitation described above. The Debtors currently intend to elect not to apply this exception.

3.	Alternative Minimum Tax

In general, a U.S. federal AMT is imposed on a corporation’s alternative minimum taxable income at a twenty percent (20%) rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only ninety percent (90%) of a corporation’s (or consolidated group’s) taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes). Accordingly, usage of the Debtors’ NOLs by the Debtors may be subject to limitations for AMT purposes in addition to any other limitations that may apply.

In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

4.	Reincorporation Merger of EIC

As further described in Section V.G.18 of this Disclosure Statement, the Plan requires the merger of EIC on the Effective Date with and into a newly formed Delaware corporation (the “Merger”). The Merger has been structured to qualify as a “reorganization” within the meaning of section 368(a) of the Tax Code. Accordingly, the Merger is not expected to result in the recognition of any gain or loss by EIC for U.S. federal income tax purposes.

B.	CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS

As used in this Section of the Disclosure Statement, the term “U.S. Holder” means a beneficial owner of March 2018 Notes Claims, June 2018 Notes Claims, 7.5% Convertible Bonds Claims, Convertible Notes Claims, General Unsecured Claims, New Notes, New Preferred Stock or New Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds March 2018 Notes Claims, June 2018 Notes Claims, 7.5% Convertible Bonds Claims, Convertible Notes Claims, General Unsecured Claims, New Notes, New Preferred Stock or New Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding any of such instruments, you should consult your own tax advisor.

1.	Exchanges of Claims Under the Plan

Pursuant to the Plan (and in accordance with the Restructuring Transactions), and in complete and final satisfaction of their respective Claims, (i) holders of March 2018 Notes Claims will receive New Notes and New Preferred Stock, (ii) holders of June 2018 Notes Claims will receive New Preferred Stock and New Common Stock, (iii) holders of 7.5% Convertible Bonds Claims and Convertible Notes Claims will receive New Common Stock, and (iv) holders of General Unsecured Claims will receive cash.

An exchange by a U.S. Holder of 7.5% Convertible Bonds Claims (which were issued by END LuxCo) for New Common Stock and a U.S. Holder of General Unsecured Claims for cash will be treated as a fully taxable transaction, with the consequences described below in “Fully Taxable Exchange,” although an argument could be made, depending upon the facts, that such an exchange of 7.5% Convertible Bonds Claims generally could be treated as a tax-free exchange (in which case the consequences would differ from those described herein). The remainder of this summary assumes that an exchange by a U.S. Holder of 7.5% Convertible Bonds Claims for New Common Stock will be treated as a fully taxable transaction.

The U.S. federal income tax consequences of the Plan to a U.S. Holder of March 2018 Notes Claims, June 2018 Notes Claims or Convertible Notes Claims will depend on whether such Claims constitute “securities” of EIC for U.S. federal income tax purposes. This determination is made separately for each type of Claim. If a Claim constitutes a security of EIC, then the receipt of New Preferred Stock, New Common Stock and/or New Notes pursuant to Merger (i.e., of EIC) in accordance with the Plan should be treated as part of a tax “reorganization” for U.S. federal income tax purposes, with the consequences described below in “Reorganization Treatment.” If, on the other hand, a Claim does not constitute a security of EIC, then the receipt of New Preferred Stock, New Common Stock and/or New Notes in exchange therefor will be treated as a fully taxable transaction, with the consequences described below in “Fully Taxable Exchange.” The status of the New Notes does not impact this initial determination. As described below, however, the additional determination of whether the New Notes constitute securities of Reorganized EIC is relevant when a U.S. Holder’s exchange of March 2018 Notes Claims is part of a tax reorganization for U.S. federal income tax purposes.

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt obligation is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. Additionally, the IRS has ruled that new debt obligations with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose, since the new debt represents a continuation of the holder’s investment in the corporation in substantially the same form. U.S. Holders of Claims are urged to consult their own tax advisors regarding the appropriate status for U.S. federal income tax purposes of their Claims and any New Notes to be received.

As indicated above, the New Preferred Stock, New Common Stock and New Notes will be issued to holders of certain Claims pursuant to the Merger. The Merger has been structured as a “reorganization” within the meaning of section 368(a) of the Tax Code, and the remainder of this summary assumes that it so qualifies.

a.	Reorganization Treatment

If a Claim constitutes a security of EIC, the receipt of New Preferred Stock, New Common Stock and/or New Notes in exchange therefor will qualify for reorganization exchange treatment for U.S. federal income tax purposes. The classification as a reorganization exchange generally serves to defer the recognition of any gain or loss by the U.S. Holder. Notwithstanding the foregoing, a U.S. Holder of March 2018 Notes Claims generally would still have to recognize its gain, if any, to the extent of the “issue price” of the New Notes if the New Notes do not constitute securities. Each U.S. Holder is urged to consult its own tax advisor regarding the possible application of (or ability to elect out of) the “installment method” of reporting any such gain.

In addition, even within an otherwise tax-free exchange, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income (see “Distributions in Respect of Accrued But Unpaid Interest or OID” below).

In a reorganization exchange, a U.S. Holder’s aggregate tax basis in any New Common Stock, New Preferred Stock and any New Notes (if the Notes constitute securities) received will equal such U.S. Holder’s aggregate adjusted tax basis in the Claims exchanged therefor, increased by any gain or interest income recognized in the exchange, and decreased by any deductions claimed in respect of any previously accrued but unpaid interest and, if the New Notes received do not constitute securities, by their “issue price.” Such aggregate tax basis presumably should be allocated among any New Common Stock, New Preferred Stock and any New Notes (if the New Notes constitute securities) received in accordance with their relative fair market values. In a reorganization exchange, a U.S. Holder’s holding period in any New Common Stock, New Preferred Stock and any New Notes (if the New Notes constitute securities) received will include its holding period in the Claims exchanged therefor, except to the extent of any exchange consideration received in respect of accrued but unpaid interest.

If the New Notes do not constitute securities, a U.S. Holder’s tax basis in any New Notes received should equal the “issue price” of such notes on the date of the exchange. See “—Ownership and Disposition of New Notes—OID and Issue Price” below. In such event, a U.S. Holder’s holding period in the New Notes should begin on the day following the exchange date.

b.	Fully Taxable Exchange

In general, if the exchange of a Claim pursuant to the Plan is a fully taxable exchange, the exchanging U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between (i) the aggregate fair market value of any New Preferred Stock and/or New Common Stock and the issue price of any New Notes (or, in the case of a U.S. Holder of a General Unsecured Claim, the amount of cash) received in respect of its Claim on the Effective Date (other than any exchange consideration received in respect of a Claim for accrued but unpaid interest and possibly accrued original issue discount (“OID”)), and (ii) the U.S. Holder’s adjusted tax basis in the Claims exchanged (other than any tax basis attributable to accrued but unpaid interest and possibly accrued OID). (See “Character of Gain or Loss” below.) In addition, a U.S. Holder of a Claim will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. (See “Distributions in Respect of Accrued but Unpaid Interest or OID” below.)

Generally, a U.S. Holder’s adjusted tax basis in a Claim will be equal to the cost of the Claim to such U.S. Holder, increased by any OID previously included in income. If applicable, a U.S. Holder’s tax basis in a Claim also will be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the Claim other than payments of qualified stated interest, and by any amortizable bond premium that the U.S. Holder has previously deducted.

In the case of a taxable exchange, a U.S. Holder’s tax basis in any New Note, New Preferred Stock and/or New Common Stock received in respect of its Claim on the Effective Date should equal the issue price of such note or the fair market value of such stock, as applicable, on the Effective Date. The U.S. Holder’s holding period in such note and/or stock received should begin on the day following the Effective Date.

c.	Character of Gain or Loss

Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously claimed a bad debt deduction.

A U.S. Holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. The de minimis amount is equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity. Generally, qualified stated interest is a stated amount of interest payable in cash at least annually.

Under these rules, any gain recognized on the exchange of Claims (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. If a U.S. Holder of Claims did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange but, if the exchange is a reorganization exchange, only up to the amount of gain that the U.S. Holder recognizes in the exchange.

In the case of an exchange of Claims that qualifies as a reorganization exchange, the Tax Code indicates that any accrued market discount in respect of the Claims should not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount should carry over to any nonrecognition property received in exchange therefor (i.e., to the New Preferred Stock, the New Common Stock and, possibly, the New Notes, received in the exchange). Any gain recognized by a U.S. Holder upon a subsequent disposition of such New Preferred Stock, New Common Stock or New Note would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

d.	Distributions in Respect of Accrued But Unpaid Interest or OID

In general, to the extent that any consideration received pursuant to the Plan by a U.S. Holder of a Claim is received in satisfaction of accrued interest during its holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income). Conversely, a U.S. Holder generally recognizes a deductible loss to the extent any accrued interest claimed or accrued OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current loss with respect to any accrued but unpaid OID. Accordingly, it is also unclear whether, by analogy, a U.S. Holder of a Claim that does not constitute a security of EIC would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

The Plan provides that, except for consideration received in respect of a March 2018 Notes Claim, consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest). See Section 6.11 of the Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration and the inclusion and deductibility of accrued but unpaid interest for U.S. federal income tax purposes.

2.	Ownership and Disposition of New Notes

a.	OID and Issue Price

Because the New Notes provide Reorganized EIC with the option to pay PIK interest in lieu of paying cash interest with respect to any interest period during which the Restated EEUK Term Loan is outstanding, the New Notes will be treated as issued with OID, as described below, and the New Note and any PIK notes issued in respect of PIK interest thereon are treated as a single debt instrument under the OID rules. As a result, the payment of PIK interest on a New Note generally will not be treated as a payment of interest for U.S. federal income tax purposes.

The New Notes will be considered issued with OID in an amount equal to the excess of the “stated redemption price at maturity” of the New Notes over their “issue price.” For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest.” The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because Reorganized EIC has the option with respect to any interest period during which the Restated EEUK Term Loan is outstanding to make interest payments in PIK interest instead of paying cash, the stated interest payments on the New Notes are not qualified stated interest. Thus, cash interest payable on the New Notes will be included in the stated redemption price at maturity and taxed as part of OID.

The “issue price” of the New Notes will depend on whether the New Notes, or the March 2018 Notes Claims, are traded on an established market. A New Note or March 2018 Notes Claim will be treated as traded on an established market for U.S. federal income tax purposes only if such note is traded on an established market during the 31-day period ending 15 days after the Effective Date. Pursuant to applicable Treasury regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of the New Notes or March 2018 Notes Claims, or if there is one or more “firm quotes” or “indicative quotes” for such notes, in each case as such terms are defined in applicable Treasury regulations. If Reorganized EIC determines that either the New Notes or the March 2018 Notes Claims are traded on an established market, such determination will be binding on a U.S. Holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date, that such holder’s determination is different from Reorganized EIC’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value.

If the New Notes are treated for U.S. federal income tax purposes as traded on an established market, the issue price of the New Notes will equal their fair market value on the Effective Date. If the New Notes are not treated, but the March 2018 Notes Claims are treated, for U.S. federal income tax purposes as traded on an established market, the issue price of the New Notes will equal the excess of the fair market value of the March 2018 Notes Claims over the fair market value of the New Preferred Stock issued to the holders of March 2018 Notes Claims (which New Preferred Stock will have an aggregate liquidation preference of $196.1 million on the Effective Date), as determined by Reorganized EIC. Such determination will be binding on a U.S. Holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date, that its determination differs from Reorganized EIC’s determination. If neither the New Notes nor the March 2018 Notes Claims is considered traded on an established market, the issue price for the New Notes should be the stated principal amount of the New Notes.

To determine the amount of OID that a U.S. Holder must include in income, it is assumed, as provided in applicable Treasury regulations, that Reorganized EIC will make or not make elections to call the New Notes and to accrue, rather than pay in cash, interest in a manner that minimizes the yield on the New Notes. Unless the New Notes have an issue price that is greater than their principal amount, it will be assumed that Reorganized EIC will not elect to call the New Notes. These assumptions are made solely for U.S. federal income tax purposes and do not constitute a representation by Reorganized EIC regarding the actual amounts, or timing of amounts, that will be paid on the New Notes. If the assumptions made are contrary to actual circumstances (a “change in circumstances”), then solely for purposes of determining the amount of OID on the New Notes, the New Notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to the “adjusted issue price” of the New Notes (as defined below).

A U.S. Holder generally must include OID in gross income as it accrues over the term of the New Notes using the “constant yield method” without regard to its regular method of accounting for U.S. federal income tax purposes, and in advance of the receipt of cash payments attributable to that income. The amount of OID includible in income for a taxable year by a U.S. Holder generally will equal the sum of the “daily portions” of the total OID on the New Note for each day during the taxable year (or portion thereof) on which such holder held the New Note. Generally, the daily portion of the OID is determined by allocating to each day during an accrual period a ratable portion of the OID on such New Note that is allocable to the accrual period in which such day is included. The amount of OID allocable to each accrual period generally will be an amount equal to the product of the “adjusted issue price” of a New Note at the beginning of such accrual period and its “yield to maturity.” The “adjusted issue price” of a New Note at the beginning of any accrual period will equal the issue price, increased by the total OID accrued for each prior accrual period, less any cash payments made on such New Note on or before the first day of the accrual period. The “yield to maturity” of a New Note will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period.

The rules regarding the determination of issue price and OID are complex, and the OID rules described above may not apply in all cases. Accordingly, you should consult your own tax advisor regarding the determination of the issue price of the New Notes and the application of the OID rules.

b.	Acquisition and Bond Premium

The amount of OID includible in a U.S. Holder’s gross income with respect to a New Note will be reduced if the note is acquired (or deemed to be acquired) at an “acquisition premium” or with “bond premium.” A U.S. Holder may have an “acquisition premium” or “bond premium” only if an exchange qualifies as a reorganization exchange and the New Notes constitute securities for U.S. federal income tax purposes. Otherwise, a U.S. Holder’s initial tax basis in a New Note will equal the issue price of the note.

A debt instrument is acquired at an “acquisition premium” if the holder’s tax basis in the debt is greater than the adjusted issue price of the debt at the time of the acquisition, but is less than or equal to the stated redemption price at maturity of the debt. If a U.S. Holder has acquisition premium, the amount of any OID includible in its gross income in any taxable year with respect to its New Notes will be reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual with respect to such New Notes by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID).

If a U.S. Holder has a tax basis in any of the New Notes received that exceeds the stated redemption price at maturity of such notes, the New Notes will be treated as having “bond premium” and the U.S. Holder will not include any of the OID in income. A U.S. Holder may elect to amortize any bond premium over the period from its acquisition of such New Note to the maturity date of such New Note, in which case the U.S. Holder should have an ordinary deduction (and a corresponding reduction in tax basis in the New Note for purposes of computing gain or loss) in the amount of such bond premium upon the sale or other disposition of the New Note, including the repayment of principal. If such an election to amortize bond premium is not made, a U.S. Holder will receive a tax benefit from the premium only in computing such holder’s gain or loss upon the sale or other taxable disposition of the New Note, including the repayment of principal.

An election to amortize bond premium will apply to amortizable bond premium on all notes and other bonds the interest on which is includible in the U.S. Holder’s gross income and that are held at, or acquired after, the beginning of the U.S. Holder’s taxable year as to which the election is made. The election may be revoked only with the consent of the IRS.

c.	Sale, Redemption or Repurchase

Subject to the discussion above (see “—Exchanges of Claims Under the Plan—Character of Gain or Loss”) and below with respect to market discount and the discussion above with respect to bond premium, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of New Notes in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the New Notes and the sum of the cash plus the fair market value of any property received from such disposition (other than amounts attributable to accrued but unpaid stated interest on the New Notes, which will be taxable as ordinary income for U.S. federal income tax purposes to the extent not previously so taxed). Generally, a U.S. Holder’s adjusted tax basis in a New Note will be equal to its initial tax basis (as determined above), increased by any OID previously included in income. If applicable, a U.S. Holder’s adjusted tax basis in a New Note also will be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (ii) reduced by any cash payments received on the New Note and by any amortizable bond premium that the U.S. Holder has previously deducted or that is deducted upon such disposition.

The gain or loss generally will be treated as capital gain or loss except to the extent the gain is treated as accrued market discount in which case it is treated as ordinary income. See “—Exchanges of Claims Under the Plan —Character of Gain or Loss” above. Any capital gain or loss generally should be long-term if the U.S. Holder’s holding period for its New Notes is more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

3.	Ownership of New Preferred Stock

a.	Distributions

Distributions with respect to the New Preferred Stock generally will be treated as a taxable dividend to the extent paid out of Reorganized EIC’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (“earnings and profits”), and will be includible as ordinary income by the holder when received. To the extent the amount of any distribution exceeds available earnings and profits with respect to such distribution, the excess will be applied against and will reduce the holder’s adjusted tax basis (on a dollar-for-dollar basis) in respect of the stock as to which the distribution was made, but not below zero. Any remaining excess will be treated as gain from the sale or exchange of such stock, with the consequences discussed below (see “—Disposition of New Preferred Stock and New Common Stock”).

Dividends to Non-Corporate Shareholders. Dividends are generally taxed as ordinary income; however, dividends received by non-corporate holders may qualify for taxation at lower rates applicable to long-term capital gains, provided certain holding period and other requirements are satisfied. The length of time that a shareholder has held stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. Non-corporate holders should consult their own tax advisors regarding the applicability of such lower rates under their particular factual situation.

Dividends to Corporate Shareholders. In general, a distribution to a corporate shareholder that is treated as a dividend for U.S. federal income tax purposes will qualify for the 70% dividends received deduction that is available to corporate shareholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation (other than certain preferred stock not applicable here). A corporate shareholder holding 20% or more of the distributing corporation (by vote and value) may be eligible for an 80% dividends received deduction. No assurance can be given that Reorganized EIC will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause distributions to be treated as dividends and thus eligible for a dividends received deduction. Dividend income that is not subject to regular U.S. federal income tax as a consequence of the dividends received deduction may be subject to the U.S. federal alternative minimum tax.

The dividends received deduction is only available if certain holding period and taxable income requirements are satisfied. The length of time that a shareholder has held stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed. Finally, the tax consequences of the receipt of a dividend by a corporate shareholder may be different if the dividend were treated as an “extraordinary dividend” under applicable rules.

b.	Constructive Distributions

Under section 305 of the Tax Code, certain transactions that affect a shareholder’s proportionate interest in the corporation’s assets are treated as creating deemed distributions on stock, which distributions may be taxed as dividends, despite the absence of any actual payment of cash (or property) to the holder of such stock.

Significantly, unless the New Preferred Stock is considered “participating stock” – stock that participates in corporate growth to any significant extent (disregarding conversion privileges) – any increase in the conversion ratio due to an accrual of undeclared dividends would give rise to a constructive distribution taxable similar to an ordinary distribution on stock.

In addition, a holder of New Preferred Stock may be treated as receiving constructive distributions if the excess of the stock’s “redemption price” over the stock’s issue price (i.e., fair market value) is more than a de minimis amount – so-called, “Preferred OID” – unless the New Preferred Stock is considered participating stock or Reorganized EIC’s optional right to call the New Preferred Stock for redemption is, as of the Effective Date, not more likely than not to be exercised. It is uncertain whether any dividends that, at issuance, are expected to accrue and not be declared and paid in cash should be treated as part of the redemption price at issuance. The rules for Preferred OID and an increase in conversion ratio would be applied in a manner so as not to result in taxing the same constructive dividend twice.

The New Preferred Stock has the right to participate in any liquidation proceeds at the greater of its liquidation preference or on an as-if converted into New Common Stock basis. It is also contemplated that the New Preferred Stock will participate in any dividends on the New Common Stock. Although Reorganized EIC may seek to redeem the New Preferred Stock as of the fifth anniversary at a price that does not have a participation or growth feature, holders of New Preferred Stock may avoid such redemption by converting into New Common Stock if and when they receive the requisite prior notice of the company’s intent to redeem. Accordingly, the Debtors currently intend to treat the New Preferred Stock as participating preferred stock for purposes of section 305 of the Tax Code. There is no assurance, however, that the IRS will not successfully take a contrary position. Moreover, if the terms of the New Preferred Stock differ from that contemplated, the treatment may differ from that described herein. In general, each holder is bound by Reorganized EIC’s determination as to whether there is a constructive distribution due to Preferred OID, unless the holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

Regardless of whether the New Preferred Stock is participating stock, the presence or absence of an adjustment to the conversion price at which the New Preferred Stock is convertible into New Common Stock, such as under certain circumstances pursuant to an anti-dilution provision, may result in constructive distributions to the holders of the New Preferred Stock, which would be taxable similar to an ordinary distribution on stock.

U.S. Holders should consult their tax advisors as to the tax consequences of holding New Preferred Stock and of the possibility that the holder will be treated as receiving constructive dividends with respect to such stock.

c.	Conversion into New Common Stock

A U.S. Holder generally will not recognize any gain or loss in respect of the receipt of New Common Stock upon the conversion of the New Preferred Stock, except in respect of (i) any cash paid to such holder in lieu of fractional shares and (ii) potentially any New Common Stock received attributable to any unpaid dividends (as discussed in the next paragraph). The adjusted tax basis of the New Common Stock received on conversion will (except with respect to any unpaid dividends taxable upon conversion) equal the adjusted tax basis of the New Preferred Stock converted less the portion of the holder’s tax basis allocable to any fractional share, and the holding period of such New Common Stock received on conversion will (except with respect to any unpaid dividends taxable upon conversion) generally include the period during which the converted New Preferred Stock was held prior to conversion.

If the New Preferred Stock is (contrary to the discussion in the preceding Section) considered non-participating preferred stock for purposes of section 305 of the Tax Code and there are accrued and undeclared dividends at the time of conversion, it is possible that a portion of the New Common Stock received on conversion may be treated as a constructive distribution on the New Preferred Stock but only to the extent such accrued dividends were not previously treated as a constructive distribution, and not in excess of the amount, if any, by which the fair market value of the Common Stock received on conversion exceeds the issue price of the New Preferred Stock. The constructive distribution would have the consequences as described above for ordinary distributions. The tax basis of the portion of the New Common Stock so received would be the amount of such distribution, and the holding period for such portion would commence on the day after receipt.

4.	Disposition of New Preferred Stock and New Common Stock

Unless a nonrecognition provision applies and subject to the discussion above with respect to market discount (see “Exchanges of Claims Under the Plan—Character of Gain or Loss”) and the discussion below, U.S. Holders generally will recognize capital gain or loss upon the sale or exchange (other than pursuant to a conversion) of the New Common Stock or New Preferred Stock in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the New Common Stock or New Preferred Stock and the sum of the cash plus the fair market value of any property received from such disposition. Any such gain or loss generally should be long-term if the U.S. Holder’s holding period for its New Common Stock or New Preferred Stock is more than one year at that time. A reduced tax rate on long-term capital gain may apply to noncorporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

Any gain recognized by a U.S. Holder upon a subsequent disposition of the New Common Stock or New Preferred Stock (or any stock or property received for it in a later tax-free exchange) received in exchange for a Claim (other than a 7.5% Convertible Bonds Claim) will be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any ordinary loss deductions incurred upon exchange or previously as a result of the write-down of the Claim, decreased by any income (other than interest income) recognized by the U.S. Holder upon exchange of the Claim, and (ii) with respect to a cash-basis U.S. Holder and in addition to clause (i) above, any amounts which would have been included in its gross income if the U.S. Holder’s Claim had been satisfied in full but which was not included by reason of the cash method of accounting.

5.	Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the Plan and payments of proceeds from the sale, retirement or other disposition of the exchange consideration, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information and, in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the contemplated transactions under the Plan would be subject to these regulations and require disclosure on your tax return.

The foregoing summary has been provided for informational purposes only. All holders of Claims are urged to consult their tax advisors concerning the federal, state, local, and other tax consequences applicable under the Plan.

XIII. CONCLUSION AND RECOMMENDATION

All holders of Voting Claims are urged to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received by [January 20], 2015, at 8:00 p.m. (Prevailing Eastern Time).

Dated: November 17, 2014

Respectfully submitted,

Endeavour Operating Corporation
Endeavour International Corporation
Endeavour Colorado Corporation
END Management Company
Endeavour Energy New Ventures Inc.
Endeavour Energy Luxembourg S.à r.l.

By:	/s/ David C. Baggett
Name:	David C. Baggett
Title:	Chief Restructuring Officer

Exhibit A

The Plan

Exhibit B

Restructuring Support Agreement

Exhibit C

Voting Instructions

[To be included following Court approval of the voting instructions]

Exhibit D

Corporate Structure Chart

Corporate Structure

This chart is for illustrative purposes only. Nothing in the chart is intended to or shall be construed as an admission as to the validity of any claim against the Debtors or a waiver of any of the Debtors' or any party in interest's rights to dispute the amount of, basis for, or validity of any claim.
Endeavour International Corporation (NV)
Endeavour Colorado Corp. (DE)
Endeavour Operating Corporation (DE)
(1)
Endeavour Energy New Ventures Inc. (DE)
END Management Company (DE)
(65% Pledge of Capital Stock)
Endeavour International Holding B.V. (Netherlands)
End Finco LLC (DE)
Intercompany Note ($83.6mm)
Endeavour Energy Luxembourg S.à r.l. (Lux. Corp.)
Endeavour Energy Netherlands B.V. (Netherlands)
Intercompany Note ($440.0mm)
99.9% LP
Intercompany Note ($500.0mm)(2)
Endeavour Energy North Sea LLC (DE)
0.1% GP
Endeavour Energy North Sea, L.P. (DE)
Endeavour Energy U.K. Limited (English/Welsh Corp.)
Endeavour North Sea Limited (English/Welsh Corp.)
Debtors
$404.0mm March 2018 12% Notes
$150.0mm June 2018 12% Notes
$135.0mm 5.5% 2016 Converts
$17.5mm 6.5% 2017 Converts
$83.7mm 7.5% 2016 Converts
$18.7mm Series B & C Preferred
Non-Debtors
$440.0mm EEUK Term Loan
Claim Type
Secured Issuer/Borrower
Secured Guarantor
Unsecured Issuer/Borrower
Unsecured Guarantor
Lien
Equity

Note: Debt amounts represent face values as of 10/10/14 and excludes any accrued interest or OID.

(1) The guarantee from EOC on account of the EEUK Term Loan excludes the 65% Pledge of Capital Stock of EIHBV, the $500.0mm intercompany note, and the cash, cash equivalents, and bank accounts of EOC.

(2) The $500.0mm Intercompany Note is subject to payment subordination in favor of the EEUK Term Loan.

Exhibit E

Financial Projections

CONSOLIDATED PROJECTED FINANCIAL STATEMENTS

FOR REORGANIZED ENDEAVOUR INTERNATIONAL CORPORATION, ET AL.

I. INTRODUCTION

A.	RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

For the purpose of demonstrating the feasibility of the Plan,1 the following financial projections for Cash for the three years in the period ending on December 31, 2017 (the “Projections”) were prepared by the Debtors with the assistance of their retained professionals. The Projections reflect the Debtors’ most recent estimates of the consolidated balance sheets, results of operations and cash flows of the Reorganized Debtors and their Non-Debtor Affiliates (the “Reorganized Companies”). Consequently, the Projections reflect the Debtors’ judgment as to expectations of market and business conditions, expected future operating performance, and the occurrence or nonoccurrence of certain future events, all of which are subject to change.

The Debtors do not, as a matter of course, publish their projections, strategies, or forward-looking projections of their financial position, results of operations and cash flows. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated projections to the holders of Claims or Interests after the date of this Disclosure Statement, or to include such information in documents required to be filed with the SEC or to otherwise make such information public. The assumptions disclosed herein are those that the Debtors believe to be significant to the Projections and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Projections present, to the best of the Debtors’ knowledge and belief, the Reorganized Companies’ projected consolidated balance sheets, results of operations, and cash flows for each of the three years in the period ending December 31, 2017 and reflect the Debtors’ judgment as of the date of this Disclosure Statement. Although the Debtors are of the opinion that these assumptions are reasonable under current circumstances, such assumptions are subject to inherent uncertainties, including but not limited to, material changes to the economic environment, underlying commodity prices, transportation fees and spreads, supply and demand of underlying commodities, competitive environment, and other factors affecting the Debtors’ businesses. The likelihood, and related financial impact, of a change in any of these factors cannot be predicted with certainty. Consequently, actual financial results could differ materially from the Projections. In connection with the development of the Plan, the Projections have not been audited or reviewed by independent accountants. The Projections assume the Plan will be implemented in accordance with its stated terms and that consummation of the Plan will occur on or around March 31, 2015. The Projections are based upon actual results through September 30, 2014, and projected results during pre-emergence six months ending March 31, 2015.

[1]	Capitalized terms used in these Financial Projections but not defined herein shall have the meaning ascribed to them in the Disclosure Statement, unless otherwise noted.

1

The Projections should be read in conjunction with the assumptions and qualifications contained herein and in the Disclosure Statement, including in Section VIII thereof, entitled “Certain Risk Factors to Be Considered.”

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE FINANCIAL ACCOUNTING STANDARDS BOARD OR THE RULES AND REGULATIONS OF THE SEC REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY A REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND THEIR NON-DEBTOR AFFILIATES. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, THE NON-DEBTOR AFFILIATES OR ANY OTHER PERSON AS TO THE ACCURACY OF THE PROJECTIONS OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PRESENTED IN THESE PROJECTIONS. HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS IN MAKING THEIR DETERMINATION OF WHETHER TO ACCEPT OR REJECT THE PLAN.

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PROJECTION ASSUMPTIONS

The Debtors, with the assistance of their retained professionals, prepared the Projections. The Projections represent, to the best of the Debtors’ knowledge and belief, the Reorganized Companies’ projected consolidated results of operations, cash flows, and balance sheets for each of the three years in the period ending December 31, 2017 and reflect the Debtors’ judgment as of the date of this Disclosure Statement.

1.	Accounting Policies

The Projections have been prepared using accounting policies that are materially consistent with those applied in the Company’s historical financial statements. The Projections may not reflect all of the adjustments necessary to implement fresh-start accounting pursuant to ASC 852-10, as issued by the American Institute of Certified Public Accountants. Overall, the implementation of ASC 852-10 is not anticipated to have a material impact on the underlying economics of the Plan.

2.	General Assumptions

Methodology. In preparation of the Projections, the Debtors considered operating partner capital and operating cost budgets, the current commodity price environment, historical

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operating/production performance and operating costs. The Projections were developed on a field-by-field, bottoms-up basis and incorporate multiple sources of information, including general business and economic conditions.

Taxes. The Projections assume cash taxes paid during the forecast period will primarily consist of the U.K. Petroleum Revenue Tax on taxable production from the Alba field. No U.K. Ring Fence or Supplemental Charge cash tax is expected during the forecast period due to the presence of U.K. tax loss carryforwards available for use. The Debtors will have U.S. NOLs of approximately $216 million and certain other tax attributes upon exit from chapter 11 that are usable against future U.S. taxable income in $12 million annual increments (due to the expected application of IRC §382(l)(6) in connection with the Plan’s execution). U.S. taxable income is forecast using traditional domestic upstream tax concepts and conventions, including capitalization of qualifying Intangible Drilling Costs (“IDCs”) (which are estimated to be approximately 82% of capital expenditures). U.S. NOL carryforwards may offset 90% of the Debtors’ Alternative Minimum Taxable (“AMT”) income, which may be influenced by electing to expense or capitalize IDCs, as future circumstances warrant. Thus, if U.S. NOLs were used to offset taxable income during the forecast period, there would be a 2% cash tax payment due this payment, however, this payment is typically creditable against future regular income tax with no expiration period. The Projections do not forecast any U.S. cash AMT payable, and the Debtors believe that AMT payments during the forecast period will not exceed approximately $0.5 million.

Plan Consummation Date. The Projections assume the Plan will be consummated on or around March 31, 2015. The Debtors do not believe a change in the assumed date of the consummation of the Plan by a few months will materially impact the post-confirmation capital structure, its operating performance, these Projections or the underlying economics associated with the Plan.

II. REORGANIZED EIC PROJECTED BALANCE SHEET (UNAUDITED)

Set forth below is a projected balance sheet that shows the adjustments from the pre-emergence balance sheet as of March 31, 2015 to the post-emergence balance sheet as of that date and the projected balance sheets through December 31, 2017 (dollars are in thousands). The balances provided reflect actual results through September 30, 2014 and forecasted results for the six months ending March 31, 2015.

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CONSOLIDATED BALANCE SHEET	Pre-Reorg	Debt	Equity	Canceling	Reorg	New	Post-Reorg	As of December 31,
	3/31/2015	Discharge	Discharge	Adjustments	Adjustments	Capital	3/31/2015	2015	2016	2017
		(a)	(b)	(c)	(d)	(e)
Current assets
Cash and cash equivalents	$64,876	$—	$—	$—	$(675)	$—	$64,201	$78,461	$102,613	$108,353
Accounts receivable	27,872	—	—	—	—	—	27,872	27,048	27,880	25,905

Total current assets	92,748			—	(675)		92,073	105,510	130,493	134,258

Net UK oil and gas properties, full cost method	888,316	—	—	—	—	—	888,316	833,811	792,271	705,540
Net US oil and gas properties, full cost method	100,765	—	—	—	(25,765)	—	75,000	84,100	80,559	105,768

Net oil and gas properties	989,081	—		—	(25,765)	—	963,316	917,911	872,830	811,308

Other Long Term Assets	2,731	(2,731)	—	—	—	—	—	—	—	—
Debt Issuance Cost	8,032	—	—	—	—	—	8,032	4,590	—	—
Restricted Cash Long Term	104,774	—	—	—	—	—	104,774	104,774	104,774	104,774

TOTAL ASSETS	$1,197,366	$(2,731)		$—	$(26,440)	$—	$1,168,195	$1,132,784	$1,108,096	$1,050,340

Current liabilities
Accounts payable	$16,086	$—	$—	$—	$—	$—	$16,086	$11,286	$15,139	$15,707
Other Current Liability	1,000	—	—	(1,000)	—	—	—	—	—	—

Total current liabilities	17,086	—		(1,000)	—	—	16,086	18,057	22,678	23,641

Long-term liabilities
Long-term Debt	1,300,500	(860,500)	—	—	—	262,500	702,500	715,510	743,497	714,335
Asset retirement obligations	169,226	—	—	—	—	—	169,226	188,726	214,726	240,726
Deferred Tax Liability	99,851						99,851	94,962	81,256	116,054
Other Long Term Liabilities	3,500	—	—	(3,500)	—	—	—	—	—	—

Total long-term liabilities	1,573,077	(860,500)		(3,500)	—	262,500	971,577	999,198	1,039,479	1,071,114

Stockholders’ equity
Preferred Equity	17,481	—	(17,481)		—	237,500	237,500	243,734	252,047	260,359
Common Equity	53	—	(53)		—	145,120	145,120	145,120	145,120	145,120
Additional Paid in Capital	560,005	—	(560,005)		—	—	—	—	—	—
Treasury Stock	(587)	—	587		—	—	—	—	—	—
Accumulated deficit	(969,748)	857,769	576,952	4,500	(26,440)	(645,120)	(202,087)	(273,326)	(351,228)	(449,895)

Total stockholders’ equity	(392,796)	857,769	—	4,500	(26,440)	(262,500)	180,533	115,528	45,939	(44,416)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,197,366	$(2,731)	$—	$—	$(26,440)	$—	$1,168,195	$1,132,784	$1,108,096	$1,050,340

a)	Reflects the extinguishment of prepetition debt pursuant to the Plan.
b)	Reflects the extinguishment of prepetition equity pursuant to the Plan.
c)	Reflects the extinguishment of certain prepetition General Unsecured Claims pursuant to the Plan.
d)	Reflects the payment of estimated General Unsecured Claims and adjustment of certain Debtor assets to an assumed Fair Market Value.
e)	Reflects the addition of the New Notes, the New Preferred Stock and the New Common Stock. Since fresh start accounting is not applied to the Non-Debtor Affiliates, the Non-Debtor Affiliates’ accumulated deficit continues to be applied for GAAP accounting purposes.

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III. REORGANIZED EIC PROJECTED INCOME STATEMENTS (UNAUDITED)

Set forth below is management’s projection of income for the fiscal years 2015 through 2017 (dollars are in thousands). The projection of income is based on an assumed Effective Date of March 31, 2015, and thus the projections for fiscal year 2015 include projections for three pre-Effective Date months, ending March 31, 2015.

CONSOLIDATED INCOME STATEMENT	Year Ending December 31,
	2015	2016	2017

Total Revenue	$306,868	$299,357	$310,860

Cost of Operations
Operating expenses	92,525	92,592	87,098
General and administrative	13,600	13,600	13,600
Restructuring Cost	17,916	—	—
Depreciation, depletion and amortization	186,565	182,614	188,901

Total Expenses	310,605	288,807	289,600

Income (Loss) from Operations	(3,737)	10,550	21,260

Other Income (Expenses)
Interest expense (a)	82,681	77,156	65,109
Amortization of financing costs	4,590	4,590	—

Total Other Expenses	87,271	81,745	65,109

Income (loss) before income taxes	(91,008)	(71,196)	(43,849)

Tax Expenses (Benefits)
Petroleum revenue tax expense	17,459	12,099	11,708
Corporate tax expenses (Benefit)	(9,578)	(13,706)	34,798

Total Tax Expenses (Benefits)	7,881	(1,607)	46,506

Net Income (loss)	$(98,889)	$(69,589)	$(90,355)

a)	Includes accrued interest through March 31, 2015 associated with the March 2018 Notes.

A.	REVENUES

The primary source of revenue is derived from the sale of the consolidated Reorganized Companies’ share of oil and gas production from its owned working interests and overriding royalty interests. As further described in Section II.C.2 of the Disclosure Statement, the majority of the consolidated Reorganized Companies’ forecasted revenue in the U.K. is generated from its three currently-producing North Sea Oil and Gas Properties: Alba, Bacchus and Rochelle. Each of these Oil and Gas Properties is operated by a third party. The Alba and Bacchus fields predominately produce oil, while the Rochelle field predominately produces gas.

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In the U.S., the majority of the Debtors’ forecasted revenue is generated from three primary areas: the Marcellus, Haynesville and Colorado Piceance Basins. The Marcellus and Haynesville Oil and Gas Properties are operated by third parties and predominately produce gas. The Piceance Basin is a liquids-rich exploration play operated by END Colorado.

The Reorganized Companies’ revenues and cash flows from operating activities are sensitive to changes in the prices received for the oil and natural gas production. Oil and natural gas production is sold at prevailing market prices, which may be volatile and subject to numerous factors which are outside of the Reorganized Companies’ control. The assumed benchmark prices and oil and gas production included in the Projections are shown in the chart below:

FORECASTED PRICE DECK	2015	2016	2017
UK Price Deck
Oil ($/bbl)	$90.00	$90.00	$90.00
Gas ($/mcf)	$9.00	$9.00	$9.00

US Price Deck
Oil ($/bbl)	$80.00	$80.00	$80.00
Gas ($/mcf)	$4.00	$4.00	$4.00

In addition to the prices noted above, the assumed oil and gas production volumes included in the Projections are shown in the chart below:

FORECASTED VOLUMES
MBOE/day	2015	2016	2017

UK Volumes	10.7	10.3	10.7

US Volumes	1.6	1.9	2.5

Consolidated revenues are forecasted to remain relatively constant over the three-year period.

B.	COST OF OPERATIONS

1.	Operating Expenses

Lease operating expenses, transportation expenses, and production taxes are based on historical levels, operating partners’ budgets and management estimates of future expectations. Lease operating expenses include, among other things, lifting costs, fuel, certain payroll, maintenance and repair, outside services, and ad valorem taxes.

Consolidated operating expenses are forecasted to remain fairly constant from 2015 through 2016. However, consolidated operating expenses are forecasted to decrease from $92 million in 2015 to $87 million in 2017. This decrease is primarily due to forecasted operating efficiencies at certain U.K. assets.

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2.	Selling, General, and Administrative

Consolidated selling, general and administrative (“SG&A”) expenses include, among other things, salaries, wages, benefits, corporate overhead allocation, rent, leases, licenses and permits, and office supplies. Additionally, certain expense assumptions were made that anticipate realizing some efficiency over prior administrative costs incurred through 2014 associated with the closing of the London office. SG&A expenses (excluding SG&A allocated to capital expenses and operating expenses) are forecasted to remain constant at $13.6 million from 2015 through 2017.

3.	Depreciation, Depletion and Amortization

Depreciation, Depletion and Amortization (“DD&A”) was accounted for in each country where the Reorganized Companies have operations for amortization purposes. Proved properties are amortized on a country-by-country basis using the units of production method (“UOP”). The amortization base in the UOP calculation includes the sum of proved property, net of accumulated DD&A, estimated future development costs (future costs to access and develop proved reserves), and asset retirement costs, less related salvage value.

Asset retirement obligations are included in the DD&A and relate to the Reorganized Companies’ obligation for the plugging and abandonment of their Oil and Gas Properties. Accretion expense, recognized over the life of the property, increases the liability to its expected settlement value.

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IV. STATEMENTS OF CASH FLOWS (UNAUDITED)

Set forth below is the Debtors’ projection of cash flows for the fiscal years 2015 through 2017 (dollars are in thousands). The projection of cash flows is based on an assumed Effective Date of March 31, 2015, and thus the projections for fiscal year 2015 include projections for three pre-Effective Date months, ending March 31, 2015.

CONSOLIDATED STATEMENT OF CASH FLOWS	Year Ending December 31,
	2015	2016	2017

Cash flow from operating activities
Net income (loss)	$(98,889)	$(69,589)	$(90,355)

Adjustments to reconcile to net cash flow from Operations:
Depreciation, depletion and amortization	186,565	182,614	188,901
Deferred tax benefit	(9,578)	(13,706)	34,798
Amortization of loan costs and discount	4,590	4,590	—
Non-cash interest expense	34,281	28,756	15,355
Changes in working capital	(12,963)	3,020	2,543

Net cash provided by operations	104,006	135,685	151,243

Cash flow from investing activities
Net changes to oil and gas properties	(84,811)	(111,533)	(101,380)
Increase in restricted cash	—	—	—

Net cash used in investing activities	(84,811)	(111,533)	(101,380)

Cash flow from financing activities
Net borrowings (pay down) of long-term debt	—	—	(44,122)
Proceeds from issuance of common stock and warrants, net	—	—	—

Net cash used in financing activities	—	—	(44,122)

Net increase (decrease) in cash and cash equivalents	19,195	24,152	5,740

Cash and cash equivalents at beginning of period	59,266	78,461	102,613

Cash and cash equivalents at end of period	$78,461	$102,613	$108,353

A.	NET CHANGES TO OIL AND GAS PROPERTIES

The projections of “net changes to oil and gas properties” include capital expenditures and abandonments costs, less proceeds from asset sales.

Consolidated changes to the Reorganized Companies’ Oil and Gas Properties are forecasted to increase from $84 million in 2015 to $112 million in 2016 on account of a number of capital projects that are projected to begin in 2016 in the U.K., including the exploration of undeveloped properties. Consolidated changes to Reorganized Companies’ Oil and Gas Properties are forecasted to decrease from $112 million in 2016 to $101 million in 2017 as the development of certain properties in the U.K. decreases in 2017.

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Consolidated changes to Oil and Gas Properties in the U.K. include those associated with maintaining current production levels and drilling costs on the in-field development of the Alba field. These expenditures include capital associated with drilling new producing wells, drilling water injection wells, improving operational efficiency and capitalized maintenance expenditures.

Capital expenditures in the U.S. include expenditures directed at maintaining lease acreage positions. Expenditures include capital associated with drilling new producing wells, building infrastructure and geological and geophysical expenditures and proceeds from assets sales.

In addition to capital expenditures associated with building and developing reserves, production from each of the Reorganized Companies’ Ivanhoe, Rob Roy, Hamish, Renee, Rubie and Goldeneye fields has ceased, and the Debtors and their Non-Debtor Affiliates expect to incur approximately $32 million and $36 million in decommissioning charges during 2015 and 2016, respectively.

B.	DEBT

See Section V.F of the Disclosure Statement for descriptions of the New Notes and New Preferred Stock, and see Section II.D.6 of the Disclosure Statement for a description of the Restated EEUK Term Loan. The Projections assume that the Reorganized Companies will (i) pay, when due, all interest currently associated with the Restated EEUK Term Loan, (ii) pay in kind all interest due in respect of the New Notes until such time as the Restated EEUK Term Loan is refinanced, and (iii) pay in kind all dividends associated with the New Preferred Stock. Additionally, the projections assume that Restated EEUK Term Loan is refinanced on its January 2, 2017 maturity date.

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V. REORGANIZED EIC PROJECTED

RECONCILIATION OF NET LOSS TO EBITDA (UNAUDITED)

Set forth below is the Debtors’ projection for the reconciliation of Net Loss to EBITDA for the fiscal years 2015 through 2017 (dollars are in thousands). The projection for the reconciliation of Net Loss to EBITDA is based on an assumed Effective Date of March 31, 2015, and thus the projections for fiscal year 2015 include projections for three pre-Effective Date months, ending March 31, 2015.

EBITDA RECONCILIATION	Year Ending December 31,
	2015	2016	2017

Net income (loss)	$(98,889)	$(69,589)	$(90,355)

Depreciation, depletion and amortization	186,565	182,614	188,901
Tax expense	7,881	(1,607)	46,506
Amortization of loan costs and discount	4,590	4,590	—
Interest expense	82,681	77,156	65,109
Restructuring cost	17,916	—	—

Adjusted EBITDA	$200,744	$193,164	$210,162

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Exhibit F

Liquidation Analysis

LIQUIDATION ANALYSIS OF

ENDEAVOUR INTERNATIONAL CORPORATION, et al.

I. INTRODUCTION

Pursuant to section 1129(a)(7) of the Bankruptcy Code,1 each holder of an Impaired Claim or Interest must either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code (often referred to as the “Best Interests Test”). In connection with this requirement, the following hypothetical liquidation analysis (the “Liquidation Analysis”) has been prepared by the Debtors.

The purpose of the Liquidation Analysis is to provide information so that the Bankruptcy Court may determine that the Plan meets the Best Interests Test with respect to all Classes of Claims impaired by the Plan. The Liquidation Analysis solely reflects the views of the Debtors and the Debtors’ advisors and is not contested by the RSA Parties in the context of the Plan contemplated under the Restructuring Support Agreement; however, the Liquidation Analysis is without prejudice to the rights of the RSA Parties in the event the Debtors seek to confirm a chapter 11 plan that does not contain the terms and conditions set forth in the Restructuring Support Agreement.

THE DEBTORS’ LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. UNDERLYING THE LIQUIDATION ANALYSIS ARE A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT LEGAL, ECONOMIC, COMPETITIVE, AND OPERATIONAL UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS’ MANAGEMENT AND THEIR ADVISORS. ADDITIONALLY, VARIOUS LIQUIDATION DECISIONS UPON WHICH CERTAIN ASSUMPTIONS ARE BASED ARE SUBJECT TO CHANGE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS’ ASSETS WILL RESULT IN THE PROCEEDS WHICH WOULD BE REALIZED WERE THE DEBTORS TO UNDERGO AN ACTUAL LIQUIDATION AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. THIS ANALYSIS HAS NOT BEEN EXAMINED OR REVIEWED BY INDEPENDENT ACCOUNTANTS IN ACCORDANCE WITH STANDARDS PROMULGATED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS.

[1]	Capitalized terms used in this Liquidation Analysis but not defined herein shall have the meaning ascribed to them in the Disclosure Statement unless otherwise noted.

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II. GENERAL ASSUMPTIONS

General assumptions underlying the Liquidation Analysis are described below. It is assumed for purposes of this analysis that the Chapter 11 Cases are converted to chapter 7 cases on December 31, 2014, a trustee is appointed to oversee the liquidation and the liquidation occurs over a period of four months, the first three months of which are used to market and sell the assets and the last month of which is used to wind down the chapter 7 cases and distribute proceeds.

A.	METHODOLOGY

It is assumed the appointed chapter 7 trustee will retain lawyers, financial advisors and investment bankers to assist in the liquidation. The Liquidation Analysis further assumes the business units are marketed on an accelerated timeline and sale transactions are consummated within a relatively short time from commencement of liquidation. Value in liquidation is assumed to be driven by, among other things: (a) the accelerated time frame in which the business units are marketed and sold; (b) negative partner and vendor reaction; (c) the loss of key personnel; (d) acceleration of security for decommissioning costs and/or liabilities associated with certain assets; (e) forward commodity price curves; and (f) the general forced nature of the sale.

B.	ESTIMATE OF GROSS PROCEEDS AVAILABLE FOR DISTRIBUTION

Current market conditions, recent asset sales and other assets currently available for sale have formed the basis for the estimate of proceeds that would be realized in the liquidation. In arriving at the estimates of cash proceeds that might be realized from a liquidation of the assets, the Debtors have valued the Company’s U.K. assets and U.S. assets separately.

The Liquidation Analysis focuses on relevant transactions for assets comparable to the Debtors’ assets. To estimate the value of the U.K. assets in a liquidation, the Debtors focused on the proven and probable (“2P”) reserve multiples. For the U.S. assets Liquidation Analysis, the Debtors focused on acreage and production multiples of relevant transactions for comparable US assets.

C.	ESTIMATE OF COSTS OF LIQUIDATION

The Debtors’ costs of liquidation under chapter 7 would include fees payable to a chapter 7 trustee, as well as fees payable to attorneys, investment bankers and other professionals retained by the trustee. Costs related to corporate support of the business units during the liquidation process, as well as other wind-down costs, have also been included in the Liquidation Analysis.

D.	DISTRIBUTION OF NET PROCEEDS UNDER THE ABSOLUTE PRIORITY RULE

The foregoing types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the distributable chapter 7 liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 7 priority or unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. The assumed distributions to creditors, as reflected

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in the Liquidation Analysis, are estimated in accordance with the absolute priority rule and consider the location of assets and claims (including Intercompany Claims) at each Debtor and Non-Debtor Affiliate.

E.	CONCLUSION

THE DEBTORS HAVE DETERMINED, AS SUMMARIZED IN THE FOLLOWING CHARTS, THAT CONFIRMATION OF THE PLAN WILL PROVIDE ALL CREDITORS A RECOVERY THAT IS NOT LESS THAN THEY WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

In addition, the Debtors believe that the value of distributions from the liquidation proceeds, to the extent available, may be further reduced because such distributions in a chapter 7 case may not occur until after the four-month period assumed in the analysis. Moreover, in the event that litigation was necessary to resolve claims asserted in the chapter 7 cases, the delay could be prolonged, which could further increase administrative expenses. THE EFFECTS OF THIS DELAY ON THE VALUE OF DISTRIBUTIONS UNDER THE HYPOTHETICAL LIQUIDATION HAVE NOT BEEN CONSIDERED.

III. DETAILED LIQUIDATION ANALYSIS

The table below provides the detailed calculation of the recoveries under a chapter 7 liquidation and should be read in conjunction with the accompanying discussion of assumptions.

Liquidation Analysis (High)
					Total Recovery
($ in millions)	Claim	UK	EOC	EIC	($)%
Asset Sale Proceeds		$597.6	$46.6	$27.0
Release of LC Cash Collateral		105.0
Cash Balance		34.9	—	30.0
Decommissioning Obligations		(56.2)
UK Term Loan	440.0	(440.0)	—	—	440.0	100.0%
UK General Unsecured Creditors	1.8	(1.8)			1.8	100.0%

Total Distributable		$239.5	$46.6	$57.0

Chapter 7 Costs	$21.4	$—	($9.6)	($11.8)	$21.4	100.0%
END Colorado Mechanic’s Liens	0.3	—	—	(0.3)	0.3	100.0%
UK Term Loan	—	—	—	—	—	NA
Chapter 11 Administrative / Priority Claims	7.5	—	(3.4)	(4.1)	7.5	100.0%
First Priority Notes	446.5	(239.5)	(13.2)	(13.7)	266.3	59.6%
Second Priority Notes	161.1	—	(10.3)	(10.6)	20.9	13.0%
Convertible Notes (7.5%)	83.9	—	—	(5.9)	5.9	7.1%
Convertible Notes (5.5%)	136.8	—	(8.7)	(9.0)	17.7	13.0%
Convertible Notes (6.5%)	17.9	—	(1.1)	(1.2)	2.3	13.0%
Non-END Colorado General Unsecured Creditors	4.8	—	(0.3)	(0.3)	0.6	13.0%

Total Distributed		($239.5)	($46.6)	($57.0)	$784.9

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Liquidation Analysis (Low)
					Total Recovery
($ in millions)	Claim	UK	EOC	EIC	($)%
Asset Sale Proceeds		$380.5	$24.2	$8.1
Release of LC Cash Collateral		105.0
Cash Balance		34.9	—	30.0
Decommissioning Obligations		(56.2)
UK Term Loan	440.0	(440.0)	—	—	440.0	100.0%
UK General Unsecured Creditors	1.8	(1.8)			1.8	100.0%

Total Distributable		$22.3	$24.2	$38.1

Chapter 7 Costs	$13.6	$—	($5.3)	($8.3)	$13.6	100.0%
END Colorado Mechanic’s Liens	0.3	—	—	(0.3)	0.3	100.0%
UK Term Loan	—	—	—	—	—	NA
Chapter 11 Administrative / Priority Claims	7.5	—	(2.9)	(4.6)	7.5	100.0%
First Priority Notes	446.5	(22.3)	(9.1)	(12.7)	44.1	9.9%
Second Priority Notes	161.1	—	(3.5)	(4.8)	8.3	5.1%
Convertible Notes (7.5%)	83.9	—	—	(2.6)	2.6	3.1%
Convertible Notes (5.5%)	136.8	—	(2.9)	(4.1)	7.0	5.1%
Convertible Notes (6.5%)	17.9	—	(0.4)	(0.5)	0.9	5.1%
Non-END Colorado General Unsecured Creditors	4.8	—	(0.1)	(0.1)	0.2	5.1%

Total Distributed		($22.3)	($24.2)	($38.1)	$526.4

IV. DISCUSSION OF LIQUIDATION PROCEEDS

A.	ASSET SALE PROCEEDS

The gross sale proceeds assumed realizable from each asset in a liquidation was based on recent comparable asset sale transactions, current commodity prices and inventory of currently available assets for sale. The Debtors also considered the forced sale nature of liquidation, and the negative impact it would likely have on realizable value.

To estimate net proceeds from the sale of the Company’s U.K. assets, the Debtors examined comparable North Sea transactions focusing on 2P reserve multiples to establish a range of values based on 2P barrels of 36.2 million as of June 30, 2014, per the Company-prepared mid-year reserve report using SEC pricing as of that date. The high end of the liquidation range assumes a sale of the U.K. assets for $16.50 per barrel and the low end of the liquidation range assumes a sale for $10.50 per barrel. No additional value was ascribed to the Company’s existing tax attributes.

To estimate net proceeds from the sale of the Debtors’ U.S. assets, the Debtors examined the location of the Debtors’ assets, as well as transaction multiples, drilling success of other oil and gas exploration and production (“E&P”) companies, production of other E&P companies and gas production profiles in each of the relevant geographies. The Debtors also considered the distressed nature of a potential sale and current commodity environment. No value was ascribed to the Company’s existing tax attributes.

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B.	CASH, RELEASE OF LC CASH COLLATERAL AND DECOMMISSIONING OBLIGATIONS

The Debtors have assumed that the $105 million of restricted U.K. cash currently used to collateralize letters of credit that backstop U.K. decommissioning obligations is released and becomes available to reduce U.K. debt. Cash represents the total projected cash balance at March 31, 2015 at each of the Debtor and Non-Debtor Affiliates.

The analysis assumes that after a sale of the U.K. assets, a portion of the U.K. cash and U.K. asset sale proceeds are required to be utilized to pre-fund a security agreement against current ongoing decommissioning costs prior to satisfying U.K. general unsecured claims, after which the remaining proceeds are made available to U.S. creditors. U.K. general unsecured creditors have been estimated and include general and administrative costs associated with the Aberdeen, Scotland office. Other accounts payable, net of accounts receivable associated with the Company’s assets, are assumed to be covered by the buyer(s) as part of the asset sale transaction.

V. DISCUSSION OF ALLOCATION OF PROCEEDS

A.	U.K. SECURED CLAIMS

It is assumed that all secured debt claims at the U.K.-based Non-Debtor Affiliates are required to be paid in full with the proceeds of the EEUK Term Loan Collateral prior to distributing net proceeds to the Debtors’ chapter 7 estates. To the extent that EEUK Term Loan Lenders are not repaid in full from the proceeds of the U.K. asset sales, they are able to recover value from the stock pledge in END Colorado and their unsecured guarantee from certain Debtor entities.

B.	CHAPTER 7 COSTS

1.	Trustee Fees

Trustee fees include costs associated with the appointment of a chapter 7 trustee and are calculated as follows: 25% of the first $5,000 in moneys disbursed or turned over to parties in interest; 10% on the next $45,000; 5% on the next $950,000; and 3% on all moneys disbursed thereafter. These fees are consistent with section 326 of the Bankruptcy Code.

2.	Professional Fees

Professional fees include the cost of attorneys, accountants and other professionals retained by the chapter 7 trustee. Total assumed professional fees incurred during the chapter 7 cases are estimated to be approximately $10 million based on an anticipated monthly run-rate, including the costs of winding down the operations and making all required distributions.

3.	General and Administrative Expenses

For the one month after the consummation of the sale transactions, it is assumed there will be wind-down costs associated with each business unit. These costs are estimated at half of the monthly general and administrative expenses incurred by the business unit during the three months of operations during the chapter 7 proceeding.

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The following table summarizes the assumed chapter 7 costs.

Chapter 7 Costs Detail
($ in millions)	Low	High
Trustee Fees	2.5	$10.3
Professional Fees	10.0	10.0
G&A	1.1	1.1

Total Chapter 7 Costs	$13.6	$21.4

Claims for chapter 7 costs are assumed to receive a pro rata recovery from the sale of unencumbered assets held by EIC and EOC.

C.	CHAPTER 11 ADMINISTRATIVE AND PRIORITY CLAIMS

The Debtors’ chapter 11 Administrative Expense Claims and Priority Claims are estimated at $7.5 million in the Liquidation Analysis. Such chapter 11 Administrative Expense Claims and Priority Claims are entitled to receive a pro rata recovery from unencumbered assets held by EIC and EOC following satisfaction of chapter 7 costs.

D.	THE 2018 NOTES CLAIMS

The March 2018 Notes are assumed to be oversecured until the Chapter 11 Cases are converted to chapter 7 cases and therefore accrue interest through December 31, 2014. The June 2018 Notes are assumed to be impaired and therefore accrue interest through the Petition Date. The 2018 Notes are assumed to receive a recovery pursuant to their lien on the EOC-EEUK Intercompany Note and deficiency claims at EIC and EOC.

E.	UNSECURED CLAIMS

The Convertible Notes and 7.5% Convertible Bonds are unsecured and accrue interest through the Petition Date. Claims held by unsecured creditors at Debtor entities other than END Colorado receive a recovery only after satisfaction of secured Claims, chapter 7 costs and chapter 11 Administrative Expense Claims and Priority Claims are paid in full. General unsecured creditors of END Colorado receive a recovery prior to satisfaction of claims secured by a stock pledge of END Colorado and/or Claims EIC.

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